     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           NATIONWIDE ELECTRIC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    1731                    43-1807205
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                              1201 WALNUT STREET
                                  SUITE 1300
                          KANSAS CITY, MISSOURI 64106
                                (816) 556-2582
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GREGORY J. ORMAN
                             CHAIRMAN OF THE BOARD
                              1201 WALNUT STREET
                                  SUITE 1300
                          KANSAS CITY, MISSOURI 64106
                                (816) 556-2582
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
            JOHN A. GRANDA                       STEPHEN A. RIDDICK
     STINSON, MAG & FIZZELL, P.C.              PIPER & MARBURY L.L.P.
          1201 WALNUT STREET                   36 SOUTH CHARLES STREET
      KANSAS CITY, MISSOURI 64106             BALTIMORE, MARYLAND 21201
            (816) 842-8600                         (410) 539-2530

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF            AGGREGATE OFFERING    AMOUNT OF
        SECURITIES TO BE REGISTERED               PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value per share......    $74,750,000        $25,651.52

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                   JUNE 17, 1998

                                5,000,000 Shares

                           NATIONWIDE ELECTRIC, INC.

                                  Common Stock

                                   ---------

  All of the 5,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being offered by Nationwide Electric, Inc. ("Nationwide"). Nationwide was founded in February 1998 to create a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. Nationwide acquired Parsons Electric Co. ("Parsons") effective February 27, 1998 and conducted no operations prior to that acquisition. Three additional companies (the "Acquired Companies") will be acquired as a condition to, and simultaneously with, the offering made hereby (the "Offering"). It is currently estimated that the initial offering
price will be between $     and $     per share. Prior to the Offering, there
has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Of the net proceeds to Nationwide from the sale of the Common Stock offered hereby, approximately $16.9 million will be paid to the stockholders of the Acquired Companies in connection with their acquisition by Nationwide. See "Use of Proceeds." Application will be made to list the Common Stock on the New York Stock Exchange ("NYSE") under the trading symbol "NEL."

                                   ---------

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                                   ---------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          PRICE           UNDERWRITING          PROCEEDS
                                           TO             DISCOUNTS AND            TO
                                         PUBLIC            COMMISSIONS         COMPANY (1)
------------------------------------------------------------------------------------------
Per Share........................           $                   $                   $
Total (2)........................       $                   $                   $
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Before deducting expenses of the Offering payable by the Company estimated at $1,450,000.
(2) Nationwide has granted the Underwriters a 30-day option to purchase up to an additional 750,000 shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters, as stated herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about
             , 1998.

BT ALEXl BROWN                                                PIPER JAFFRAY INC.

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

  THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  Effective February 27, 1998, Nationwide acquired Parsons through a merger with an affiliated company owning all of Parsons' capital stock in exchange for 3,300,000 shares of Common Stock and 6,000 shares of its preferred stock, par value $.01 per share ("Redeemable Preferred Stock"). Concurrently with the closing of the Offering, Nationwide plans to acquire in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including shares of its Common Stock, the Acquired Companies, namely: the Allison-Smith Company (through its parent, The Allison Company) ("Allison-Smith"), Henderson Electric Co. Inc. ("Henderson"), and Potter Electric Company, Inc. ("Potter"). Unless otherwise indicated, references herein to "Nationwide" mean Nationwide Electric, Inc. and its subsidiaries (including Parsons) and references to the "Company" mean Nationwide and the Acquired Companies collectively.

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) give effect to the other Nationwide share issuances subsequent to March 31, 1998, (iii) assume the Underwriters' over-allotment option is not exercised and (iv) assume an initial public offering price of $13.00 per share.

                                  THE COMPANY

  Nationwide is a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. The Company provides a wide array of electrical contracting services ranging from the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value-added services, as well as long-term and on-call maintenance and repair services. The Company believes that its focused operating strategy, emphasis on providing design-build, specialized and value-added services, prominence within its markets and the experience of its executive management team will provide the Company with significant competitive advantages as it pursues its growth strategy. See "Business--General."

  For the twelve months ended March 31, 1998, Nationwide provided specialty electrical contracting and maintenance services primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Concurrently with the closing of the Offering, Nationwide will expand the business conducted by Parsons, its wholly-owned subsidiary, through the Acquisitions, making it one of the largest providers of electrical contracting and maintenance services in the U.S. The Company maintains six offices in five states and performed work in 19 states, as well as in the United Kingdom and Canada, in the fiscal year ended March 31, 1998. During that fiscal year, the Company generated pro forma combined revenues, operating income and net income of $145.8, $9.0 and $5.4 million, respectively. Of such pro forma combined revenues, approximately 28% were derived from "design-build" new construction projects, 26% were derived from "bid-to-spec" new construction projects, 26% were derived from retrofit and renovation projects, 11% were derived from maintenance and repair services and 9% were derived from specialized and value-added services. The Company's customers include general contractors, property managers, operators and owners of commercial, industrial and institutional properties, real estate developers and governmental entities. See "Business--Services" and "--Customers and Marketing."

  The Company emphasizes the marketing of its design-build expertise and specialized and value-added services because it believes that its capabilities and track record give it a sustainable competitive advantage and that such services provide higher margins than general electrical contracting services. The Company plans to capitalize on the long-standing customer relationships of Parsons and the Acquired Companies in these and other service areas by leveraging its resources and technical capabilities through sharing of expertise, staffing flexibility, improved job selection processes, and Company-wide implementation of best practices.

  The Company estimates that the electrical contracting industry generated annual revenues of approximately $49.1 billion in 1995, representing a compound annual growth rate of 7.8% from 1991 to 1995. The Company believes that it will be well-positioned to capitalize on significant trends currently affecting its industry. The Company expects that these trends, which include increased levels of construction and renovation, more stringent electrical codes, enhanced safety standards, demand for uninterruptible power, increased complexity of systems, networking of local area and wide area computer systems, increases in predictive and preventive maintenance to minimize process downtime, more stringent national energy standards, demand to build out and reconfigure lease spaces in office buildings and increases in use of electrical power, will provide significant opportunities for growth. See "Business--Industry Overview."

  Nationwide was founded in February 1998 to execute an acquisition-based growth strategy. The Company believes that the highly fragmented nature of its industry presents substantial consolidation and growth opportunities. According to industry sources, there are approximately 60,000 electrical contracting businesses in the U.S., consisting of a small number of regional or national providers and a large number of relatively small, owner-operated businesses. The Company believes that its disciplined acquisition strategy, financial strength, experienced management team, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company will enable it to attract and acquire electrical contractors with leading reputations in their regional or local markets. See "Business--Industry Overview."

  Nationwide was incorporated in Delaware on February 17, 1998. Its executive offices are located at 1201 Walnut Street, Suite 1300, Kansas City, Missouri 64106 and its telephone number at that address is (816) 556-2582.

                                  THE OFFERING

 Common Stock offered hereby.... 5,000,000 shares
 Common Stock to be outstanding
  after the Offering............ 9,964,099 shares (1)
 Use of Proceeds................ To pay the cash portion of the purchase price for the Acquired Companies, to repay all of
                                 the debt of Nationwide and the Acquired
                                 Companies, to redeem shares of outstanding
                                 Redeemable Preferred Stock and pay accrued
                                 but unpaid dividends in respect thereof, to
                                 repay expenses incurred in connection with
                                 the organization of Nationwide and the
                                 Offering and for general corporate purposes,
                                 including future acquisitions.
 Proposed NYSE symbol........... NEL

--------
(1) Includes (i) 1,015,768 shares to be issued to the owners of the Acquired Companies, (ii) 5,000,000 shares to be sold in the Offering and (iii) 3,948,331 shares issued to the existing stockholders and certain management personnel of the Company. Excludes options to purchase approximately 220,000 shares of Common Stock that are expected to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price. See "Management--1998 Stock Option Plans," "Certain Transactions--Organization of the Company" and "Description of Capital Stock--Common Stock."

                           ACQUISITION CONSIDERATION

  The aggregate consideration to be paid by Nationwide in the Acquisitions consists of approximately $16.9 million in cash (approximately 29% of the net proceeds of the Offering, 25% if the over-allotment option is exercised in full) and 1,015,768 shares of Common Stock (collectively, the "Acquisition Consideration"). The number of shares to be issued as part of the Acquisition Consideration will depend upon the actual initial public offering price. The Acquisition Consideration was determined by arms-length negotiations between Nationwide and representatives of each of the Acquired Companies and was based primarily on historical operating results and Nationwide's belief that operating results will increase in the future based on the Company's strategy, certain of the Acquired Companies' contracts in place and their respective market outlooks. See "Business--Strategy." For a more detailed description of these transactions, see "Certain Transactions--Organization of the Company."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Nationwide will acquire the three Acquired Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, Nationwide, which includes Parsons (the "Predecessor"), has been identified as the "accounting acquiror." Nationwide acquired Parsons effective February 27, 1998 and conducted no operations prior to that acquisition. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions, including the acquisition of Parsons (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assumes that the Acquisitions, as well as the acquisition of Parsons and related transactions, were closed on April 1, 1997 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that time, or of the Company's future results. During the periods presented below, Nationwide and the Acquired Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of postcombination results to be achieved by the Company. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in the Prospectus. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto and the historical financial statements of Nationwide, Parsons and the Acquired Companies and the notes thereto, all included elsewhere in this Prospectus.

                                                            PRO FORMA COMBINED
                                                            TWELVE MONTHS ENDED
                                                              MARCH 31, 1998
                                                            -------------------
INCOME STATEMENT DATA:
  Revenues.................................................      $145,821
  Cost of services, excluding depreciation shown separately
   below...................................................       120,819
                                                                 --------
  Gross profit.............................................        25,002
                                                                 --------
  Selling, general and administrative expenses (1)(9)......        14,528
  Depreciation.............................................           862
  Goodwill amortization (2)................................           580
                                                                 --------
  Operating income.........................................         9,032
  Interest and other income (expense), net (3).............           312
                                                                 --------
  Income before income taxes...............................         9,344
  Income taxes (4).........................................         3,918
                                                                 --------
  Net income...............................................      $  5,426
                                                                 ========
  Net income per share--basic and diluted..................      $   0.54
                                                                 ========
  Shares used in computing net income per share--basic and
   diluted (5).............................................         9,964

                                                            PRO FORMA
                                                    ----------------------------
                                                          MARCH 31, 1998
                                                    ----------------------------
                                                    COMBINED(6)   AS ADJUSTED(7)
                                                    -----------   --------------
BALANCE SHEET DATA:
  Working capital (deficit)........................   $  (901)(8)    $50,501
  Total assets.....................................    67,592         91,903
  Long-term debt, net of current maturities........     1,410            --
  Redeemable Preferred Stock.......................     6,188            --
  Total stockholders' equity.......................    12,235         71,235

--------
(1) The unaudited pro forma combined income statement data reflect an aggregate of approximately $630,000 in pro forma reductions in salary, bonus and benefits of the owners of the Acquired Companies to which they have agreed prospectively. Also, reflects results of operations of one of the Acquired Companies for which historical financial statements are not included. Additionally, reflects adjustments to expenses associated with certain non-operating assets that will be transferred from the Acquired Companies prior to the Acquisitions and certain other transactions, including the elimination of activities related to assets not purchased from the shareholders of Parsons.
(2) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions as well as Parsons' acquisition over a 40-year period.
(3) Reflects the reduction for interest expense of approximately $600,000 attributable to the repayment of approximately $11.1 million of historical debt of Nationwide and the Acquired Companies with proceeds from the Offering. Additionally, reflects reductions in expenses associated with certain non-operating assets that will be transferred to the Acquired Companies prior to the Acquisitions, as well as activities related to assets not purchased from the shareholders of Parsons.
(4) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a statutory 40% tax rate.
(5) Includes (i) 3,948,331 shares of Common Stock issued or to be issued to certain management personnel and the existing stockholders, (ii) 1,015,768 shares of Common Stock to be issued to the owners of the Acquired Companies, (iii) 2,718,231 of the 5,000,000 shares of Common Stock to be sold in the Offering to pay the cash portion of the Acquisition Consideration, to repay expenses incurred in connection with the organization of Nationwide and the Offering and to retire debt and (iv) 2,281,769 of the 5,000,000 shares sold in the Offering to provide net cash to Nationwide expected to be used for working capital and future acquisitions of businesses. Excludes options to purchase approximately 220,000 shares of Common Stock that are expected to be granted upon consummation of the Offering. See "Management--1998 Stock Option Plans."
(6) Reflects the Acquisitions and related transactions as if they had occurred on March 31, 1998 as described in the Notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data should be read in conjunction with the other financial information and historical financial statements and notes thereto included elsewhere in this Prospectus.
(7) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisition Consideration and to repay certain indebtedness of the Acquired Companies. See "Use of Proceeds" and "Certain Transactions."
(8) Includes approximately $16.9 million payable to owners of the Acquired Companies, representing the actual cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering.
(9) Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management, two outside directors and one director nominee. As a result, the Company will record a non-recurring, non-cash compensation charge of $3.6 million in the first reportable quarter after the consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.

        SUMMARY INDIVIDUAL FINANCIAL DATA OF PARSONS/NATIONWIDE AND THE
                 SIGNIFICANT ACQUIRED COMPANIES (IN THOUSANDS)

  The following table presents certain summary historical income statement data of Parsons/Nationwide and the significant Acquired Companies for each of their three most recent fiscal years. The historical income statement data presented below have not been adjusted for the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements, included elsewhere in this Prospectus. The income statement data presented below have been audited, as reflected in the historical financial statements of Nationwide, Parsons and the significant Acquired Companies included elsewhere in this Prospectus. Also, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."

                                       PREDECESSOR                  NATIONWIDE
                        ----------------------------------------- --------------
                          FISCAL YEARS ENDED
                        -----------------------   JANUARY 1 TO     JANUARY 1 TO
                         1995    1996    1997   FEBRUARY 27, 1998 MARCH 31, 1998
                        ------- ------- ------- ----------------- --------------
PARSONS/NATIONWIDE(1):
  Revenues............  $52,017 $58,563 $58,005      $9,700           $4,305
  Gross profit........    8,355   9,401  10,657       1,870              703
ALLISON-SMITH(2):
  Revenues............   20,278  32,392  28,000
  Gross profit........    2,820   5,068   5,199
HENDERSON(3):
  Revenues............   27,337  36,409  44,000
  Gross profit........    4,149   5,384   6,048

--------
(1) The fiscal years presented for Parsons are for the years ended December 31.
(2) The fiscal years presented for Allison-Smith are for the years ended June 30, 1995, 1996 and 1997. The nine months ended March 31, 1998 had revenues and gross profit of $22,064 and $3,968, respectively.
(3) The fiscal years presented for Henderson are for the years ended March 31, 1996, 1997 and 1998.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

  Limited Operating History; Integration of Acquired Companies. Nationwide was founded in February 1998 in order to effectuate the acquisition of Parsons, the Offering and the Acquisitions and commenced operations effective February 27, 1998. Accordingly, the Company has only a limited operating history upon which to base an evaluation of its business and its prospects. The disclosures regarding the Company contained in this Prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

  The Company has entered into agreements to acquire the Acquired Companies simultaneously with, and as a condition to, the Offering. The Acquired Companies have been operating and will continue to operate as separate independent entities or divisions of subsidiaries of the Company, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis or to realize significant cost savings and increased revenues from the combined operations. In addition, there can be no assurance that the recently assembled management group will be able to successfully manage the combined entity and effectively implement the Company's operating and growth strategies. The pro forma combined financial results of the Acquired Companies cover periods during which the Acquired Companies and Nationwide were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to integrate the Acquired Companies and other companies acquired in the future into one organization in a profitable manner. The inability of the Company to successfully integrate the Acquired Companies and to coordinate and integrate certain operational, administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business--Strategy" and "Management."

  Exposure to Downturns in Construction. A substantial portion of the Company's business involves installation of electrical systems in newly constructed and renovated properties for commercial, industrial or institutional customers. The extent to which the Company is able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the construction industry. The level of new installation services is affected by fluctuations in the level of new construction of properties for commercial, industrial and institutional customers in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other related factors. Downturns in levels of construction starts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality; Fluctuations of Quarterly Results."

  Risks Related to Acquisition Strategy. One of the Company's principal growth strategies is to increase its revenues and the markets it serves through the acquisition of additional electrical contracting and maintenance service companies. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company generally. In addition, there can be no assurance that the Acquired Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. See "Business--Strategy."

  Risks Related to Acquisition Financing. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company intends to use its Common Stock for all or a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility, using debt could result in financial covenants that limit the Company's operations and financial flexibility and using equity may result in dilution of the ownership interests of the then-existing stockholders of the Company. The Company has recently initiated negotiations with a group of commercial banks to provide the Company with a credit facility to be used for acquisitions, working capital and other general corporate purposes. Entering into a credit facility may result in the lender's imposition of financial covenants that limit the Company's operations and financial flexibility. There can be no assurance that the Company will be able to obtain financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company may be unable to pursue its acquisition strategy successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Liquidity and Capital Resources" and "Business--Strategy."

  Risks Related to Operating and Internal Growth Strategies. A key element of the Company's strategy is to increase the profitability and revenues of the Acquired Companies and any subsequently acquired businesses. There can be no assurance that the Company will be able to do so. A key component of the Company's strategy is to operate the Acquired Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Acquired Companies and subsequently acquired businesses, and the Company's overall profitability could be adversely affected. The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of services offered to customers, expand its geographic scope, attract new customers, increase the number of projects performed for existing customers, hire and retain employees, open additional facilities and reduce operating and overhead expenses. There can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow sufficient to fund its operations and to support internal growth. The Company's inability to achieve internal earnings growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

  Management of Growth. The Company expects to grow both internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant additional responsibilities on members of the senior management team, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management personnel will be identified, hired and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's financial condition and results of operations could be materially adversely affected. See "Business-- Strategy."

  Availability of Qualified Employees. The Company's ability to provide high-quality services on a timely basis requires an adequate supply of skilled electricians, project estimators and project managers. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain skilled personnel necessary to meet the Company's requirements. Many companies in the electrical contracting and maintenance services industry, including Parsons and the Acquired Companies, are currently experiencing or may experience shortages of qualified personnel, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Business--Employees" and "--Training, Quality Assurance and Safety."

  Unionized and Open-Shop Workforce. The Company has organized two separate subsidiaries to conduct its operations, one of which will acquire businesses with unionized workforces and operate as a union contractor and the other of which will acquire businesses with open-shop workforces and operate as an open-shop contractor. Approximately 70% of the Company's employees are covered by collective bargaining agreements. There can be no assurance that these employees will not engage in strikes or work slowdowns or stoppages. Such strikes or work slowdowns or stoppages and the resultant adverse impact on the Company's relationship with its customers could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that relations with unions representing Company employees will not be adversely affected by the Company's ownership of an open-shop subsidiary, or by any operations of that subsidiary within the same geographic market in which the unionized subsidiary operates. In addition, the Company's acquisition strategy could be adversely affected because of its union status for a variety of reasons, including without limitation, incompatibility with a target's existing unions and reluctance of open-shop targets to become affiliated with a union-based company. See "Business-- Employees."

  Competition. The electrical contracting and maintenance services industry is highly competitive and is served by numerous small, owner-operated private companies, public companies and several large regional companies. In addition, there are relatively few, if any, barriers to entry into the market in which the Company operates and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to the Company, including public utilities. Competition in the industry depends on a number of factors, including price. Certain of the Company's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than the Company. In addition, some of the Company's competitors are larger and have greater resources than the Company. There can be no assurance that the Company's competitors do not currently possess or will not develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to the Company's services, or that the Company will be able to maintain or enhance its competitive position. There can be no assurance that existing or prospective customers of the Company will continue to outsource services in the future. In addition, the Company may face competition for acquisition targets from entities including, but not limited to, the small number of large companies in the electrical contracting and maintenance services industry. These companies may have greater name recognition and greater financial resources than the Company with which to finance acquisition and development opportunities and the ability to pay higher prices, which could limit the Company's acquisition program. See "Business--Competition."

  Contract Bidding Risks. A significant portion of the Company's revenues are, and will continue to be, generated under fixed price contracts. The Company must estimate the costs of completing a particular project, and the cost of labor and materials may vary from the costs originally estimated by the Company. These variations and other risks inherent in performing fixed price contracts may result in revenue and gross profits different from those originally estimated, which could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from estimated contract costs can have a significant impact on the Company's operating results for any fiscal quarter or year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."

  Certain of the Company's contracts are maintenance contracts pursuant to which work is assigned on a project by project basis or maintenance services are provided for a specific facility. There is generally no obligation on the part of the Company's customers to assign work to the Company under these agreements and there can be no assurance that customers will continue to assign work to the Company. A significant decline in work assigned pursuant to these contracts could have a material adverse effect on the results of operations of the Company.

  Seasonality; Fluctuations of Quarterly Results. The electrical contracting and maintenance services industry can be subject to seasonal variations. Generally, during the winter months, demand for new projects and maintenance services may be lower due to reduced construction activity during inclement weather, while demand for electrical service and maintenance services may be higher due to damage caused by such weather. Additionally, the industry can be highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new projects in various geographic regions of the U.S. Quarterly results may also be materially affected by the timing of acquisitions, variations in the profit margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality; Fluctuations of Quarterly Results."

  Potential Exposure to Environmental Liabilities. The Company's operations are subject to various environmental laws and regulations, including those dealing with handling and disposal of waste products, polychlorinated biphenyls, fuel storage and air quality. As a result of past and future operations at its facilities, the Company may be required to incur remediation costs and other expenses related thereto. There can be no assurance that the Company will be able to identify or be indemnified for any or all potential environmental liabilities relating to any acquired business.

  Control by Existing Management and Stockholders. Following consummation of the Acquisitions and the Offering, the Company's executive officers and directors, Founding stockholders (i.e., KLT Energy Services, Inc. and Reardon Capital, LLC), former stockholders of the Acquired Companies and entities affiliated with them will beneficially own 4,964,099 shares of Common Stock, representing approximately 49.8% of the aggregate outstanding shares of Common Stock (46.3% if the Underwriters' overallotment option is exercised in full). If the Company's executive officers and directors and former stockholders of the Acquired Companies act in concert, they will be able to control the Company's affairs, elect all of the members of the Board of Directors and control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

  Dependence on Key Personnel. The Company's operations are dependent on the continued efforts of its executive officers and on senior management of Parsons and the Acquired Companies. Furthermore, the Company will likely be dependent on the senior management of companies that it may acquire in the future. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. Certain members of the executive management team and other key managers have employment agreements with the Company, each of which contain noncompete agreements. See "Management--Employment Agreements."

  Proceeds of Offering Payable to Affiliates. A portion of the net proceeds of this Offering will be used to pay the cash portion of the Acquisition Consideration to the owners of the Acquired Companies (some of whom will become officers, directors or key employees of the Company). A portion of the remaining net proceeds will be used to repay all of the indebtedness of the Acquired Companies, although the exact amount that will be repaid has not yet been determined. Additionally, the Company has entered into leases of real property and equipment with owners of certain of the Acquired Companies, or their respective affiliates, and one of these owners will become a director of the Company following the Offering. Because of these relationships between the parties, these leases have not been negotiated at arm's length. See "Certain Transactions."

  Shares Eligible for Future Sale. The sale of substantial amounts of the Company's Common Stock in the public market following the Offering (including shares issued on the exercise of outstanding stock options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Company's Common Stock. All of the shares offered hereby will be freely saleable in the public market after completion of the Offering, unless acquired by affiliates of the Company.

  Simultaneously with the closing of the Offering, the stockholders of the Acquired Companies will receive, in the aggregate, 1,015,768 shares of Common Stock as a portion of the Acquisition Consideration for their businesses. Additionally, the existing stockholders of the Company and certain members of management own 3,948,331 shares of Common Stock. None of these shares was or will be issued in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act. When these shares become eligible for sale, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. The stockholders of the Acquired Companies have certain registration rights with respect to their shares to be received that may be exercised after the expiration of the one-year lock-up period described below. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock.

  Upon the closing of this Offering, the Company also expects to grant options to purchase approximately 220,000 shares of Common Stock, pursuant to the Company's 1998 Stock Option Plans (the "1998 Stock Option Plans"). The aggregate number of shares issuable pursuant to the 1998 Stock Option Plans shall be 1,000,000. The Company intends to register all of the shares subject to these options under the Securities Act for public resale. See "Management-- 1998 Stock Option Plans."

  The Company has agreed that it will not offer, sell or issue any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for the grant of employee stock options (up to a maximum of 1,000,000 shares) under the 1998 Stock Option Plans and for shares issued (i) in connection with acquisitions of businesses and (ii) pursuant to the Nationwide Executive Stock Purchase Plan (up to a maximum of 250,000 shares). Further, the Company's directors, executive officers and certain stockholders who beneficially own 4,964,099 shares of Common Stock in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

  The Company currently intends to file a Registration Statement on Form S-1 covering up to an additional 5,000,000 shares of Common Stock under the Securities Act for its use in connection with future acquisitions. Unless the Company contractually restricts their resale, these shares generally will be freely tradeable after their issuance so long as the shares are issued to persons not affiliated with the Company. See "Shares Eligible for Future Sale."

  No Prior Market; Possible Volatility of Stock Price; Determination of Offering Price. Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's stock. Application will be made to list the Common Stock on the NYSE, although there can be no assurance that an active trading market for the Common Stock will develop or, if developed, will continue after the Offering. The market price of the Common Stock could be subject to significant fluctuations in response to numerous factors, including the timing of acquisitions by the Company, variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the Company's industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.

  Certain Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. The Company's Board of Directors is divided into three classes with each class consisting, as nearly as possible, of one-third of the total number of directors and serving a staggered three-year term. The Amended and Restated Certificate of Incorporation permits the Board of Directors to determine the rights, preferences and restrictions of unissued series of the Company's authorized Preferred Stock and to fix the number and the designation of shares thereunder and to adopt amendments to the Amended and Restated Bylaws. The Amended and Restated Bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings. Also, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws restrict the right of stockholders to call a special meeting of stockholders and to act by written consent. The Company also is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business transactions with an "interested stockholder" for a period of three years following the time such stockholder became an interested stockholder. See "Description of Capital Stock." In addition, the Amended and Restated Certificate of Incorporation also requires super-majority voting requirements for certain business combinations. The Board is also permitted by the Amended and Restated Certificate of Incorporation to take into account the long-term interests of stockholders and the interests of non-stockholder constituencies with respect to business combinations.

  Immediate and Substantial Dilution. Purchasers of shares of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares in the amount of $7.63 per share from the initial public offering price. See "Dilution." In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions of businesses or other public or private financings, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

  Absence of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the immediate future. See "Dividend Policy."

  Year 2000 Compliance. The Company intends to implement a common management information system among Parsons, the Acquired Companies and subsequently acquired businesses. The Company anticipates that the system it adopts on a Company-wide basis will be designed to address Year 2000 issues associated with computer systems that use only two digits to identify a year in the date field. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to address adequately their Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

  Forward-Looking Statements. There are a number of statements in this Prospectus that address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such matters as the Company's strategy for internal growth and improved profitability, additional capital expenditures (including the amount and nature thereof), acquisitions of assets and businesses, industry trends and other such matters. These statements are based on certain assumptions and analyses made by the Company in light of its perception of historical trends, current business and economic conditions and expected future developments as well as other factors it believes are reasonable or appropriate. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations and other factors, most of which are beyond the control of the Company. Consequently, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                  THE COMPANY

  Nationwide is a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. Effective February 27, 1998, Nationwide acquired Parsons, which for the twelve months ended March 31, 1998 provided specialty electrical contracting and maintenance services primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Concurrently with and as a condition to the closing of the Offering, Nationwide will acquire the three Acquired Companies making it one of the largest providers of electrical contracting and maintenance services in the U.S. During the fiscal year ended March 31, 1998, Parsons and the Acquired Companies, which have been in business an average of 43 years, had pro forma combined revenues of $146 million. A brief description of Parsons and each of the Acquired Companies is set forth below.

  PARSONS. Parsons was founded in 1927 and is headquartered in Minneapolis, Minnesota. During the twelve months ended March 31, 1998, Parsons provided services to customers primarily in Minnesota, as well as in Wisconsin, North Dakota, South Dakota, Iowa, Texas, Oregon, Arkansas, Alabama, Virginia and Illinois. Parsons earned revenues of approximately $58 million for the fiscal year ended December 31, 1997 with approximately 85% derived from repeat customers. Parsons is a union contractor with over 300 employees providing electrical contracting and maintenance services, including design and installation, new construction and retrofit/renovation for commercial, industrial and institutional customers. Don Dolan, former President of Parsons, has entered into a one-year consulting agreement with the Company. Joel Moryn, current President of Parsons, has entered into a three-year employment agreement with the Company.

  ALLISON-SMITH. Allison-Smith was founded in 1943 and is headquartered in Atlanta, Georgia. During the twelve months ended March 31, 1998 Allison-Smith has provided services to customers in Kansas, Georgia, Florida and Texas, as well as the United Kingdom and Canada. Allison-Smith had revenues of approximately $32 million for the twelve months ended March 31, 1998 with approximately 80% derived from repeat customers. Allison-Smith is a union contractor with over 200 employees providing electrical contracting and maintenance services as well as installation of wiring or cabling for computer, telecommunication and security systems. Allison-Smith also has significant design-build capability, particularly, an established capability to complete these projects on a "fast track" basis. Robert Allison, President of Allison-Smith, will become a Director of the Company upon consummation of the Offering and has entered into a three-year employment agreement with the Company. David Cartwright and Lanny Thomas, each Vice Presidents of Allison-Smith, have agreed to enter into a three-year employment agreement with the Company.

  HENDERSON. Henderson was founded in 1948, is headquartered in Louisville, Kentucky and maintains an additional office in Lexington, Kentucky. During the twelve months ended March 31, 1998, Henderson has provided services to customers in Kentucky and Indiana. Henderson had consolidated revenues of approximately $44 million for the fiscal year ended March 31, 1998 with approximately 75% derived from repeat customers. Henderson is a union contractor with over 300 employees providing electrical contracting and maintenance services as well as installation of wiring or cabling for computer, telecommunication and security systems. Henderson also has significant design-build capacity. Rodney and Bruce Henderson, respectively Chief Executive Officer and President of Henderson, have each agreed to enter into a three-year employment agreement with the Company. Mickey Masterson, Executive Vice President, has agreed to enter into a three-year employment agreement with the Company.

  In 1986, Henderson established Eagle Electrical Systems, Inc. ("Eagle") as a wholly-owned subsidiary which is headquartered in Cincinnati, Ohio. During the twelve months ended March 31, 1998, Eagle provided services to customers in Indiana, Kansas, Kentucky, Ohio and Wisconsin. Eagle is an open-shop contractor with over 100 employees providing electrical contracting and maintenance services, as well as installation of wiring or cabling for computer, telecommunication and security systems. Stephen Howell, President, has agreed to enter into a three-year employment agreement with the Company.

  POTTER. Potter was founded in 1969 and is headquartered in Las Vegas, Nevada. During the twelve months ended March 31, 1998, Potter provided services to customers in California and Nevada. Potter had revenues of approximately $11.4 million for the fiscal year ended March 31, 1998 with 85% derived from repeat customers. Potter is an open-shop contractor with approximately 120 employees providing electrical contracting and maintenance services including installation of wiring and cabling for computer, telecommunication and security systems primarily for large commercial projects such as casinos. Ralph Pangonis, President, has agreed to enter into a three-year employment agreement with the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and
estimated Offering and Acquisition expenses) will be approximately $   million
($   million if the Underwriters' overallotment option is exercised in full).

  Of the net proceeds, approximately $16.9 million will be used to pay the cash portion of the Acquisition Consideration, all of which will be paid to stockholders of the Acquired Companies, including any person who will become director of the Company upon consummation of the Offering. In addition, the Company will use (i) $6 million to redeem the outstanding shares of Redeemable Preferred Stock owned by KLT Energy Services, Inc., (ii) approximately $187,500 in payment of accrued but unpaid dividends on the outstanding shares of Redeemable Preferred Stock, and (iii) approximately $12 million to repay outstanding indebtedness of Nationwide and the Acquired Companies, although the exact amount and specific debt to be repaid has not been determined at
this time. The remaining net proceeds (approximately $   million) will be used
for working capital and for general corporate purposes, which are expected to include future acquisitions. Pending such uses, the Company intends to invest the remaining net proceeds in short-term, investment grade, interest bearing securities. While the Company is continuously considering possible acquisition prospects as part of its growth strategy, the Company presently has no binding agreements to effect any mergers or acquisitions other than the Acquisitions.

                                DIVIDEND POLICY

  The Company currently intends to retain its future earnings, if any, to finance the growth, development and expansion of its business and, accordingly, does not currently intend to declare or pay any cash dividends on the Common Stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be made at the discretion of the Company's Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the Company intends to enter into a credit facility immediately after the Offering that will include restrictions on the payment of cash dividends by the Company without the consent of the lender.

                                CAPITALIZATION

  The following table sets forth the current maturities of long-term obligations and the capitalization as of March 31, 1998 of the Company (i) on a pro forma basis after giving effect to the acquisition of Parsons and the Acquisitions and related transactions and (ii) on a pro forma combined basis, as adjusted to give effect to the acquisition of Parsons and the Acquisitions and related transactions and the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                               PRO FORMA
                                                        ------------------------
                                                            MARCH 31, 1998
                                                        ------------------------
                                                                         AS
                                                        COMBINED(1)  ADJUSTED(3)
                                                        -----------  -----------
                                                            (IN THOUSANDS)
Current maturities of long-term obligations...........    $17,271(2)   $   --
                                                          =======      =======
Long-term debt, less current maturities...............    $ 1,410      $   --
                                                          -------      -------
Redeemable Preferred Stock: $.01 par value, 10,000,000
 shares authorized; 6,000 shares issued and
 outstanding, pro forma combined; and none issued and
 outstanding, pro forma as adjusted (3)(4)............      6,188          --
                                                          -------      -------
Stockholders' equity:
  Common Stock: $.01 par value, 30,000,000 shares
   authorized; 4,964,099 shares issued and
   outstanding, pro forma combined; and 9,964,099
   shares issued and outstanding, pro forma as
   adjusted (4).......................................         39          100
  Class A Nonvoting Common Stock: $.01 par value,
   1,200,000 shares authorized; 1,089,999 issued and
   outstanding, pro forma combined; and none issued
   and outstanding, pro forma as adjusted (4)(5)......         11          --
  Additional paid-in capital..........................     12,649       71,599
  Shareholder notes...................................        (50)         (50)
  Retained earnings (deficit).........................       (414)        (414)
                                                          -------      -------
    Total stockholders' equity........................     12,235       71,235
                                                          -------      -------
    Total capitalization..............................    $19,833      $71,235
                                                          =======      =======

--------
(1) Combines the respective accounts of Nationwide and the Acquired Companies as reflected in the Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998 prior to the Offering.
(2) Includes approximately $16.9 million payable to the owners of the Acquired Companies, which represents the cash portion of the Acquisition Consideration to be paid from the net proceeds of the Offering.
(3) Upon the consummation of the Offering, the Company will redeem all of the issued and outstanding Redeemable Preferred Stock from the net proceeds of the Offering.
(4) Adjusted to reflect (i) the sale of 5,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom and (ii) an amendment to the Company's Certificate of Incorporation, effective as of June 4, 1998, which increased the Company's authorized capital stock to 41,200,000 shares, 10,000,000 of which are Preferred Stock, 30,000,000 of which are Common Stock and 1,200,000 of which are Class A Nonvoting Common Stock. See "Use of Proceeds" and "Description of Capital Stock." Excludes options to purchase approximately 220,000 shares of Common Stock that are expected to be granted upon consummation of the Offering. See Management--1998 Stock Option Plans.
(5) Upon the consummation of the Offering, all of the issued and oustanding shares of Class A Nonvoting Common Stock shall automatically convert into 1,089,999 shares of Common Stock.

                                   DILUTION

  The deficit in pro forma combined net tangible book value of the Company at March 31, 1998 was approximately $(5.0) million, or $(1.00) per share of Common Stock. The deficit in pro forma combined net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (pro forma combined net tangible assets less pro forma combined total liabilities) by the number of shares of Common Stock and Class A Nonvoting Common Stock to be outstanding after giving effect to the Acquisitions. The number of shares includes the 4,964,099 shares outstanding after the Acquisitions but prior to the Offering. After giving effect to the sale by the Company of 5,000,000 shares of Common Stock offered hereby, and the conversion of 1,089,999 shares of Class A Nonvoting Common Stock to Common Stock, and after deduction of the underwriting discounts and commissions and estimated Offering expenses, the pro forma net tangible book value of the Company at March 31, 1998 would have been $53.5 million or $5.37 per share. This represents an immediate increase in pro forma net tangible book value of $6.47 per share to existing stockholders and an immediate dilution to new investors purchasing Common Stock in the Offering of $7.63 per share. The following table illustrates the per share dilution to new investors purchasing Common Stock in the Offering:

      Assumed initial public offering price per share..................  $13.00
        Pro forma combined deficit in net tangible book value
         per share prior to the Offering........................ $(1.10)
        Increase in pro forma net tangible book value per share
         attributable to new investors..........................   6.47
                                                                 ------
        Pro forma combined net tangible book value per share after the
         Offering......................................................    5.37
                                                                         ------
      Dilution in net tangible book value per share to new investors...  $ 7.63
                                                                         ======

  The following table sets forth, as of March 31, 1998, on a pro forma combined basis to give effect to the Acquisitions, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders and stockholders of the Acquired Companies and (ii) the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated Offering expenses):

                                   SHARES PURCHASED                    AVERAGE
                                   -----------------      TOTAL         PRICE
                                   NUMBER(2) PERCENT CONSIDERATION(3) PER SHARE
                                   --------- ------- ---------------- ---------
Existing stockholders and
 stockholders of Acquired
 Companies(1)..................... 4,964,099  49.8%    $(5,462,000)    $(1.10)
New investors..................... 5,000,000  50.2%     65,000,000      13.00
                                   --------- ------    -----------
    Total......................... 9,964,099 100.0%    $59,538,000
                                   ========= ======    ===========

--------
(1) See "Certain Transactions" for a discussion of the issuance of Common Stock to the existing stockholders and certain management of Nationwide.
(2) Excludes options to purchase approximately 220,000 shares of Common Stock that are expected to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price. See "Management--1998 Stock Option Plans."
(3) Total consideration paid by stockholders of the Acquired Companies and existing stockholders represents the combined stockholders' equity of the Acquired Companies before the Offering and the consideration paid by the Founding stockholders and management of the Company, adjusted to reflect the payment of approximately $16.9 million in cash to the stockholders of the Acquired Companies as part of the Acquisition Consideration.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Nationwide will acquire the Acquired Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, Nationwide, which includes Parsons, has been identified as the "accounting acquiror." The following selected historical financial data for Parsons (Predecessor) as of December 31, 1993 through 1997 and for each of the five years in the period ended December 31, 1997 and the period January 1 to February 27, 1998 have been derived from the audited financial statements of Parsons. The following selected historical financial data of Nationwide (which includes Parsons from date of acquisition effective February 27, 1998) as of March 31, 1998 and for the period January 1 to March 31, 1998 have been derived from the audited combined financial statements of Nationwide. The results of operations for the period January 1 to March 31, 1998 should not be regarded as indicative of the results that may be expected for the full year.

  The selected unaudited pro forma combined financial data below present certain data for the Company, adjusted for (i) the Acquisitions, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Acquisitions, the Offering and related transactions were closed on April 1, 1997, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented below, Nationwide, including Parsons, and the Acquired Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                              PREDECESSOR                           NATIONWIDE
                          -------------------------------------------------------- ------------
                                  YEAR ENDED DECEMBER 31,             JANUARY 1 TO JANUARY 1 TO
                          ------------------------------------------  FEBRUARY 27,  MARCH 31,
                           1993    1994     1995     1996     1997        1998         1998
                          ------- -------  -------  -------  -------  ------------ ------------
HISTORICAL INCOME
 STATEMENT DATA:
Revenues................  $37,738 $42,128  $52,017  $58,563  $58,004     $9,700       $4,305
Cost of services,
 excluding depreciation
 shown separately below.   32,132  36,401   43,662   49,162   47,347      7,830        3,602
                          ------- -------  -------  -------  -------     ------       ------
Gross profit............    5,606   5,727    8,355    9,401   10,657      1,870          703
Selling, general and
 administrative
 expenses...............    4,741   4,874    5,776    6,234    6,985      1,310          898
Depreciation............      272     400      395      435      447         63           33
Goodwill amortizations..      --      --       --       --       --         --             8
                          ------- -------  -------  -------  -------     ------       ------
Operating income (loss).      593     453    2,184    2,732    3,225        497         (236)
Interest and other
 income (expense), net..      168    (135)    (205)    (121)    (191)       (17)         (81)
Income tax benefit......      --      --       --       --       --         --           121
                          ------- -------  -------  -------  -------     ------       ------
Net income (loss).......      761     318    1,979    2,611    3,034        480         (196)
Pro forma provision for
 income taxes...........      319     134      831    1,097    1,274        192           --
                          ------- -------  -------  -------  -------     ------       ------
Pro forma net income
 (loss).................  $   442 $   184  $ 1,148  $ 1,514  $ 1,760     $  288       $ (196)
                          ======= =======  =======  =======  =======     ======       ======

                                                            TWELVE MONTHS ENDED
                                                                 MARCH 31,
                                                                   1998
                                                            -------------------
PRO FORMA COMBINED:
Revenues...................................................      $145,821
Cost of services, excluding depreciation shown separately
 below.....................................................       120,819
                                                                 --------
Gross profit...............................................        25,002
                                                                 --------
Selling, general and administrative expenses(1)............        14,528
Depreciation...............................................           862
Goodwill amortization(2)...................................           580
                                                                 --------
Operating income...........................................         9,032
Interest and other income (expense), net(3)................           312
                                                                 --------
Income before income taxes.................................         9,344
Income taxes(4)............................................         3,918
                                                                 --------
Net income.................................................      $  5,426
                                                                 ========
Net income per share--basic and diluted....................      $   0.54
                                                                 ========
Shares used in computing pro forma income per share(5)--
 basic and diluted.........................................         9,964

                                             HISTORICAL
                         --------------------------------------------------
                                       PREDECESSOR               NATIONWIDE         PRO FORMA
                         --------------------------------------- ---------- ----------------------------
                                 YEAR ENDED DECEMBER 31,                          MARCH 31, 1998
                         --------------------------------------- MARCH 31,  ----------------------------
                          1993    1994    1995    1996    1997      1998    COMBINED(6)   AS ADJUSTED(7)
                         ------- ------- ------- ------- ------- ---------- -----------   --------------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $ 2,637 $ 3,240 $ 4,618 $ 5,485 $ 5,399  $   610     $  (901)(8)    $50,501
Total assets............  13,104  12,373  18,017  16,096  20,959   23,368      67,592         91,903
Long-term debt, net of
 current maturities.....     --      412     362     312     262      --        1,410            --
Redeemable Preferred
 Stock..................     --      --      --      --      --     6,000       6,188            --
Total stockholders'
 equity.................   4,663   4,676   6,108   6,959   6,500      837      12,235         71,235

--------
(1) The unaudited pro forma combined statement data reflect an aggregate of approximately $630,000 in pro forma reductions in salary, bonus and benefits of the owners of the Acquired Companies to which they have agreed prospectively. Also, reflects results of operations of one of the Acquired Companies for which historical financial statements are not included. Additionally, reflects adjustments to expenses associated with certain non-operating assets that will be transferred from the Acquired Companies prior to the Acquisitions and certain other transactions, including the elimination of activities related to assets not purchased from the shareholders of Parsons.
  Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management, two outside directors and one director nominee. As a result, the Company will record a non-recurring, non-cash compensation charge of $3.6 million in the first reportable quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.
(2) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions, as well as Parsons' acquisition, over a 40-year period.
(3) Reflects the reduction for interest expense of approximately $600,000 attributable to the repayment of approximately $11.1 million of historical debt of the Acquired Companies with proceeds from the Offering. Additionally, reflects reductions in expenses associated with certain non-operating assets that will be transferred to the Acquired Companies prior to the Acquisitions, as well as activities related to assets not purchased from the shareholders of Parsons.

(4) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a statutory 40% tax rate.
(5) Includes (i) 3,948,331 shares of Common Stock issued or to be issued to certain management personnel and the existing stockholders, (ii) 1,015,768 shares of Common Stock to be issued to the owners of the Acquired Companies, (iii) 2,718,231 of the 5,000,000 shares of Common Stock to be sold in the Offering to pay the cash portion of the Acquisition Consideration, to repay expenses incurred in connection with the organization of Nationwide and the Offering and to retire debt and (iv) 2,281,769 of 5,000,000 shares sold in the Offering to provide net cash to Nationwide expected to be used for working capital and future acquisitions of businesses. Excludes options to purchase approximately 220,000 shares of Common Stock that are expected to be granted upon consummation of the Offering. See "Management--1998 Stock Option Plans."
(6) Reflects the Acquisitions and related transactions as if they had occurred on March 31, 1998 as described in the Notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data should be read in conjunction with the other financial information and historical financial statements and notes thereto included elsewhere in this Prospectus.
(7) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisition Consideration and to repay certain indebtedness of the Acquired Companies. See "Use of Proceeds" and "Certain Transactions."
(8) Includes approximately $16.9 million payable to owners of the Acquired Companies, representing the actual cash portion of the Acquisition Consideration to be paid from a portion of the net proceeds of the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the Company's and Parsons' Unaudited Pro Forma Combined Financial Statements, the Acquired Companies' and Nationwide's Financial Statements and the related notes thereto included elsewhere in this Prospectus.

INTRODUCTION

  The Company's revenues are derived primarily from electrical contracting and maintenance services provided to commercial, industrial and institutional markets. The Company's services include installation and design for new construction, renovation and retrofit projects as well as long-term and per call maintenance and repair services. In addition, the Company offers design-build expertise and specialized services that typically provide higher margins than general electrical contracting and maintenance services as well as enhance the value received by its customer. Specialized services include installation of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; building management systems that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; computer rooms; back-up electrical systems and uninterruptible power supplies; and high voltage distribution. Following the Offering, the Company also plans to offer value added services such as energy efficiency, quality power and preventive maintenance.

  The Company's customers include general contractors and builders, architects, managers, operators and owners of commercial, industrial and institutional properties (including manufacturers and service providers), retail store chains, real estate developers and governmental entities. The Company had pro forma combined revenues for the twelve months ended March 31, 1998 of $145.8 million. Of such pro forma revenues, approximately 28% were derived from "design-build" new construction projects, 26% were derived from "bid-to-spec" new construction projects, 26% were derived from retrofit and renovation projects, 11% were derived from maintenance and repair services and 9% were derived from specialized and value-added services.

  The Company believes that it can reduce total operating expenses of the Acquired Companies by eliminating duplicative administrative functions in smaller acquisitions that are integrated into the Company's operations as well as by consolidating certain administrative functions performed separately by each company prior to its acquisition. Additionally, the Company believes that its scale should lead to reduced costs in many other areas, without compromising quality, particularly in the areas of (i) procurement best practices and volume discounts from negotiating national agreements that reflect combined purchasing power, (ii) fleet management, (iii) equipment maintenance, (iv) financing, (v) insurance and bonding and (vi) employee benefits. It is possible that costs related to the Company's new corporate management, its status as a public company and integrating the Acquisitions could offset a portion of these savings. The Company believes that neither these savings nor the costs associated therewith can be quantified because the Acquisitions have not yet occurred, and there have been no combined operating results upon which to base any assumptions. As a result, these savings and associated costs have not been included in the pro forma financial information included herein.

  Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management, two outside directors and one director nominee. As a result, the Company will record a non-recurring, non-cash compensation charge of $3.6 million in the first reportable quarter following consummation of the Offering, representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.

  The Acquisitions will be accounted for using the purchase method of accounting. Nationwide has been designated the "accounting acquiror" in the Acquisitions. Accordingly, the excess of the fair value of the consideration paid for the Acquisitions of $13.0 million over the fair value of the net assets acquired by Nationwide from the Acquired Companies will be recorded as "goodwill." In addition, goodwill totaling $4.3 million was recorded in connection with the cash purchase of Parsons. Together, this goodwill, totaling $17.3 million, will be amortized over its useful life of 40 years as a non-cash charge to operating income. The pro forma effect of this amortization expense is expected to be approximately $432,000 per year. For purposes of the transactions discussed above, the Company utilized an $11.05 per share value for the Common Stock. This valuation reflects a 15% discount from the assumed initial public offering price. See "Certain Transactions-- Organization of the Company." In addition, $425,000 of payments made pursuant to non-compete agreements with key managers at Parsons will be amortized over lives ranging from 21-36 months as a non-cash charge to operating income, or $170,000 per year.

  A brief description of the accounting terms used to present the results of operations of Parsons and the significant Acquired Companies is as follows:

  Revenues. The Company enters into contracts either on a negotiated basis or based on competitive bids, (the final terms and prices of which are frequently negotiated with the customer). Although the terms of the contracts undertaken by the Company vary considerably, the contracts are usually based on either a lump sum or fixed fee. Most installation projects are completed within one year, while maintenance and repair work is frequently provided under open-ended service agreements which are renewable annually and are based on an hourly labor rate and an agreed mark-up on materials. Revenues from lump sum contracts are generally recorded on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. The Company recognizes revenue when services are performed except when work is being performed under a fixed price or cost-plus-fee contract. Such contracts generally provide that once the customer accepts completion of progress to date, it is obligated to compensate the Company for services which have been rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Certain of the Company's customers require the Company to post performance and payment bonds upon execution of the contract, depending upon the nature of the work to be performed. The Company's fixed price contracts often include payment provisions pursuant to which the customer withholds a 5% to 10% retainage from each progress payment and forwards the retainage to the Company upon final completion and approval of the work.

  Cost of services. Cost of services consists primarily of salaries and benefits to non-management employees, materials, parts and supplies, fuel and other vehicle expenses, equipment rentals, and subcontracted services. The Company's gross margin, which is gross profit expressed as a percentage of revenues, is typically higher on projects where labor, rather than materials, constitutes a greater portion of the cost of services. Labor costs can be calculated with relatively less accuracy than materials costs. Therefore, to compensate for the potential variability of labor costs, the Company seeks to maintain higher margins on its labor-intensive projects.

  Selling, general and administrative services. Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, depreciation, communications and professional fees.

  The Acquired Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (Parsons was an S corporation and the other Acquired Companies are C corporations) which have influenced the historical level of owners' compensation. Gross profits and selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Acquired Companies. In connection with the Acquisitions, certain owners of Parsons and the Acquired Companies have agreed to reductions in their compensation and related benefits totaling $630,000 as compared to prior levels. Such reductions have been reflected as a pro forma adjustment in the Pro Forma Combined Financial Statements and in the terms of the employment agreements which such persons have agreed to enter with the Company.

REGULATORY MATTERS

  The Company's operations are subject to the authority of various state and municipal regulatory bodies concerned with the licensing of contractors. The Company has experienced no material difficulty in complying with the requirements imposed on it by such regulatory bodies. See "Business-- Regulation."

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

  The Company's results of operations can be subject to seasonal variations. Historically, during the winter months, demand related to new projects and maintenance services may be lower due to reduced construction activity during inclement weather while demand for electrical contracting and maintenance services may be higher due to damage caused by such weather. Additionally, the industry can be highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new projects in various geographic regions in the U.S. The Company believes, however, that such seasonality will be substantially mitigated by its emphasis on acquiring businesses in growing markets as well as the geographic diversity and significant contracts of the Acquired Companies in place. Quarterly results may also be materially affected by the timing of acquisitions, variations in the profit margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

  Upon consummation of the Acquisitions and after applying the net proceeds of the Offering as discussed under "Use of Proceeds," the Company will have $32.3 million of pro forma cash and cash equivalents, $50.5 million of pro forma working capital and no outstanding indebtedness. It is anticipated that the Acquired Companies' indebtedness of $2.5 million, along with $8.6 million of Nationwide indebtedness, will be repaid from the proceeds of the Offering. See discussion of individual Acquired Companies' liquidity and capital resources included elsewhere herein.

  The Company has entered into a preliminary agreement with Harris Trust and Savings Bank and Norwest Bank of Minnesota, N.A., acting as co-agents, under which it expects to enter into a credit facility, subject to negotiation of a mutually acceptable credit agreement, effective immediately following and conditioned upon consummation of the Offering. The terms and conditions of the facility would provide for an unsecured three year $30 million revolving credit facility to provide funds to be used for working capital, to finance acquisitions and for other general corporate purposes. Amounts borrowed under the proposed credit facility will bear interest at a rate equal to the Prime Rate or, alternatively, LIBOR plus 1.00% to 1.75%. Commitment fees of 0.25% to 0.35% (based on certain financial ratios) are due on the credit facility. The Company's existing and future subsidiaries will guarantee the repayment of all amounts due under the facility and the facility restricts pledges on all material assets. The Company expects that the credit facility will require usual and customary covenants for a credit facility of this nature including the consent of the lenders for acquisitions utilizing the line of credit and exceeding a certain size.

  As part of its growth strategy, the Company intends to pursue an acquisition program. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily with a portion of the net proceeds of the Offering, working capital, issuances of additional equity, borrowings, including any unborrowed portion of the proposed credit facility, as well as cash flow from operations. The Company anticipates that its cash flow from operations and proceeds from the Offering will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through at least fiscal 1999. On a combined basis, the Acquired Companies made capital expenditures of approximately $500,000 in fiscal 1998.

  Parsons utilizes a purchased, integrated management information system that management believes is Year 2000 compliant. The present intention is to install this system at the Acquired Companies. The cost associated with the installations has not been determined.

IMPACT OF INFLATION

  Due to relatively low levels of inflation experienced during the years ended December 31, 1995, 1996 and 1997, inflation did not have a significant effect on the combined results of the Acquired Companies in those periods.

RESULTS OF OPERATIONS--PARSONS

  Parsons was founded in 1927 and is headquartered in Minneapolis, Minnesota. During the past twelve months, Parsons provided services to customers primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Parsons is a union contractor with over 300 employees providing electrical contracting and maintenance services, including design and installation, new construction and retrofit/renovation for commercial, industrial and institutional customers.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                            YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                       1995           1996           1997
                                   -------------  -------------  -------------
Revenues.......................... $52,017 100.0% $58,563 100.0% $58,005 100.0%
Cost of services..................  43,662  83.9%  49,162  83.9%  47,348  81.6%
                                   ------- -----  ------- -----  ------- -----
  Gross profit....................   8,355  16.1%   9,401  16.1%  10,657  18.4%
Selling, general and
 administrative expense...........   6,171  11.9%   6,669  11.4%   7,432  12.8%
                                   ------- -----  ------- -----  ------- -----
Operating income.................. $ 2,184   4.2% $ 2,732   4.7% $ 3,225   5.6%
                                   ======= =====  ======= =====  ======= =====

Parsons results for the year ended December 31, 1997 compared to the year ended December 31, 1996

  Revenues. Revenues decreased $558,000, or 1.0%, from $58.6 million for the year ended December 31, 1996 to $58.0 million for the year ended December 31, 1997, primarily as a result of a decrease in demand for services associated with a large "bid-to-spec" contract on the new Federal Reserve building in Minneapolis in 1996, which decrease was partially offset by increased demand for design-build construction services.

  Gross profit. Gross profit increased $1.3 million, or 13.4%, from $9.4 million for the year ended December 31, 1996 to $10.7 million for the year ended December 31, 1997. As a percentage of revenues, gross profit increased from 16.1% to 18.4%. The increase in gross profit and gross margin is primarily a result of Parsons replacing lower margin bid work with higher margin design-build services.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $763,000, or 11.4%, from $6.7 million for the year ended December 31, 1996 to $7.4 million for the year ended December 31, 1997, primarily due to increases in administrative salaries and benefits. As a percentage of revenues, selling, general and administrative expenses increased from 11.4% to 12.8%.

Parsons results for the year ended December 31, 1996 compared to the year ended December 31, 1995.

  Revenues. Revenues increased $6.6 million, or 12.6%, from $52.0 million for the year ended December 31, 1995 to $58.6 million for the year ended December 31, 1996, primarily as a result of securing and executing a significant portion of one large "bid-to-spec" contract for the Federal Reserve building in Minneapolis.

  Gross profit. Gross profit increased $1.0 million, or 12.5%, from $8.4 million for the year ended December 31, 1995 to $9.4 million for the year ended December 31, 1996, primarily as a result of the increased demand for services during the year. As a percentage of revenues, gross profit was unchanged at 16.1%.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $498,000, or 8.1%, from $6.2 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996, primarily due to increases in administrative salaries and benefits and costs associated with the implementation of new information systems. As a percentage of revenues, selling, general and administrative expenses decreased from 11.9% to 11.4%.

  Parsons Liquidity and Capital Resources. Parsons used $541,000 of net cash from operating activities for the year ended December 31, 1997. Net cash used in investing activities was $428,000, primarily for the purchase of property plant and equipment and receivables from related parties. Net cash provided by financing activities of $560,000 resulted from net borrowings under Parsons' line of credit for purchases of property and equipment and distributions to shareholders.

  At December 31, 1997, Parsons had working capital of $5.4 million and total long-term debt of $262,000 outstanding.

  Parsons generated $4.2 million in net cash from operating activities for the year ended December 31, 1996. Net cash used in investing activities was $364,000, principally for the purchase of property and equipment. Net cash used in financing activities of $3.4 million resulted from repayments of the line of credit and distributions to shareholders.

  At December 31, 1996, Parsons had working capital of $5.5 million and total long-term debt of $312,000 outstanding.

RESULTS OF OPERATIONS--ALLISON-SMITH

  Allison-Smith was founded in 1943 and is headquartered in Atlanta, Georgia. Allison-Smith has provided services to customers in Kansas, Georgia, Florida and Texas, as well as the United Kingdom and Canada during the past twelve months. Allison-Smith earned revenues of approximately $32 million for the fiscal year ended March 31, 1998 with approximately 80% derived from repeat customers. Allison-Smith also has significant design-build capability, particularly, an established capability to complete these projects on a "fast track" basis.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                             YEAR ENDED JUNE 30,       NINE MONTHS ENDED MARCH 31,
                         ----------------------------  ----------------------------
                             1996           1997           1997           1998
                         -------------  -------------  -------------  -------------
Revenues................ $32,392 100.0% $28,000 100.0% $17,992 100.0% $22,064 100.0%
Cost of services........  27,324  84.4%  22,801  81.4%  15,126  84.1%  18,096  82.0%
                         ------- -----  ------- -----  ------- -----  ------- -----
    Gross profit........   5,068  15.6%   5,199  18.6%   2,866  15.9%   3,968  18.0%
Selling, general and
 administrative
 expenses...............   2,502   7.7%   2,660   9.5%   1,981  11.0%   1,626   7.4%
                         ------- -----  ------- -----  ------- -----  ------- -----
Operating income........ $ 2,566   7.9% $ 2,539   9.1% $   885   4.9% $ 2,342  10.6%
                         ======= =====  ======= =====  ======= =====  ======= =====

Allison-Smith results for the nine months ended March 31, 1998 compared to the nine months ended March 31, 1997 (derived from unaudited financial statements)

  Revenues. Revenues increased $4.1 million, or 22.6%, from $18.0 million for the nine months ended March 31, 1997 to $22.1 million for the nine months ended March 31, 1998, primarily due to increased demand for specialized and value-added services.

  Gross profit. Gross profit increased $1.1 million, or 38.5%, from $2.9 million for the nine months ended March 31, 1997 to $4.0 million for the nine months ended March 31, 1998. As a percentage of revenues, gross profit increased from 15.9% to 18.0%, primarily due to the increased proportion of revenues attributable to specialized and value-added services which have a higher margin than the general contracting services provided by Allison-Smith.

  Selling, general and administrative expense. Selling, general and administrative expenses decreased $355,000, or 17.9%, from $2.0 million for the nine months ended March 31, 1997 to $1.6 million for the nine months ended March 31, 1998, primarily due to a decrease in owner's compensation for the nine months ended March 31, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 11.0% to 7.4%.

Allison-Smith results for the year ended June 30, 1997 compared to the year ended June 30, 1996

  Revenues. Revenues decreased $4.4 million, or 13.6%, from $32.4 million for the year ended June 30, 1996 to $28.0 million for the year ended June 30, 1997, primarily as a result of the abnormally high demand for general contracting services in the year ended June 30, 1996 which resulted from the building activity associated with the Olympics.

  Gross profit. Gross profit increased $131,000, or 2.6%, from $5.1 million for the year ended June 30, 1996 to $5.2 million for the year ended June 30, 1997. As a percentage of revenues, gross profit increased from 15.6% to 18.6%, primarily due to a shift in business toward the higher margin renovation and retrofit projects which replaced some of the lower margin general contracting services provided by Allison-Smith.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $158,000, or 6.3%, from $2.5 million for the year ended June 30, 1996 to $2.7 million for the year ended June 30, 1997, primarily due to increased personnel costs associated with the increased revenues achieved in 1996 and increased administrative salaries and owner compensation. As a percentage of revenues, selling, general and administrative expenses increased from 7.7% to 9.5%.

 Allison-Smith Liquidity and Capital Resources

  Allison-Smith generated $2.9 million of net cash from operating activities for the nine months ended March 31, 1998. Net cash used in investing activities was $44,000 primarily for the purchase of property, plant and equipment. Net cash used in financing activities of $1.1 million resulted from repayments of long-term debt.

  At March 31, 1998, Allison-Smith had working capital of $7.3 million and total long-term debt of $1.0 million outstanding.

  Allison-Smith generated $142,000 in net cash from operating activities for the year ended June 30, 1997. Cash from operating activities can be significantly impacted by the timing of billings and collections of billings. Net cash used in investing activities was $152,000, principally for the purchase of property and equipment. Net cash used in financing activities of $94,000 resulted from repayments of the long-term debt.

  At June 30, 1997, Allison-Smith had working capital of $6.0 million and total long-term debt of $1.1 million outstanding.

RESULTS OF OPERATIONS--HENDERSON

  Henderson and Eagle have been reported on a consolidated basis.

  Henderson was founded in 1948 as a union contractor, is headquartered in Louisville, Kentucky and maintains an additional office in Lexington, Kentucky. During the past twelve months Henderson has provided services to customers in Kentucky and Indiana. In 1986 Henderson established Eagle as a wholly-owned open-shop subsidiary which is headquartered in Cincinnati, Ohio. During the past twelve months, Eagle provided services to customers in Indiana, Kansas, Kentucky, Ohio and Wisconsin. Henderson provides electrical contracting and maintenance services, as well as installation of wiring or cabling for computer, telecommunications and security systems, and has significant design-build capability.

  The following table sets forth selected historical statement of operations data and such data as a percentage of revenues for the periods indicated (in thousands):

                                             YEAR ENDED MARCH 31,
                                   -------------------------------------------
                                       1996           1997           1998
                                   -------------  -------------  -------------
Revenues.......................... $27,337 100.0% $36,409 100.0% $44,000 100.0%
Cost of services..................  23,188  84.8%  31,024  85.2%  37,952  86.3%
                                   ------- -----  ------- -----  ------- -----
    Gross profit..................   4,149  15.2%   5,384  14.8%   6,048  13.7%
Selling, general and
 administrative expense...........   3,230  11.8%   3,439   9.4%   4,376   9.9%
                                   ------- -----  ------- -----  ------- -----
Operating income.................. $   919   3.4% $ 1,945   5.3% $ 1,672   3.8%
                                   ======= =====  ======= =====  ======= =====

Henderson results for the year ended March 31, 1998 compared to the year ended March 31, 1997

  Revenues. Revenues increased $7.6 million, or 20.8%, from $36.4 million for the year ended March 31, 1997 to $44.0 million for the year ended March 31, 1998, primarily as a result of increased demand for "bid-to-spec" new construction services in the food processing and distribution, and institutional markets.

  Gross profit. Gross profit increased $664,000, or 12.3%, from $5.4 million for the year ended March 31, 1997 to $6.0 million, primarily as a result of increased revenues. As a percentage of revenues, gross profit decreased from 14.8% to 13.7%, primarily due to the increased proportion of "bid-to-spec" new construction services provided by Henderson which generally generate lower gross margins than the "design-build" services provided by Henderson.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $937,000, or 27.2%, from $3.4 million for the year ended March 31, 1997 to $4.3 million for the year ended March 31, 1998, primarily due to increases in administrative salaries and bonuses. As a percentage of revenues, selling, general and administrative expenses increased from 9.4% to 9.9%.

Henderson results for the year ended March 31, 1997 compared to the year ended March 31, 1996

  Revenues. Revenues increased $9.1 million, or 33.2%, from $27.3 million for the year ended March 31, 1996 to $36.4 million for the year ended March 31, 1997, primarily as a result of increased demand for "bid-to-spec" services associated with the automotive market.

  Gross profit. Gross profit increased $1.2 million, or 29.8%, from $4.2 million for the year ended March 31, 1996 to $5.4 million for the year ended March 31, 1997, primarily as a result of the increase in revenues. As a percentage of revenues, gross profit decreased 0.4%, from 15.2% for the year ended March 31, 1996 to 14.8% for the year ended March 31, 1997. The decrease in gross margin was primarily a result of an increased portion of "bid-to-spec" new construction services during the year, which generally generate lower gross margins than the "design-build" services provided by Henderson.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $209,000, or 6.5%, from $3.2 million for the year ended March 31, 1996 to $3.4 million for the year ended March 31, 1997, primarily due to increases in administrative salaries and benefits. As a percentage of revenues, selling, general and administrative expenses decreased from 11.8% to 9.4%.

 Henderson Liquidity and Capital Resources

  Henderson provided $857,000 of net cash for operating activities for the year ended March 31, 1998. Net cash used in investing activities was $571,000, primarily for the purchase of property, plant and equipment. Net cash used for financing activities of $520,000 resulted from net repayment of outstanding notes.

  At March 31, 1998, Henderson had working capital of $6.2 million and total long-term debt of $369,000 outstanding.

  Henderson generated $443,000 in net cash from operating activities for the year ended March 31, 1997. Net cash used in investing activities was $234,000, principally for the purchase of property and equipment. Net cash generated in financing activities of $26,000 resulted from net borrowings for the period.

  At March 31, 1997, Henderson had working capital of $3.3 million and total long-term debt of $514,000 outstanding.

                                   BUSINESS

GENERAL

  Nationwide is a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. The Company provides a wide array of electrical contracting services ranging from the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value-added services, as well as long-term and on-call maintenance and repair services. The Company believes that its focused operating strategy, emphasis on providing design-build, specialized and value-added services, prominence within its markets and the experience of its executive management team will provide the Company with significant competitive advantages as it pursues its growth strategy.

  For the twelve months ended March 31, 1998, Nationwide provided specialty electrical contracting and maintenance services primarily in Minnesota, as well as in Alabama, Arkansas, Illinois, Iowa, North Dakota, Oregon, South Dakota, Texas, Virginia and Wisconsin. Concurrently with the closing of the Offering, Nationwide will expand the business conducted by Parsons, its wholly-owned subsidiary, through the Acquisitions, making it one of the largest providers of electrical contracting and maintenance services in the U.S. The Company maintains six offices in five states and performed work in 19 states, as well as in the United Kingdom and Canada, in the twelve month period ended March 31, 1998. During the twelve month period, the Company generated pro forma combined revenues, operating income and net income of $145.8, $9.0 and $5.4 million, respectively. Of such pro forma revenues, approximately 28% were derived from "design-build" new construction projects, 26% were derived from "bid-to-spec" new construction projects, 26% were derived from retrofit and renovation projects, 11% were derived from maintenance and repair services, and 9% were derived from specialized and value-added services. The Company's customers include general contractors, property managers, operators and owners of commercial, industrial and institutional properties, real estate developers and governmental entities. See "Business--Services" and "--Customers and Marketing."

INDUSTRY OVERVIEW

  According to industry estimates, annual revenues generated by the electrical contracting industry were $49.1 billion in 1995, approximately 81% of which were derived from non-residential customers. For the period from 1991 through 1995, the annual revenues of the industry grew at a compound annual growth rate of 7.8%.

  Industry sources indicate that the overall industry revenue mix has shifted over the past 30 years as modernization, or retrofit work, and the percentage of services provided on a negotiated rather than bid basis have increased. According to industry sources, during the period from 1967 through 1993, the percentage of revenues from new construction projects generated by the largest electrical contractors (those with annual sales in excess of $1,000,000 who traditionally are most heavily involved in new construction projects) has declined from 83% to 56%. On an industry-weighted basis, approximately 30% of revenues in 1993 were attributable to electric modernization, or retrofit work, and approximately 20% of revenues were derived from maintenance and repair services. Thirty years ago, approximately 75% of electrical contractors' work was obtained through the traditional competitive bid process. It is estimated that 50% of such work currently is obtained through competitive bidding with the remainder being obtained on a negotiated basis.

  The Company believes that growth in the commercial, industrial and institutional markets reflects a number of factors, including (i) increased levels of construction and renovation activity; (ii) the effects of more stringent electrical codes which establish minimum power and wiring requirements; (iii) increases in use of electrical power due to new technologies, creating needs for increased capacity and outlets, as well as data cabling and fiber optics; (iv) requirements for enhanced safety systems resulting in large part from enactment of the Americans with Disabilities Act; (v) new demands for uninterruptible power in high-tech environments; (vi) increased complexity of systems requiring specialized technical expertise; (vii) networking of local area and wide area computer systems; (viii) minimization of downtime through predictive and preventive maintenance; (ix) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (x) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; and (xi) installation of electrical capacity in excess of minimum code requirements by building owners and developers to improve the marketability of their properties.

  In addition, the Company believes that the impending deregulation of the electric utility industry will lead to new demands for the Company's services. As suppliers of power are generating and supplying electricity to the power distribution system and as customers choose suppliers other than their local utility monopoly, the Company believes a market perception will result that power will become less reliable. The Company believes further that, as a result of this perception, customers will take more responsibility to ensure the quality and reliability of their power. Such customers will increase demand for a number of the Company's specialized services including: uninterruptible power systems, surge suppression systems, and diesel and battery back-up systems, among others.

  The Company believes that the highly fragmented nature of this industry presents substantial consolidation and growth opportunities. According to the industry sources, there are approximately 60,000 electrical contracting businesses in the U.S., consisting of a small number of regional or national providers and a large number of relatively small, owner-operated businesses that have limited access to capital and that offer a limited range of services. The Company believes that its disciplined acquisition strategy, financial strength, experienced management, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company will enable it to attract and acquire electrical contractors with leading reputations in their regional or local markets.

STRATEGY

  The Company plans to enhance its position as a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers by implementing its operating strategy, emphasizing continued internal growth and expanding through acquisitions.

  OPERATING STRATEGY. The Company believes there are significant opportunities to increase revenues and profitability of Parsons, the Acquired Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

    Operate on a Decentralized Basis. The Company intends to manage the Acquired Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for the day-to-day operations, profitability and internal growth of each local business. Although the Company intends to maintain strong central operating and financial controls, its decentralized operating structure will allow it to capitalize on the considerable local and regional market knowledge, specialized skills and customer relationships of Parsons and the Acquired Companies, as well as retain the entrepreneurial spirit possessed by local management. The Company's corporate management will have responsibility for corporate strategy and acquisitions, centralized vendor relationships to take advantage of volume discounts, banking arrangements, insurance, shareholder relations and employee benefit plans and also will provide support to local management in expanding services, operating and purchasing expertise, marketing, recruiting and risk management. In addition, certain Company-wide standards will be implemented pertaining to safety, training and other matters designed to ensure integration and uniformly high quality and reliability.

    Achieve Operating Efficiencies. Certain administrative functions will be centralized following the Offering. In addition, by eliminating redundant operations of the Acquired Companies and subsequently acquired businesses, the Company expects to achieve more efficient asset utilization and realize savings in overhead and other expenses. The Company intends to use its "best practices" procurement methods and increased purchasing power to negotiate national purchasing agreements providing substantial volume discounts in areas such as vehicles and equipment, electrical materials, marketing, bonding, employee benefits and insurance. In addition, the Company will seek to realize cost savings and increase efficiency and productivity through the implementation of "best practices" for operating management, pricing, working capital management, bidding and other business practices and through the sharing of licenses and systems. The Company intends to develop further and expand the use of management information systems to facilitate financial control, project costing and asset utilization. At some locations, the larger combined workforce will provide additional staffing flexibility.

    Focus on Commercial, Industrial and Institutional Customers and National Accounts. The Company believes that commercial, industrial and institutional customers and national accounts are attractive because of (i) the potential for preferred relationships with such customers, particularly those that are expanding nationally and regionally, (ii) the opportunity to create recurring revenues through long-term service and maintenance contracts, (iii) the increasing importance of such customers due to the consolidation of real estate ownership by real estate investment trusts ("REITS") and other national real property owners, and (iv) the opportunity to create greater profitability through more negotiated jobs, repeat business and national pricing arrangements. The Company believes that its expanded geographic presence and technical capabilities will position it to meet the significant demands of such customers seeking to reduce the number of vendors they do business with.

  INTERNAL GROWTH. A principal component of the Company's strategy is to continue its internal growth in revenues and profitability by improving job selection and leveraging its technical expertise, increasing focus on specialized and value-added services, increasing its market penetration and geographic scope. The key elements of the Company's internal growth strategy are:

    Improve Job Selection and Sharing of Technical Expertise. The Company believes that it can improve the job selection processes of the Acquired Companies by pursuing opportunities presenting the most desirable combination of revenue and profit potential. These processes will facilitate access to technical expertise and referrals among the Acquired Companies in order to leverage such expertise and existing resources.

    Increase Focus on Specialized and Value-Added Services. The Company believes that it can expand the scope of the traditional services offered by electrical contractors by providing specialized and value-added services. These services include: design and engineering for, and installation of, wiring and switching systems for computers and data transmission, uninterruptible power and surge suppression systems; energy efficiency technologies; and preventive and predictive maintenance programs. Such services, typically sold on a negotiated bid basis directly to the customer, rather than through a general contractor or other intermediary, can provide higher margins than general electrical contracting services.

    Increase Market Penetration and Geographic Scope. The Company also intends to expand its market share and the markets it serves by (i) increasing the volume and scope of services provided to existing customers,
  (ii) broadening its customer base, and (iii) expanding its geographic service area. The Company believes it will be able to expand the services it offers in its markets by leveraging the specialized strengths of Parsons and individual Acquired Companies as well as strengthen its preferred provider relationships with its national and regional customers.

  ACQUISITIONS. The Company intends to pursue an aggressive but disciplined acquisition strategy, in conjunction with its operating strategy, to increase revenue growth, improve profitability, capitalize on procurement and operating efficiencies, and improve its position to serve customers with national, regional or local scope. The Company expects that it will have significant opportunities to pursue its acquisition strategy due to (i) the highly fragmented nature of the electrical contracting industry, (ii) the desire of property managers, owners and other existing and potential clients with locations in multiple markets to limit the number of vendors that can serve their needs, (iii) the need for economies of scale, access to capital to expand and operating expertise to remain competitive, and (iv) the desire of business owners for liquidity. The Company believes that its financial strength, experienced management, decentralized operating philosophy, performance incentive programs and opportunities for advancement within the Company will be attractive to acquisition candidates. The key elements of the Company's acquisition strategy are:

    Enter New Geographic Markets. The Company intends to expand into geographic markets not currently served by the Acquired Companies. Based on its analysis of growth rate, size and other demographic trends in regions of the U.S., the Company has prioritized expansion in the Southeast, Southwest and Midwest U.S. The Company may also pursue acquisitions as opportunities arise in other regions where consistent with its financial and strategic goals. The Company will target one or more electrical contractors that are leaders in their respective regional markets or have unique market positions, as well as possess the critical mass and committed senior management necessary to operate on a decentralized basis and to become a hub into which other, smaller operations in the geographic market, can be consolidated. The Company also expects that increasing its geographic diversity will (i) enable it to better serve the needs of large national and regional customers, (ii) mitigate market-related risks such as local and regional economic cycles as well as weather related or seasonal variations in business, and (iii) enable it to flexibly pool and effectively deploy its human and financial resources.

    Expand Within Existing Markets. The Company will seek acquisition opportunities in the geographic markets it already serves as well as in geographic markets served by businesses the Company may acquire in the future. The Company believes that these acquisitions would enable it to expand the Company's share in that market, broaden its range of service offerings, add customers, and amortize over a broader base the fixed costs associated with establishing a presence in that market. The Company also will pursue "tuck-in" acquisitions of smaller electrical contractors whose operations can be integrated effectively into existing operations in that market and create additional leverage of existing resources and technical expertise.

ACQUISITION PROGRAM

  The Company believes that it will be regarded by acquisition candidates as an attractive acquiror because of (i) its operating and growth strategies that are intended to maintain and further its status as a national, comprehensive and professionally managed provider of traditional, specialized and value added electrical contracting services, (ii) its emphasis on development of long-term customer relationships at the national, regional and local levels using enhanced and proactive marketing programs that build brand identity and loyalty in conjunction with maintaining existing business names and identities to retain goodwill for marketing purposes, (iii) the opportunity to leverage existing customer relationships by cross-selling the technical expertise and niche capabilities of Parsons and the Acquired Companies, (iv) the Company's decentralized operating philosophy that will capitalize on local and regional market knowledge and retain entrepreneurial spirit and initiative, (v) the potential for owners of the acquired businesses to participate in the Company's growth through stock ownership, attractive performance-based bonuses, stock options and other incentives, and advancement within the Company, (vi) the Company's increased access to financial resources as a public company to support internal growth and fund acquisitions, (vii) the opportunity to realize liquidity through sales of Company stock, (viii) the potential for a reduced and more competitive cost structure due to purchasing economies and other economies of scale, the implementation of "best practices," enhanced management information and other system capabilities, and centralization of certain administrative functions, and (ix) the founding investment in the Company by Kansas City Power & Light Company ("KCP&L"), a publicly traded electric utility which, after the Offering, will have an ownership interest in the Company through its indirect, wholly-owned subsidiary, KLT Energy Services, Inc.

  The Company has developed a set of financial, geographic and management criteria to establish a disciplined approach to evaluating acquisition candidates. These criteria contain a variety of factors, including, but not limited to: (i) historical and projected financial performance, including growth of revenues, profits and cash flow, (ii) internal rate of return and return on assets, (iii) valuation of assets, balance sheet strength and quality and adequacy of equipment, facilities and other infrastructure, (iv) size, growth rate and other demographic trends of the relevant local and regional market and whether that market will enhance the Company's market area or ability to attract other candidates, (v) reputation and market share of the candidate in the local and regional market, (vi) size, breadth, depth and quality of the candidate's customer base, (vii) whether the candidate provides special skills or services or access to new customer segments, (viii) quality of management team, (ix) potential synergies obtainable from the acquisition, and (x) liabilities of the candidate, contingent or otherwise.

  The principals of the Acquired Companies have substantial experience in the commercial-industrial electrical contracting industry, are active in industry associations and are personally acquainted with the owners of numerous acquisition targets. Within the past several months, the Company has contacted the owners of a number of acquisition candidates, several of whom have expressed interest in having their businesses acquired by the Company. The Company currently has no binding agreements to effect any acquisitions other than the acquisitions of the Acquired Companies.

  As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and debt financing. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the candidate, return on invested capital, asset valuation, strength of management and the ability of the candidate to complement or leverage the services already offered by the Company. The Company has entered into preliminary agreements with Harris Trust and Savings Bank and Norwest Bank of Minnesota, N.A., acting as co-agents, under which it expects to enter into an unsecured, three-year $30 million revolving credit facility, subject to negotiation of a mutually acceptable credit agreement, effective immediately following and conditioned upon consummation of the Offering. The facility would be used to finance acquisitions and for working capital and other general corporate purposes. Following completion of this Offering, the Company intends to register up to 5,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions.

SERVICES

  The Company provides a wide array of electrical contracting services ranging from the design and installation of electrical systems for new facilities, the renovation and retrofit of existing electrical systems, specialized and value added services, as well as long-term and on-call maintenance and repair services.

  DESIGN, INSTALLATION, RENOVATION AND RETROFIT SERVICES. The Company designs and installs electrical systems for new construction as well as renovation and retrofit projects. New construction projects, and renovation and retrofit projects, for commercial, industrial and institutional customers begin with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, oftentimes less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to in excess of $10 million and vary in duration from less than a day to approximately two years.

  MAINTENANCE AND REPAIR SERVICES. The Company's maintenance services are supplied on a long-term and on call basis. Such services generally provide recurring revenues and high margins that are relatively independent of construction activity levels. The Company's long-term maintenance services are typically provided by Company personnel who remain on-site at the customer's premises. The Company believes that such continuous on-site presence provides it with a preferred position to obtain opportunities for renovation or retrofit projects from such customers.

  The Company's on call maintenance services are initiated when a customer requests repair service or the Company calls the client to schedule periodic maintenance work. Service technicians are scheduled for the call or routed to the customer's business by the dispatcher. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Most work is warrantied for one year.

  SPECIALIZED AND VALUE ADDED SERVICES. The Company also offers specialized and value-added services that differentiate it from competitors and typically provide higher margins than general electrical contracting and maintenance services. Specialized services include design and engineering for, and installation of, wiring or cabling for the following: data cabling and switching systems for computer networks; fiber optic cable systems; telecommunications systems; energy management systems; fire alarm and security systems; building management systems; lightning protection systems; computer rooms; and high voltage distribution. Value-added services include design and engineering for, and installation of uninterruptible power and surge suppression systems, energy efficiency technologies, and preventive and predictive maintenance programs.

CUSTOMERS AND MARKETING

  Parsons and the Acquired Companies have historically marketed their services by building long-term relationships with their customers by seeking to provide high quality, responsive services, and customer satisfaction as well as developing rapport at a personal level with the decision-makers and influencers within the customer's organization who are involved in the selection of electrical contractors for their work. The Company plans to capitalize on these long-standing relationships by engaging in a proactive sales and marketing program that is focused on increasing penetration of its design-build, specialized and value-added services. This program will emphasize the Company's distinctive knowledge, technical capabilities, track record, staffing flexibility, resources, geographic reach, and implementation of best practices. These strengths will also be promoted in marketing materials and personal visits targeted to national and regional customers to seek to become a preferred vendor in a broader geographic service area. In addition, the Company will attend national and regional conventions, including those sponsored by trade associations such as the Building Owners and Managers Association ("BOMA") and the Institute of Real Estate Managers.

  The Company has a diverse customer base, including general contractors; property managers; owners and operators of commercial, industrial and institutional properties, real estate developers and governmental entities. The Company's long-standing relationships with leading general contractors in each of the regions in which it does business are particularly important because general contractors frequently select the electrical contractor for projects. The Company's commercial customers include managers and owners of office buildings, apartments, condominiums, theaters, race tracks, casinos, hotels, retail stores, shopping centers, and banks. Industrial customers served by the Company include manufacturing plants, processing facilities and warehouses. The Company's institutional customers include hospitals, schools, universities, churches, airports, arenas, convention centers, governmental agencies at the national, state and local levels, and military facilities. No single customer accounted for more than 10% of the Company's pro forma combined revenues for the fiscal year ended March 31, 1998.

  Parsons and each of the Acquired Companies have been responsible for developing and maintaining successful long-term relationships with key customers by emphasizing customer satisfaction and high quality service which will be a continuing priority. The Company relies heavily on repeat customers and uses both the written and oral referrals of its satisfied customers to help generate new business. Many of the Company's customers or prospective customers have a qualification procedure for becoming an approved bidder or vendor based upon the satisfaction of particular performance and safety standards set by the customer. Such customers often maintain a list of vendors meeting such standards and award contracts for individual jobs only to such vendors. The Company strives to maintain its status as a preferred or qualified vendor to such customers as well as to national and regional accounts.

EMPLOYEES

  As of March 31, 1998, the Company had approximately 125 salaried employees, including executive officers, project managers, engineers, job superintendents, staff and clerical personnel and approximately 950 hourly rated employees, the number of which fluctuates depending upon the number and size of the projects undertaken by the Company at any particular time. The Company does not anticipate any overall reductions in staff as a result of the consolidation of the Acquired Companies, although there may be some job realignments and new assignments in an effort to eliminate overlapping and redundant positions.

  The Company has organized two separate subsidiaries to conduct its operations, one of which will operate as a union contractor and the other of which will operate as an open-shop contractor. The Acquired Companies that are union contractors will be merged into or owned by the former and the Acquired Companies that are open-shop contractors will be merged into or owned by the latter. While there are no legal restrictions on the Company's ability to operate in the same geographic market on both a union and open-shop basis, the Company does not currently intend to operate on a dual basis in any particular geographic market.

  Certain of the Acquired Companies are signatories to master collective bargaining agreements with the International Brotherhood of Electrical Workers (the "IBEW"). One is a signatory to various local IBEW agreements as well as local agreements with the Laborers International Union and the Operating Engineers Union. Under these agreements, the Acquired Companies agree to pay specified wages to their union employees, observe certain workplace rules and make employee benefit payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of their employees. IBEW covered employees are represented by numerous local unions under various agreements with varying terms and expiration dates. Such local agreements are entered into by and between the IBEW local and the National Electrical Contractors Association ("NECA"), of which the Company's union subsidiary is a member. The majority of the collective bargaining agreements contain provisions that prohibit work stoppages, slow-downs or strikes, even during specified negotiation periods relating to agreement renewal, and provide for binding arbitration dispute resolution in the event of prolonged disagreement; however, there can be no assurance that work stoppages, slow-downs or strikes will not occur at any given time.

  Each of the Acquired Companies provides a variety of health, welfare and benefit plans for its employees who are not covered by collective bargaining agreements. Following consummation of the Acquisitions, the Company may replace these various employee benefit plans with a single plan covering all of the Company's non-bargaining employees.

  The electrical contracting industry is currently experiencing a shortage of skilled craftsmen. In response to the shortage, the Company seeks to take advantage of various IBEW and NECA referral programs and hire graduates of the joint IBEW/NECA apprenticeship program for training qualified electricians for its union subsidiary.

  None of the Acquired Companies has experienced any strikes, work stoppages or slow-downs in the past five years. The Company believes its relationships with its employees and union representatives is satisfactory.

TRAINING, QUALITY ASSURANCE AND SAFETY

  The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Following completion of the Offering, management intends to establish Company-wide training and educational programs, as well as comprehensive safety policies and regulations, and to share "best practices" throughout its operations. These programs and practices will supplement the training for union technicians through joint IBEW/NECA apprenticeship programs and for its non-union technicians through the Bureau of Apprenticeship and Training of the Department of Labor and similar state agencies.

  Employees will be encouraged through compensation increases, course funding, and opportunities for advancement to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the applicable codes, the Company's safety practices and other internal policies. More highly trained employees serve as foremen, estimators and project managers. The Company's master electricians are licensed in one or more cities or states in order to obtain the permits required in the Company's business, and certain master electricians have also obtained specialized licenses in areas such as security systems and fire alarm installation. In some areas, licensing boards have set continuing education requirements for maintenance of licenses. Because of the lengthy and difficult training and licensing process for electricians, the Company believes that the number, skills and licenses of its employees constitute a competitive strength in the industry.

  The Company screens applicants for its technical positions and will establish programs to recruit apprentice technicians for its non-union subsidiary directly from high schools and vocational-technical schools. Prior to employment, the Company will make an assessment of the technical competence level of all potential new employees, confirm background references, conduct random drug testing and check criminal and driving records.

  Although the Company is committed to a policy of operating safely and prudently, the Company has been and is subject to claims by employees, customers and third parties for property damage and personal injuries resulting from performance of the Company's services.

EQUIPMENT AND FACILITIES

  The Company operates a fleet of approximately 230 owned and leased service trucks, vans and support vehicles. The Company believes that these vehicles generally are well-maintained and adequate for its present operations. After the consummation of the Offering, the Company expects to locate its corporate headquarters in Kansas City, Missouri. The Company operates six sites in Minneapolis, Minnesota; Atlanta, Georgia; Louisville, Kentucky; Lexington, Kentucky; Cincinnati, Ohio; and Las Vegas, Nevada. These sites are used for offices, warehousing, storage and vehicle shops. The Company will lease all of the facilities it occupies. The Company believes that its facilities are sufficient for its current needs. See "Certain Transactions."

PROCUREMENT

  As a result of economies of scale derived through the Acquisitions and implementation of procurement best practices, the Company believes it will be able to purchase electrical materials, equipment, parts and supplies at substantial volume discounts to historical levels. Because materials, parts and supplies generally constitute approximately 40% of revenues, the Company believes that these procurement savings have the potential to significantly enhance profitability of the Acquired Companies and subsequently acquired businesses. In addition, the Company believes its size will also lower its costs for (i) the purchase or lease and maintenance of vehicles; (ii) bonding, casualty and liability insurance; (iii) health insurance and related benefits;
(iv) retirement benefits administration; (v) office and computer equipment;
(vi) marketing and advertising; (vii) long distance services and (viii) a variety of accounting, financial management and legal services.

  Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

REGULATION

  The Company's operations are subject to various federal, state and local laws and regulations including (i) licensing requirements applicable to electricians and engineers, (ii) building and electrical codes, (iii) permitting and inspection requirements applicable to construction projects,
(iv) regulations relating to worker safety and environmental protection and
(v) special bidding and procurement requirements on government projects. Licenses in certain states cover operations throughout the state while laws in other states and cities require separate licenses in each jurisdiction. The Company plans to share licenses among its operations wherever possible to reduce expense and increase its responsiveness to market opportunities.

  The Company believes that it has all the required licenses to conduct its current operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines and/or revocation of the Company's operating licenses. Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who typically have passed an examination or met other requirements. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations are held by at least two Company employees.

COMPETITION

  The electrical contracting industry is highly fragmented and competitive. Most of the Company's competitors are small, owner-operated companies that typically operate in a limited geographic area. There are few public companies focused on providing electrical contracting services. In the future, competition may be encountered from new entrants, such as public utilities and other companies attempting to consolidate electrical contracting service companies. Competitive factors in the electrical contracting industry include
(i) the availability of qualified and licensed electricians, (ii) safety record, (iii) cost structure, (iv) relationships with customers, (v) geographic diversity, (vi) ability to reduce project costs, (vii) access to technology, (viii) experience in specialized markets and (ix) ability to obtain bonding.

  There are relatively few, if any, barriers to entry into the markets in which the Company operates and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to the Company. There can be no assurance that the Company's competitors will not develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to the Company's services, or that the Company will be able to maintain or enhance its competitive position. The Company may also face competition from the in-house service organizations of its existing or prospective customers, which employ personnel who perform some of the same types of services as those provided by the Company. Although a significant portion of these services is currently outsourced, there can be no assurance that existing or prospective customers of the Company will continue to outsource services in the future.

  The Company may face competition for acquisition targets from entities including, but not limited to, the small number of large companies in the electrical contracting and maintenance services industry. These companies may have greater name recognition and greater financial resources than the Company with which to finance acquisition and development opportunities and the ability to pay higher prices, which could limit the Company's acquisition program.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

  The primary risks in the Company's operations are bodily injury, property damage and injured workers' compensation. The Company maintains automobile and general liability insurance for third party bodily injury and property damage and workers' compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts. After the consummation of the Offering, the Company intends to consolidate the purchase of insurance, which management believes will result in savings from the amounts paid by the Acquired Companies prior to the Acquisitions.

  Contracts in the electrical contracting industry may require performance bonds or other means of financial assurance to secure contractual performance. If the Company is unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional contracts with certain of its customers.

LEGAL PROCEEDINGS

  The Company is, from time to time, a party to litigation or administrative proceedings that arise in the normal course of its business. The Company believes it does not have pending any litigation that, separately or in the aggregate, if adversely determined, would have a material adverse effect on the Company's results of operations, financial condition or cash flows.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning each of the Company's current executive officers, directors and key employees.

       NAME               AGE                        POSITION
       ----               ---                        --------
Gregory J. Orman........   29 Chairman of the Board and Director
Frederick C. Green, IV*.   41 President, Chief Executive Officer and Director Nominee
Frank R. Clark..........   53 Vice President, Chief Financial Officer,
                               Secretary and Treasurer
John B. Wood............   39 Vice President, Acquisitions
David W. Smith..........   39 Vice President, Operations
Robert B. Allison*......   55 President, Allison-Smith Division and Director Nominee
Bruce M. Henderson......   48 President, Henderson Division
Rodney J. Henderson.....   51 Chief Executive Officer, Henderson Division
Stephen L. Howell.......   42 President, Eagle Division
Joel T. Moryn...........   35 President, Parsons Division
Ralph L. Pangonis.......   62 President, Potter Division
Bernard J. Beaudoin.....   58 Director
Robert H. Hoffman.......   54 Director
Andrew V. Johnson.......   42 Director
Wade C. Lau*............   37 Director Nominee
Ronald G. Wasson........   53 Director

--------
*To be elected as a director of the Company, effective upon consummation of the Offering.

  Gregory J. Orman, Founder of the Company, also serves as its Chairman of the Board. Mr. Orman also holds the following positions: President and Director of KLT Energy Services, Inc., an unregulated subsidiary of Kansas City Power & Light (since November 1996), Chief Executive Officer and President of Custom Energy, LLC, a national energy services provider (since January 1997), Chairman of ELC Electric, Inc., a licensed electrical contractor (since January 1994), and Chairman of Energy Financing Corp., a captive leasing company (since January 1994). Previously, Mr. Orman was Chairman and Chief Executive Officer of Environmental Lighting Concepts (ELC), a company he co-founded in 1992 and a majority of the stock of which was subsequently sold to KLT Energy Services, Inc. From September 1991 to December 1994, Mr. Orman was an Associate at McKinsey & Company, Inc., an international management consulting firm. Mr. Orman holds a Bachelor's Degree in Economics from Princeton University.

  Frederick C. Green, IV, President and Chief Executive Officer, joined the Company in April 1998. From 1996 to 1998, Mr. Green served as President and Chief Executive Officer of Product Safety Resources, Inc., ("PROSAR") a venture capital funded start-up company focused on electronic product safety information consolidation and distribution. Prior to joining PROSAR, he served as President and Chief Operating Officer of Plum Building Systems, Inc., a wholly-owned subsidiary of Great Plains Companies, Inc. From 1988 to 1996, Mr. Green also filled several executive roles with the Fisher-Rosemount Group of Emerson Electric. He has also served as an Engagement Manager with McKinsey & Company, Inc., an international management consulting company, and as a design engineer for General Motors. Mr. Green holds a Master's of Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelors of Science Degree in Mechanical Engineering from Stanford University.

  Frank R. Clark, Chief Financial Officer, joined the Company at the time of its formation. From 1994 until 1997, Mr. Clark served as Executive Vice President, Chief Financial Officer and Treasurer of Performance Contracting, Inc., a multi-location specialty contractor. From 1985 to 1994, Mr. Clark served as Chief Financial Officer and Treasurer of Layne Christensen Company, a publicly traded company. Mr. Clark is a CPA and holds a Bachelor's Degree in Accounting from Drake University.

  John B. Wood joined the Company as Vice President of Acquisitions at the time of its formation. From 1996 to 1997, Mr. Wood was a Partner and Founder of Fiscal Financial Services, LLC, a leasing/investment-banking firm, and from 1995 to 1996 was Regional Vice President of Grigsby Brandford. From 1993 to 1995 he was a Regional Vice President for Dain Bosworth, Inc. Mr. Wood holds a Bachelor's Degree in Finance and Accounting from Missouri State University.

  David W. Smith, Vice President of Operations, joined the Company at the time of its formation. From 1994 to 1997, Mr. Smith served Great Plains Companies, Inc. ("Great Plains") in the capacities of Executive Vice President and Chief Financial Officer, and as President of Plum Building Systems, Inc. From 1989 to 1994, Mr. Smith was President of Griffin Real Estate Company. Mr. Smith holds a Master's Degree in Business Administration from the Harvard Business School, and a Bachelor's Degree in Economics from Macalester College.

  Robert B. Allison, Director nominee, has been President and Chief Executive Officer of Allison-Smith since 1990. Mr. Allison has been employed by Allison-Smith for 30 years, including in prior positions as Project Manager (from 1968 to 1980), and Vice President and Treasurer (from 1980 to 1990). Mr. Allison holds a Bachelor's Degree from Presbyterian College.

  Bruce M. Henderson has been President of Henderson since 1989. Mr. Henderson has been employed by Henderson for 23 years. Mr. Henderson holds a Master's degree in Electrical Engineering from the University of Louisville. Mr. Henderson is the brother of Rodney J. Henderson.

  Rodney J. Henderson has been Chief Executive Officer of Henderson since 1989. Mr. Henderson has been employed by Henderson for 31 years. Mr. Henderson holds a Bachelor's of Science in Commerce from the University of Louisville. Mr. Henderson is the brother of Bruce M. Henderson.

  Stephen L. Howell is President of Eagle. He has been employed by Eagle for 12 years, beginning as Purchasing Agent, subsequently appointed Vice President before becoming President.

  Joel T. Moryn has recently been named President of Parsons. He joined Parsons in 1981, and has held several positions during his tenure, including Vice President and General Manager; Vice President, Operations; Project Manager; and Estimator. Mr. Moryn holds a Bachelor's of Science degree in Electrical Engineering from the University of Minnesota, and a Master's Degree in Business Administration from the University of St. Thomas.

  Ralph L. Pangonis, Sr. has been President of Potter since October 1996, when he acquired the Company. He joined Potter in 1986 as General Manager in charge of operations.

  Bernard J. Beaudoin, Director, has served since 1996 as Executive Vice President and Chief Financial Officer of Kansas City Power & Light ("KCPL"). He has served in several management positions with KCPL subsidiaries since joining KCPL in 1980, including Senior Vice President (1991-1994), Senior Vice President--Finance and Business Development (1994-1995), and President of KLT Inc., a wholly-owned subsidiary of KCPL (1995-1996). Mr. Beaudoin holds a Bachelor's of Arts Degree from Bowdoin College and a Bachelor's Degree in Electrical Engineering and a Master's Degree in Industrial Management from Massachusetts Institute of Technology ("MIT").

  Robert H. Hoffman, Director, is Group Vice President (since 1988) of Taylor Corporation, a privately held national printing company. Mr. Hoffman is responsible for overseeing the Commercial Printing Division of Taylor Corporation and has had operational responsibility for completion of 15 acquisitions in the past ten years. Mr. Hoffman holds Bachelor's and Master's Degrees in Science from Mankato State University and a Doctorate in Management from Utah State University.

  Andrew V. Johnson, Director, is Senior Vice President of Market Development at Fingerhut Companies Inc., a publicly-traded direct marketing company ("Fingerhut") and President of Andy's Garage Sale, a wholly-owned subsidiary of Fingerhut. He joined Fingerhut in 1978 and has held various roles, most recently as the Senior Vice President of Marketing. Mr. Johnson holds a degree in Business Administration from the University of Minnesota.

  Wade C. Lau, Director nominee, is Executive Managing Director (since May
1998) of CB Richard Ellis, a publicly-traded international commercial real estate services firm, where he oversees property and asset management services for the Central Division. From July 1997 to May 1998, Mr. Lau served as Executive Vice President and Central Division Manager for CB Commercial/Koll Management Services, from October 1996 to July 1997, as Regional President (of the Minnesota Region) of Koll Management Services, Inc., and from 1993 to 1996 as Executive Vice President of Shelard, Inc. Mr. Lau holds a Bachelor's Degree in Economics from Harvard College and a Master's Degree in Business Administration from the Harvard Business School.

  Ronald G. Wasson, Director, has served as President and Director of KLT Inc., a wholly-owned subsidiary of Kansas City Power and Light since 1996. He has served in several management positions with KCPL and its subsidiaries since joining KCPL in 1966, including Vice President of Purchasing of KCPL (1983-1986), Vice President of Administrative Services of KCPL (1986-1991), Senior Vice President of Administrative and Technical Services of KCPL (1991-
1995) and Executive Vice President of KLT, Inc. (1995-1996). Mr. Wasson holds Bachelor's and Master's Degrees in Electrical Engineering from the University of Missouri at Columbia. He also holds a Master's Degree in Business Administration from Central Missouri State University.

STAGGERED BOARD OF DIRECTORS

  The Company's Board of Directors currently consists of eight directors and is divided into three classes. The initial term of the first class expires at the annual meeting of stockholders to be held in 1999, the initial term of the second class expires in 2000, and the initial term of the third class expires in 2001. Messrs. Wasson and Allison are included in the first class, Messrs. Lau, Hoffman and Beaudoin are included in the second class, and Messrs. Orman, Green and Johnson are included in the third class. At each succeeding annual meeting of stockholders beginning in 2000, the stockholders will elect directors for a term of three years who will serve until his or her successor is elected and qualified or until earlier resignation, removal, retirement, disqualification or death.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Bylaws establish an Audit Committee and a Compensation Committee. The Audit Committee will examine and consider matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and internal audits and the independent auditor's letter to management concerning the effectiveness of the Company's internal financial and accounting controls. Messrs. Orman, Hoffman and Beaudoin will serve on the Company's Audit Committee. The Compensation Committee will consider and make recommendations to the Company's Board of Directors with respect to compensation matters and policies and employee benefit and incentive plans, exercise authority granted to it to administer such plans, and administer the Company's stock option and equity based plans and grant stock options and other rights under such plans. Messrs. Orman, Johnson, and Wasson will serve on the Compensation Committee.

DIRECTORS' COMPENSATION

  Directors who also are employees of the Company or any of its subsidiaries or affiliates will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or any of its subsidiaries will not receive compensation in the future for their service as directors. Directors of the Company will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of the Company. Robert Hoffman, Wade Lau and Andrew Johnson have each purchased 5,000 shares of Common Stock from the Company at $0.30 per share.

EXECUTIVE COMPENSATION

  The Company was incorporated in February 1998 and until it began operations, effective February 27, 1998, its activities were solely those related to the Acquisitions and the Offering. The Company anticipates that during 1998, the annualized base salaries of its most highly compensated executive officers will be $168,000 for Mr. Green and $140,000 for each of Messrs. Clark, Wood and Smith. As part of Mr. Green's employment arrangement with the Company, he purchased 100,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company and will receive an option to purchase 100,000 shares of Common Stock at an exercise price equal to the initial public offering price. As part of Mr. Clark's employment arrangement with the Company, he purchased 60,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company. As part of Mr. Wood's employment arrangement with the Company, he purchased 100,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company and will receive an option to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price. As part of Mr. Smith's employment arrangement with the Company, he purchased 40,000 shares of Common Stock at $0.30 per share under an Employee Restricted Stock Purchase Agreement between him and the Company and will receive an option to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with each executive officer of the Company that prohibits such individual from disclosing the Company's confidential information and trade secrets and generally restricts such individual from competing with the Company for a period of three years after the expiration or termination of the individual's employment agreement. Each agreement has an initial term of approximately three years, provides for an automatic annual extension at the end of its initial term and is terminable by the Company for "cause" immediately upon written notice by the Company and without "cause" by either party upon 90 days' written notice. In addition, Mr. Green's employment agreement provides that if he terminates his employment for "good reason" (including due to a change of control of the Company), or if the Company terminates his employment without cause, then the Company is obligated to pay him all compensation due through the remaining term of the agreement and all of his options to purchase Common Stock will become fully vested. All employment agreements provide that in the event of termination (with or without cause), the noncompete and confidentiality agreements will survive termination of employment.

1998 STOCK OPTION PLANS

  The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, an Incentive Stock Option Plan ("ISO Plan") and a Nonqualified Stock Option Plan ("NQSO Plan"; collectively, the "Option Plans"). Options granted under the ISO Plan are intended to qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Option Plans is to encourage the key employees of the Company and its subsidiaries to participate in the ownership of the Company, and to provide additional incentive for such employees to promote the success of its business through sharing in the future growth of such business. An aggregate amount of 500,000 shares of Common Stock of the Company may be granted under options pursuant to each of the ISO Plan and the NQSO Plan (subject to certain extraordinary changes in capitalization).

  The Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, subject to the terms of the respective Option Plans, the sole authority to grant and set the terms of the options, to construe and interpret the Option Plans and to make all other determinations for the administration of the Option Plans.

  Only key employees of the Company or its subsidiaries, as the term "subsidiary" is defined in Section 424(f) of the Code, are eligible to receive options under the Option Plans. The key employees eligible to receive options under the Option Plans will be selected by the Compensation Committee from time to time based on performance of employees. Options shall not be granted to key employees under the ISO Plan who, immediately prior to grant of the option, own (either directly or indirectly under the rules of Section 424(d) of the Code) stock possessing more than five percent voting power of all classes of stock of the Company or any subsidiary.

  The Company expects to have outstanding options to purchase approximately 220,000 shares of Common Stock issued immediately following the Offering at an exercise price equal to the initial public offering price but has not yet determined which of the Option Plans the options will be granted under. In the discretion of the Compensation Committee, option agreements may provide that options will become immediately exercisable in the event of certain extraordinary events or upon a Change of Control (as defined in the Option Plans) of the Company. Options under the ISO Plan may not be exercised (i) after the expiration of the later of 30 days following termination of employment by the Company or its subsidiaries or 90 days after the employee's death (but in any event no later than the expiration date of such option),
(ii) if the aggregate fair market value of the stock (at the time of grant of options) with respect to which options are exercisable by an individual for the first time during any calendar year under the ISO Plan exceeds $100,000 or
(iii) if ten years have elapsed since the date of grant of the option. Options under the NQSO Plan may not be exercised (i) after the expiration of the later of three months following termination of employment and one year after the employee's death (but in any event no later than the expiration date of such option) or (ii) if ten years have elapsed since the date of grant of the option.

STOCK PURCHASE PLANS

  The Board of Directors of the Company will adopt the Nationwide Electric, Inc. Executive Stock Purchase Plan (the "Executive Stock Plan") and the Nationwide Electric, Inc. Employee Stock Purchase Plan (the "Employee Stock Plan") in order to allow eligible employees of the Company to commence or increase their ownership of shares of the Company's Common Stock.

  Under the Executive Stock Plan, selected officers and other key employees will be given the opportunity to purchase up to a total of 250,000 shares of the Company's Common Stock at a price equal to the fair market value of the shares sold to such officers and employees. Company financing will be available for up to 85 percent of the stock purchase price. Company loans will be granted on a non-recourse basis with an interest rate equal to the then Prime Rate. All shares of the Company's Common Stock purchased under the Executive Stock Plan will be restricted stock for a period of one year following the date of sale. An officer or key employee who purchases shares of the Company's Common Stock under the Executive Stock Plan will be immediately vested as to one-third of the Common Stock purchased. So long as such officer or key employee remains employed by the Company, an additional one-third of the Common Stock will vest on the first anniversary of the date of sale and the remaining one-third will vest on the second anniversary of such sale. Upon termination of such officer's or key employee's employment prior to the second anniversary of the date of sale, all shares of Common Stock which have not been vested must be resold to the Company at the original price paid for such Common Stock.

  Under the Employee Stock Plan, all employees will be given the opportunity to purchase shares of the Company's Common Stock in the market at a price equal to the then fair market value without having to pay any brokerage commissions. Shares of the Company's Common Stock sold under the Employee Stock Plan will not be restricted.

                             CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

  Nationwide was founded in February 1998, by KLT Energy Services, Inc. ("KLT"), an unregulated subsidiary of Kansas City Power & Light Company ("KCPL") and Gregory J. Orman (through Reardon Capital, LLC). Each party purchased 116,665.5 shares of Common Stock, KLT purchased 99,999 shares of Class A Nonvoting Common Stock (adjusted for the 333.33-for-1 stock split on March 24, 1998) for nominal consideration and Galt Financial, Inc. ("Galt Inc.") purchased 950,000 shares of Common Stock (as adjusted for the aforesaid stock split). Frederick C. Green IV, Frank R. Clark, John B. Wood and David W. Smith also acted as co-founders of the Company and paid nominal cash consideration for 300,000 shares of Common Stock (purchased post-split). In addition two outside directors and one director nominee paid nominal cash consideration for 15,000 shares of Common Stock.

  Parsons was acquired on February 27, 1998 by Galt Inc. for cash in the amount of $11.0 million. Galt Inc. was owned by Reardon Capital, LLC and KLT; 50% of the voting stock interests were held by each, and KLT held 100% of the non-voting stock interests. Galt Inc. merged with Galt Financial, LLC ("Galt LLC") on March 4, 1998. Reardon Capital owned 100% of Galt LLC. On May 31, 1998, Galt, Inc. was merged into Nationwide in exchange for 2,310,000 shares of Common Stock, 990,000 shares of Class A Nonvoting Common Stock and 6,000 shares of Redeemable Preferred Stock.

  Simultaneously with the closing of the Offering, the Company will acquire all of the issued and outstanding capital stock and other equity interests of the Acquired Companies, at which time each Acquired Company will become a direct or indirect wholly-owned subsidiary of the Company. The Acquisition Consideration consists of (i) approximately $16.9 million in cash and (ii) 1,015,768 shares of Common Stock (assuming an initial public offering price of $13 per share).

  The following table sets forth for each Acquired Company the consideration to be paid by the Company to the stockholders of Allison-Smith and Henderson, and to Potter with respect to the acquisition of its assets (i) in cash and
(ii) in shares of Common Stock. The actual number of shares of Common Stock to be issued pursuant to the Acquisitions will be based upon the quotient determined by dividing (a) $5,454,995 for Allison--Smith, $6,249,997 for Henderson and $1,499,992 for Potter, by (b) in each case, the actual initial public offering price.

                                                                     SHARES OF
                                                           CASH     COMMON STOCK
                                                        ----------- ------------
      Allison-Smith.................................... $10,130,005    419,615
      Henderson........................................   5,250,003    480,769
      Potter...........................................   1,500,008    115,384
                                                        -----------  ---------
          Total........................................ $16,880,016  1,015,768
                                                        ===========  =========

  The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties of the Acquired Companies and, as the case may be, their stockholders and of the Company, the performance by each of the parties of their respective covenants and the absence of a material adverse change in the business, results of operations or financial condition of any of the Acquired Companies.

  The agreements relating to the Acquisitions may be terminated under certain circumstances prior to the consummation of the Offering. Specifically, the agreements may be terminated (i) by the mutual consent of the Board of Directors of the Company and each Acquired Company or (ii) if a material breach or default under the agreements shall exist and is not cured or waived or the conditions to the closing of the Acquisitions are not fulfilled. There can be no assurance that the conditions to the closing of the

Acquisitions will be satisfied or waived or that the agreements relating to the Acquisitions will not be terminated prior to the closing of the Acquisitions. However, if the Acquisitions are not completed, the Offering will not be completed.

  Pursuant to the agreements relating to the Acquisitions, certain stockholders of each of the Acquired Companies have agreed not to compete with the Company for a period of five years commencing on the date of closing of the Acquisitions.

  Robert Allison, who will be elected a director of Nationwide upon consummation of the Offering, will receive the following consideration in connection with the acquisition of his interest in Allison-Smith: (i) $7,091,175 cash and (ii) 293,716 shares of Common Stock (the actual number of shares to be issued is dependent on the actual initial public offering price).

TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

  Certain stockholders of certain of the Acquired Companies who will become directors, executive officers or key employees of the Company upon consummation of the Offering have guaranteed indebtedness, performance bonds and other obligations of each of their respective Acquired Companies. These guarantees are expected to be terminated within 90 days following the completion of the Offering.

  Following completion of the Offering, the Company may repay up to $2.5 million of the Acquired Companies', and $8.6 million of Nationwide's, outstanding debt (some of such indebtedness will be repaid to persons who will become officers, directors or key employees of the Company after the Acquisitions). The exact amount and specific debt to be repaid has not been determined at this time.

  The Company plans to enter into certain real property leases with affiliates of the Acquired Companies. The Company will lease from Placid L.L.C. (an entity owned 50% by Mr. Pangonis) the administrative office and warehouse facilities of the Potter Division located in Las Vegas, for a five-year term that will terminate in the year 2001, and covers approximately 4,000 square feet of office space and 7,000 square feet of warehouse facilities, at a monthly rental rate of $7,000.

  The Company will lease from an affiliate of Robert Allison, the administrative office and warehouse facilities of the Allison-Smith Division located in Atlanta, for a ten-year term that will terminate in the year 2008, with an option to renew the lease for an additional five-year term. The lease covers 16,000 square feet of office space and 17,000 square feet of warehouse facilities, at a monthly rental rate of $5,000, to increase by 8% each year. Mr. Allison is President of Allison-Smith, and will become a director of the Company upon consummation of the Offering.

  The Company will lease from an affiliate of Bruce Henderson and Rodney Henderson, the three separate office/warehouse facilities of Henderson located in Louisville and Lexington, Kentucky, and Cincinnati, Ohio, covering approximately 38,500 square feet in the aggregate. The lease provides for a seven year term with an option to renew the lease for an additional five year term, at a monthly rental rate of $15,000. The lessor company is owned solely by Bruce Henderson and Rodney Henderson, each of whom will be a key employee of the Company.

  The Company plans to grant options (the "Performance Stock Options") to Ralph Pangonis to purchase 120,000 shares of Common Stock, exercisable at the initial public offering price. The Performance Stock Options will vest at a rate of 40,000 shares for each year that the net pre-tax income of the Potter Division, after certain specified deductions, exceeds $750,000. Any Performance Stock Options that do not vest in accordance with the performance test described above will expire three years after the date of grant, and all Performance Stock Options, whether or not vested, will expire if not exercised within five years after consummation of the Offering.

COMPANY POLICY

  In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the issuance of shares of Common Stock in connection with the acquisitions of the Acquired Companies and after giving effect to the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all executive officers, directors and director nominees as a group.

                                                        PERCENTAGE OF SHARES
                                                         BENEFICIALLY OWNED
                                                        -----------------------
                                           SHARES        PRIOR TO      AFTER
NAME                                 BENEFICIALLY OWNED  OFFERING     OFFERING
----                                 ------------------ ----------   ----------
KLT Energy Services, Inc. (1).......     1,271,666            32.2%        23.7%
Reardon Capital, LLC................     1,271,666            32.2%        12.8%
Gregory J. Orman (1)(2).............     1,271,666            32.2%        12.8%
Frederick C. Green, IV (3)..........       100,000             2.0%         1.0%
Frank R. Clark......................        60,000             1.5%         0.6%
John B. Wood........................       100,000             2.5%         1.0%
David W. Smith......................        40,000             1.0%         0.4%
Wade C. Lau.........................         5,000             0.1%         0.1%
Robert H. Hoffman...................         5,000             0.1%         0.1%
Andrew V. Johnson...................         5,000             0.1%         0.1%
Ronald G. Wasson (1)................           --               --           --
Bernard J. Beaudoin (1).............           --               --           --
Robert B. Allison (4)...............       293,716              --          2.9%
All executive officers, directors
 and director nominees as a group
 (11 persons) (1)...................     1,971,903            41.4%        19.4%

--------
(1) Does not include 1,089,999 shares of Class A Non-voting Common Stock of the Company beneficially owned by KLT Energy Services, Inc., an indirect wholly-owned subsidiary of Kansas City Power & Light Company, which will be converted into Common Stock concurrently with the consummation of the Offering. Accordingly, KLT's percentage ownership of outstanding Common Stock will be 23.7% after the Offering. Mr. Orman, Mr. Wasson and Mr. Beaudoin are directors of KLT Energy Services, Inc. but disclaim beneficial ownership of the shares of Common Stock owned by KLT Energy Services, Inc.
(2) Reflects shares owned by Reardon Capital, LLC ("Reardon") because Mr. Orman owns all of the voting membership interests of Reardon. Mr. Orman owns approximately 54% of the economic interest in Reardon.
(3) Does not include 49,545 shares attributable to non-voting membership interests in Reardon Capital, LLC.
(4) All shares to be issued at the time of the Acquisition of Allison-Smith.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share, (ii) 1,200,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The authorized but unissued shares of Preferred Stock are issuable in one or more series, with such designations, preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof as may be fixed and determined by resolution of the Company's Board of Directors.

  The following summaries of the terms of the Common Stock and the Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the terms set forth in the Amended and Restated Certificate of Incorporation of the Company. The Company's outstanding capital stock is fully paid and nonassessable and none of the authorized capital stock is entitled to preemptive rights or subscription rights. Prior to the date hereof, there has been no trading market for the Common Stock. Application will be made to list the Common Stock on the NYSE.

COMMON STOCK

  Following the Offering, there will be 9,964,099 shares of Common Stock outstanding. Subject to certain dividend restrictions of the Company's credit facility and to the preferential rights of the Preferred Stock, if outstanding, holders of Common Stock are entitled to dividends as declared thereon by the Company's Board only out of net income or earned surplus. Upon issuance of series of Preferred Stock, the Company's Board may provide for dividend restrictions on the Common Stock as to such series. In the event of liquidation, holders of Common Stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including lenders under the Company's credit facility and the aggregate liquidation preference of any Preferred Stock then outstanding.

  Except with respect to the Class A Nonvoting Common Stock (which will automatically convert into Common Stock upon consummation of the Offering), holders of Common Stock exclusively possess voting power for all purposes and are entitled at each stockholders' meeting of the Company, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share held of record on the books of the Company. The Company's Board is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and serving a staggered three-year term. Only one class is elected each year, and it is elected for a three-year term. The Company's stockholders are not entitled to cumulative voting rights in the election of directors. The number of directors will be fixed and a director may only be removed by the stockholders for cause, by the holders of a majority of the shares of the capital stock then outstanding and entitled to vote in the election of directors ("Voting Stock").

PREFERRED STOCK

  The Company is authorized to issue up to 10,000,000 shares of Preferred Stock without further stockholder approval, except as may be required by applicable stock exchange regulations. The Company's Board will be authorized to determine, without any further action by the holders of the Common Stock, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of any series of Preferred Stock, the number of shares constituting any such series and the designation thereof. Should the Board of Directors elect to exercise its authority, the rights, preferences and privileges of holders of Common Stock would be subject to the rights, preferences and privileges of the Preferred Stock.

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's voting stock within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

OTHER MATTERS

  The Amended and Restated Certificate of Incorporation provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall be at least three and not more than twelve. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provision of the Amended and Restated Articles of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  The Amended and Restated Certification of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders can be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors.

  The approval by the affirmative vote of the holders of 66 2/3% of the Company's outstanding voting stock is required to approve certain business combinations. Further, the affirmative vote of the holders of 80% of the Company's outstanding voting stock is required to approve certain specified business combinations with "interested stockholders" (i.e. beneficial owners of 10% or more of the combined voting power of the outstanding shares) or their affiliates, if either (i) the business combination is not approved by a majority of the disinterested directors, or (ii) conditions as to the forms of consideration, minimum price and procedures used are not met.

  The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to take into account (in addition to any other considerations which the Board of Directors may lawfully take into account) in determining whether to take or to refrain from taking corporate action on any possible acquisition proposals, including proposing any related matter to the stockholders of the Company, the long-term as well as short-term interests of the Company and its stockholders (including the possibility that these may be best served by the continued independence of the Company), customers, employees and other constituencies of the Company and any subsidiaries, as well as the effect upon communities in which the Company and any subsidiaries do business. In considering the foregoing and other pertinent factors, the Board of Directors is not required, in considering the best interests of the Company, to regard any particular corporate interest or the interest of any particular group affected by such action as a controlling interest.

STOCKHOLDER PROPOSALS

  The Company's Amended and Restated Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before any meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder, with respect to director nominations or stockholder proposals, not less than 50 nor more than 75 days prior to the meeting (except that if less than 65 days notice or prior public disclosure of the date of the meeting is given to stockholders, then notice must be received within 15 days of the date of the notice). Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Amended and Restated Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Amended and Restated Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

LIMITATIONS ON DIRECTOR/OFFICER LIABILITY

  Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Amended and Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or for any transaction in which a director has derived an improper personal benefit.

  The Company's Bylaws require the Company to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is serving as a director, officer, employee or agent of another enterprise at the Company's request. Indemnification is not, however, permitted under the Bylaws unless the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. The Company's Bylaws further provide that the Company shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Company in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the Bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

  The Company plans to enter into indemnification agreements (the "Agreements") with each of the Company's directors and officers prior to the Offering. The Agreements will provide that the Company will indemnify the directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of the Company) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer of the Company, or by reason of their serving or having served at the request or on behalf of the Company as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law. No indemnity will be provided under the Agreements for any amounts for which indemnity is provided by any other indemnification obligation or insurance maintained by the Company or another enterprise or otherwise. Nor will indemnity be provided to any director or officer on account of conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or a knowing violation of law. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against any director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar law, or on account of any remuneration paid to any director or officer which is adjudicated to have been paid in violation of law.

  The Company also intends to obtain director's and officer's liability insurance.

  The foregoing limitations on liability and indemnification obligations may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

  Norwest Bank of Minnesota, N.A. is the Transfer Agent and Registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Acquisitions and completion of this Offering, the Company will have outstanding 9,964,099 shares of Common Stock (10,714,099 if the Underwriters' over-allotment option is exercised in full) of which the 5,000,000 shares sold in the Offering (5,750,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 4,964,099 shares of Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer the acquiror or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirement described above. Rule 144 does not require the same person to have held the securities for the applicable periods. the foregoing summary of Rule 144 is not intended to be a complete description thereof. The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

  The Company, its executive officers, directors, current stockholders and persons acquiring shares of Common Stock in connection with the Acquisitions have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner for a period of one year following the date of this Prospectus (the "Lockup Period") without the prior written consent of BT Alex. Brown Incorporated, except that the Company may, subject to certain conditions, issue Common Stock in connection with future acquisitions. See "Underwriting." These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the Lockup Period. The foregoing transfer restrictions to the contrary notwithstanding, in connection with the Acquisitions, the Company has granted registration rights to stockholders of the Acquired Companies in connection with registrations of sales of Common Stock by the Company.

  Prior to the Offering, there has been no established public market for the Common Stock. No prediction can be made to the effect, if any, that the sale of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock of the Company and the Company's future ability to raise equity capital and complete any additional acquisitions for Common Stock. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, BT Alex. Brown Incorporated and Piper Jaffray Inc. (together, the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      BT Alex. Brown Incorporated.....................................
      Piper Jaffray Inc...............................................
                                                                       ---------
          Total....................................................... 5,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $     per share to certain other dealers. After commencement
of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 5,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 5,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

  To facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with the Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Company has agreed that it will not sell or offer any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for the grant of employee stock options (up to a maximum of 1,000,000 shares) under the 1998 Stock Option Plans and for shares issued (i) in connection with acquisitions of businesses and (ii) pursuant to the Nationwide Executive Stock Purchase Plan (up to a maximum of 250,000 shares). Further, the Company's directors, officers and certain stockholders who beneficially own 1,971,903 shares in the aggregate have agreed not to directly or indirectly sell or offer for sale or otherwise dispose of any Common Stock for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Acquired Companies in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

  The Common Stock issued in connection with the Acquisitions may not be sold to the public and the holder of those shares are restricted from selling those shares to the public for a period of at least one year after the consummation of the Acquisitions.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Stinson, Mag & Fizzell, P.C., Kansas City, Missouri. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The combined financial statements of Nationwide Electric, Inc. as of March 31, 1998 and for the three months then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Parsons Electric Co. as of February 27, 1998 and December 31, 1997 and 1996 and for the two-month period ended February 27, 1998 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by McGladrey & Pullen LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of The Allison Company and subsidiary as of March 31, 1998 and June 30, 1997 and for the nine-month period ended March 31, 1998 and for each of the two years in the period ended June 30, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Henderson Electric Co., Inc. and subsidiaries as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement accurately describes the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees.

  Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statement and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the NYSE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
NATIONWIDE ELECTRIC, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS
  Basis of Presentation..................................................  F-2
  Unaudited Pro Forma Combined Balance Sheet.............................  F-3
  Unaudited Pro Forma Combined Statement of Operations...................  F-4
  Notes to Unaudited Pro Forma Combined Financial Statements.............  F-5
NATIONWIDE ELECTRIC, INC. AND AFFILIATES COMBINED FINANCIAL STATEMENTS
  Independent Auditors' Report........................................... F-10
  Combined Balance Sheet................................................. F-11
  Combined Statement of Operations....................................... F-12
  Combined Statement of Stockholders' Equity............................. F-13
  Combined Statement of Cash Flows....................................... F-14
  Notes to Combined Financial Statements................................. F-15
PARSONS ELECTRIC CO.
  Independent Auditors' Report........................................... F-23
  Balance Sheets......................................................... F-24
  Statements of Income................................................... F-25
  Statements of Retained Earnings........................................ F-26
  Statements of Cash Flows............................................... F-27
  Notes to Financial Statements.......................................... F-28
ACQUIRED COMPANIES
THE ALLISON COMPANY
  Independent Auditors' Report........................................... F-33
  Consolidated Balance Sheets............................................ F-34
  Consolidated Statements of Operations and Retained Earnings............ F-35
  Consolidated Statements of Cash Flows.................................. F-36
  Notes to Consolidated Financial Statements............................. F-37
HENDERSON ELECTRIC CO. INC. AND SUBSIDIARIES
  Independent Auditors' Report........................................... F-43
  Consolidated Balance Sheets............................................ F-44
  Consolidated Statements of Operations and Retained Earnings............ F-45
  Consolidated Statements of Cash Flows.................................. F-46
  Notes to Consolidated Financial Statements............................. F-47

               NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by Nationwide Electric, Inc. ("Nationwide"), of the outstanding capital stock of Henderson Electric Company ("Henderson") and The Allison Company ("Allison-Smith") and certain assets of another smaller Company (together, the Acquired Companies), and (ii) the offering. The acquisitions (the "Acquisitions") will occur simultaneously with and are contingent upon the closing of Nationwide's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Nationwide, which purchased Parsons Electric Co. effective in February 1998 for cash, has been designated the accounting acquiror for financial statement presentation purposes.

  The unaudited pro forma combined balance sheet gives effect to the Acquisitions and related transactions, and the Offering, as if they had occurred on March 31, 1997. The unaudited pro forma combined statement of operations gives effect to these transactions as if they had occurred on April 1, 1997.

  Nationwide has preliminarily analyzed the savings that are expected to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquired Companies and Parsons have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statements of operations. It is anticipated that these savings will be offset by costs related to Nationwide's new corporate management and by the costs associated with being a public company not reflected herein. With respect to other potential cost savings, Nationwide cannot quantify these savings until completion of the Acquisitions. Because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Nationwide.

  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Nationwide's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of Nationwide's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                           NATIONWIDE ELECTRIC, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                            POST MERGER
                                                      ADJUSTMENTS PRO FORMA ADJUSTMENTS PRO FORMA
         ASSETS          NATIONWIDE ALLISON HENDERSON  (NOTE 3)   COMBINED   (NOTE 3)     TOTAL
         ------          ---------- ------- --------- ----------- --------- ----------- ---------
Current Assets:
 Cash and cash
  equivalents...........  $ 1,047   $ 2,014  $   428   $  4,485    $ 7,974   $ 24,311    $32,285
 Contract receivables...   12,089     7,663    9,635      2,142     31,529        --      31,529
 Costs and estimated
  earnings in excess of
  billings..............    3,321     1,100    1,367        120      5,908        --       5,908
 Inventories............      479        28      147        --         654        --         654
 Advances to
  Stockholders..........      --        212    1,956     (2,168)       --         --         --
 Prepaid expenses.......       46        78        1         21        146        --         146
 Deferred income tax....      122       --       322        --         444        --         444
                          -------   -------  -------   --------    -------   --------    -------
   Total current assets.   17,104    11,095   13,856      4,600     46,655     24,311     70,966
Property and equipment,
 net....................    1,597       631    1,956       (944)     3,240        --       3,240
Deferred income taxes...      --        --       --         --         --         --         --
Intangibles and other
 assets.................    4,667       --       245     12,785     17,697        --      17,697
                          -------   -------  -------   --------    -------   --------    -------
   Total assets.........  $23,368   $11,726  $16,057   $ 16,441    $67,592   $ 24,311    $91,903
                          =======   =======  =======   ========    =======   ========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
 Current portion long-
  term debt.............  $   --    $   112  $   279   $    --     $   391   $   (391)   $   --
 Accounts payable.......    3,237     1,163    4,009      1,149      9,558        --       9,558
 Accrued expenses.......    1,816       503    1,658        566      4,543        --       4,543
 Income taxes payable...      --        169      --         --         169        --         169
 Other current
  liabilities...........      915       --       --         --         915       (480)       435
 Billings in excess of
  costs and estimated
  earnings..............    1,926     1,818    1,293        723      5,760        --       5,760
 Line of credit.........    8,600       --       400        340      9,340     (9,340)       --
 Payables to Acquired
  Companies
  stockholders..........      --        --       --      16,880     16,880    (16,880)       --
                          -------   -------  -------   --------    -------   --------    -------
   Total current
    liabilities.........   16,494     3,765    7,639     19,658     47,556    (27,091)    20,465
Long-term debt..........      --      1,042      368        --       1,410     (1,410)       --
Deferred income taxes...      --        --        53        --          53        --          53
Long-term commitments...      --        --       150        --         150        --         150
Redeemable preferred
 stock..................    6,038       --       --         150      6,188     (6,188)       --
Stockholders' Equity:
 Common stock, $.01
  par...................        2       406       27       (396)        39         61        100
 Common stock, $1.00
  par...................        1       --       --          (1)       --         --         --
 Class A common, $.01
  par...................        1       --       --          10         11        (11)       --
 Class A common, $1.00
  par...................      --        --       --         --         --         --         --
 Additional paid-in
  capital...............    1,096       --       --      11,553     12,649     58,950     71,599
 Retained earnings
  (deficit).............     (264)    6,513    8,048    (14,711)      (414)       --        (414)
 Less treasury
  stock/shareholder
  notes.................      --        --      (228)       178        (50)       --         (50)
                          -------   -------  -------   --------    -------   --------    -------
   Total stockholders'
    equity..............      836     6,919    7,847     (3,367)    12,235     59,000     71,235
                          -------   -------  -------   --------    -------   --------    -------
   Total liabilities and
    stockholders'
    equity..............  $23,368   $11,726  $16,057   $ 16,441    $67,592   $ 24,311    $91,903
                          =======   =======  =======   ========    =======   ========    =======

                           NATIONWIDE ELECTRIC, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED MARCH 31,1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA
                                                           ADJUSTMENTS PRO FORMA
                             NATIONWIDE ALLISON  HENDERSON  (NOTE 4)     TOTAL
                             ---------- -------  --------- ----------- ---------
Revenue....................   $60,651   $32,072   $44,000    $9,098    $145,821
Cost of services, excluding
 depreciation shown
 separately below..........    49,493    25,771    37,952     7,603     120,819
                              -------   -------   -------    ------    --------
    Gross profit...........    11,158     6,301     6,048     1,495      25,002
Operating expenses:
  Depreciation.............       443        97       272        50         862
  Goodwill amortization....       --        --        --        580         580
  Selling, general and
   administrative expenses.     7,613     2,208     4,104       603      14,528
                              -------   -------   -------    ------    --------
Operating expenses.........     8,056     2,305     4,376     1,233      15,970
                              -------   -------   -------    ------    --------
    Operating income.......     3,102     3,996     1,672       262       9,032
Interest and other income
 (expense):
  Interest expense.........      (323)     (174)     (115)      612         --
  Other income (expense),
   net.....................        59       (72)      386        (2)        312
                              -------   -------   -------    ------    --------
    Income before tax......     2,838     3,750     1,943       872       9,344
Income tax (benefit).......      (121)    1,426       776     1,837       3,918
                              -------   -------   -------    ------    --------
    Net income.............   $ 2,959   $ 2,324   $ 1,167    $ (965)   $  5,426
                              =======   =======   =======    ======    ========
Net income per share.......                                            $   0.54
                                                                       ========
Shares used in computing
 pro forma income per share
 (1).......................                                               9,964

--------
(1) Includes (a) 3,948,331 shares issued to certain management personnel and the existing stockholders of Nationwide, (b) 1,015,768 shares issued to owners of the Acquired Companies, (c) 2,718,231 of the 5,000,000 shares sold in the Offering to pay the cash portion of the Acquisition consideration, expenses of the Offering and retirement of debt and (d) 2,281,769 of the 5,000,000 shares sold in the Offering to provide net cash to Nationwide expected to be used for working capital and future acquisitions of businesses.

               NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

  Nationwide Electric, Inc. ("Nationwide") was founded to create a leading provider of electrical contracting and maintenance services to commercial, industrial and institutional customers. Nationwide acquired Parsons effective February 27, 1998 and conducted no operations prior to that acquisition. Subsequent to March 31, 1998, Nationwide merged with a related company that had common ownership and became the designated "accounting acquiror" in the Acquisitions. Nationwide will acquire the Acquired Companies concurrently with and as a condition of the closing of this Offering.

  The historical financial statements reflect the financial position and results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements where indicated. The periods included in these unaudited pro forma financial statements for the individual Acquired Companies are as of and for the twelve months ended March 31, 1998. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

2. ACQUISITION OF ACQUIRED COMPANIES:

  Concurrently with and as a condition to the closing of the Offering, Nationwide will acquire all of the outstanding capital stock of the Acquired Companies. The acquisitions will be accounted for using the purchase method of accounting with Nationwide being designated as the accounting acquiror.

  Nationwide acquired Parsons Electric Co. ("Parsons") through a merger with Galt Financial, Inc. ("Galt") the parent company of Parsons effective February 27, 1998. Galt was owned by the same shareholders who own Nationwide. Accordingly, the merger was accounted for similar to a pooling of interests. The merger was completed with Nationwide issuing its stock to the shareholders of Galt in return for all of Galt's outstanding stock. Galt acquired Parsons in an all cash transaction accounted for using the purchase method of accounting. The goodwill which resulted in this transaction is being amortized using a 40-year life. In addition, $425,000 of payments pursuant to a non-compete agreements with key managers at Parsons will be amortized over lives ranging from 21-36 months as a non-cash charge to operating income or $170,000 per year.

  The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of each of the Acquired Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $11.05 per share (or $11.2 million), which is less than the assumed initial public offering price of $13.00 per share. The number of shares constituting the Acquisition Consideration will depend upon the actual initial public offering price. The total estimated purchase price of $28.1 million for the acquisitions is based upon preliminary estimates and is subject to certain downward purchase price adjustments at and following closing. The table does not reflect distributions totaling $480,000 consisting of Parsons undistributed earnings previously taxed to its stockholders (S Corporation Distributions) prior to the Acquisitions.

                                                                       SHARES OF
                                                                        COMMON
                                                                CASH     STOCK
                                                               ------- ---------
                                                                (IN THOUSANDS)
      The Allison Company..................................... $10,130     420
      Henderson Electric Co. Inc. and Subsidiaries............   5,250     481
      Other Acquired Company..................................   1,500     115
                                                               -------   -----
          Total............................................... $16,880   1,016
                                                               =======   =====

                NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

  For purposes of the transactions discussed above, the Company utilized an $11.05 per share value for the Common Stock in calculating goodwill. This valuation reflects a 15% discount from the assumed initial public offering price.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

(IN THOUSANDS)

                                                                     PRO FORMA
ASSETS                                 (A)   (B)     (C)      (D)   ADJUSTMENTS
------                                 ----  ----  --------  ------ -----------
Current Assets:
  Cash and cash equivalents........... $325  $--   $  3,317  $  843  $  4,485
  Contract receivables................  --    --        --    2,142     2,142
  Costs and estimated earnings in
   excess of billings.................  --    --        --      120       120
  Advances to Stockholders............  --    --     (2,275)    107    (2,168)
  Prepaid expenses....................  --    --        --       21        21
                                       ----  ----  --------  ------  --------
    Total current assets..............  325   --      1,042   3,233     4,600
Property and equipment, net...........  --    --     (1,149)    205      (944)
Intangibles and other assets..........  --    --     12,785     --     12,785
                                       ----  ----  --------  ------  --------
    Total assets...................... $325  $--   $ 12,678  $3,438  $ 16,441
                                       ====  ====  ========  ======  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Accounts payable.................... $--   $--   $      6  $1,143  $  1,149
  Accrued expenses....................  --    --        --      566       566
  Due to related parties..............  --    --       (353)    353       --
  Billings in excess of costs and
   estimated earnings.................  --    --        --      723       723
  Line of credit......................  --    --        --      340       340
  Payables to Acquired Company
   stockholders.......................  --    --     16,880     --     16,880
                                       ----  ----  --------  ------  --------
    Total current liabilities.........  --    --     16,533   3,125    19,658
Redeemable preferred stock............  --    150       --      --        150
Stockholders' Equity:
  Common stock:
    Voting, $.01 par..................   13    23      (447)     15      (396)
    Voting, $1.00 par.................  --    --         (1)    --         (1)
    Nonvoting, $.01 par...............  --    --        (10)    --         10
    Nonvoting, $1.00 par..............  --    --        --      --        --
  Additional paid-in capital..........  362   (23)   11,214     --     11,553
  Retained earnings (deficit).........  --   (150)  (14,859)    298   (14,711)
  Less treasury stock/shareholder
   notes..............................  (50)  --        228     --        178
                                       ----  ----  --------  ------  --------
    Total stockholders' equity........  325  (150)   (3,855)    313    (3,367)
                                       ----  ----  --------  ------  --------
    Total liabilities and
     stockholders' equity............. $325  $--   $ 12,678  $3,438  $ 16,441
                                       ====  ====  ========  ======  ========

               NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

(IN THOUSANDS)

                                                                     POST MERGER
ASSETS                                              (E)      (F)     ADJUSTMENTS
------                                            -------  --------  -----------
Current Assets:
  Cash and cash equivalents...................... $59,000  $(34,689)  $ 24,311
                                                  -------  --------   --------
    Total current assets.........................  59,000   (34,689)    24,311
                                                  -------  --------   --------
    Total assets................................. $59,000  $(34,689)  $ 24,311
                                                  =======  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Current portion long term debt................. $   --   $   (391)  $   (391)
  Other current liabilities......................     --       (480)      (480)
  Line of credit.................................     --     (9,340)    (9,340)
  Payables to Acquired Company stockholders......     --    (16,880)   (16,880)
                                                  -------  --------   --------
    Total current liabilities....................     --    (27,091)   (27,091)
  Long-term debt.................................     --     (1,410)    (1,410)
Redeemable preferred stock.......................     --     (6,188)    (6,188)
Stockholders' Equity:
  Common stock...................................      61       --          61
  Class A common, $.01 par.......................     (11)      --         (11)
  Additional paid-in capital.....................  58,950       --      58,950
                                                  -------  --------   --------
    Total stockholders' equity...................  59,000       --      59,000
                                                  -------  --------   --------
    Total liabilities and stockholder's equity... $59,000  $(34,689)  $ 24,311
                                                  =======  ========   ========

--------
(a) Records the sale of 315,000 and 950,000 shares of Nationwide common stock to management, two directors and one director nominee, and a related company, respectively. All the shares were paid for with cash plus shareholder notes on certain of the management shares. Under certain restricted stock purchase agreements, the Company has sold 315,000 shares of Common Stock to management and outside directors. As a result, the Company will record a non-recurring, non-cash compensation charge of $3.6 million in the first reportable quarter following consummation of the Offering representing the difference between the amount paid for the shares and the estimated fair value thereof (a fair value that is discounted ten percent from the assumed initial public offering price). This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.
(b) Records the issuance of Nationwide stock to the shareholders of a related company pursuant to a merger plan and the subsequent cancellation of treasury stock received in the merger.
(c) Records the purchase of the Acquired Companies by Nationwide consisting of payables to Acquired Company stockholders of $16.9 million (to reflect the cash consideration payable to the Acquired Companies) and 1.0 million shares of Common Stock valued at $11.05 per share (or $11.2 million) for a total estimated purchase price of $28.1 million resulting in excess purchase price of $13.0 million over the net assets acquired of $15.1 million (see Note 2). Records the sale of certain assets to the former shareholders for cash after the acquisitions. Based on its initial assessment, management believes that the historical carrying value of the Acquired Companies' assets and liabilities will approximate fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated.

               NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

  The following reconciles the historical net assets to the Acquired Companies net assets acquired (in thousands):

                                                    TOTAL      LESS    ACQUIRED
                                                   COMBINED NATIONWIDE COMPANIES
                                                   -------- ---------- ---------
      Historical net assets....................... $15,915     $836     $15,079
                                                   =======     ====     =======

(d) Records the accounts of another Acquired Company for which historical financial statements are not included.
(e) Records the cash proceeds of $59.0 million from the issuance of 5,000,000 shares of Nationwide Common Stock, net of underwriting discount of $4.55 million and estimated offering costs of $1.45 million (at an assumed issuance price of $13 per share). Offering costs primarily consist of accounting fees, legal fees and printing expenses.
(f) Records payment of the cash portion of the consideration to the stockholders of the Acquired Companies of $16.9 million in connection with the Acquisitions, redemption of $6.2 million of Redeemable Preferred Stock, repayment of outstanding short-term and long-term debt totaling $11.1 million and $480,000 distributions payable.

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:


                            (A)     (B)     (C)   (D)    (E)     (F)    TOTAL
(IN THOUSANDS)             -----  -------  -----  ---- ------- -------  ------
Revenue................... $ --   $(2,315)   --    --  $11,413     --   $9,098
Cost of revenue...........   --    (1,905)   --    --    9,508     --    7,603
                           -----  -------  -----  ---- ------- -------  ------
    Gross profit..........   --      (410)   --    --    1,905     --    1,495
Operating expenses:
  Depreciation............   (52)     --     --    --      102     --       50
  Goodwill amortization...   --       --   $ 580   --      --      --      580
  Selling, general and
   administrative
   expenses...............  (472)    (468)   --    --    1,543     --      603
                           -----  -------  -----  ---- ------- -------  ------
Operating expenses........  (524)    (468)   580   --    1,645     --    1,233
                           -----  -------  -----  ---- ------- -------  ------
    Operating income......   524       58   (580)  --      260     --      262
Interest and other income
 (expense):
  Interest expense........   --         9    --   $603     --      --      612
  Other income, net.......   (10)      (4)   --    --       12     --       (2)
                           -----  -------  -----  ---- ------- -------  ------
    Income before Tax.....   514       63   (580)  603     272     --      872
Income taxes..............   --       --     --    --      --  $ 1,887   1,837
                           -----  -------  -----  ---- ------- -------  ------
    Net income (loss)..... $ 514  $    63  $(580) $603 $   272 $(1,887) $ (965)
                           =====  =======  =====  ==== ======= =======  ======

               NATIONWIDE ELECTRIC, INC. AND ACQUIRED COMPANIES

--------
(a) Reflects the $630,000 reduction in salaries, bonuses and benefits to the owners of the Acquired Companies. These reductions in salaries, bonuses and benefits have been agreed to prospectively in accordance with the terms of employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Additionally, reflects adjustments to expenses associated with certain non-operating assets that will be transferred from the Acquired Companies prior to the Acquisitions and certain other transactions.
(b) Reflects the elimination of activities related to assets not purchased from the shareholder of Parsons.
(c) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions and the amortization of goodwill to be recorded as a result of the acquisition of Parsons over a 40-year life, as well as amortization to be recorded as a result of non-compete agreements with key managers at Parsons over lives ranging from 21-36 months.
(d) Reflects elimination of interest expense of $11.1 million of debt to be repaid using proceeds from the Offering.
(e) Reflects results of operations of another acquired company for which historical financial statements are not included.
(f) Reflects the incremental provision for federal and state income taxes at an approximate 40.0% overall tax rate before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.

                         INDEPENDENT AUDITORS' REPORT

Nationwide Electric, Inc.:

  We have audited the accompanying combined balance sheet of Nationwide Electric, Inc. and affiliates (the "Company") as of March 31, 1998 and the related combined statements of operations, stockholders' equity and cash flows for the three months then ended. The combined financial statements include the accounts of Nationwide Electric, Inc. and affiliated companies, Parsons Electric Co. and Galt Financial, Inc., which are under common control. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Nationwide Electric, Inc. and affiliates as of March 31, 1998 and the results of their operations and their cash flows for the three months then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 12, 1998

                    NATIONWIDE ELECTRIC, INC. AND AFFILIATES

                             COMBINED BALANCE SHEET
                                 MARCH 31, 1998

ASSETS
------
CURRENT ASSETS:
Cash and cash equivalents.........................................  $ 1,046,253
Contract receivables, net of an allowance for doubtful accounts of
 $40,000..........................................................   12,088,891
Costs and estimated earnings in excess of billings on uncompleted
 contracts........................................................    3,320,678
Inventories.......................................................      479,396
Prepaid expenses..................................................       45,833
Deferred income taxes.............................................      122,000
                                                                    -----------
    Total current assets..........................................   17,103,051
                                                                    -----------
Property and equipment, net.......................................    1,597,687
Intangibles and other assets, net.................................    4,667,368
                                                                    -----------
    Total.........................................................  $23,368,106
                                                                    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
CURRENT LIABILITIES:
Accounts payable..................................................  $ 3,236,631
Accrued expenses..................................................    1,814,958
Other current liabilities.........................................      915,365
Billings in excess of costs and estimated earnings on uncompleted
 contracts........................................................    1,925,651
Line of credit....................................................    8,600,000
                                                                    -----------
    Total current liabilities.....................................   16,492,605
Commitments and contingencies (Notes 9 and 15)
Deferred income taxes.............................................        1,500
Redeemable preferred stock; Series A nonvoting convertible; par
 value $1.00; 6,000 shares authorized, issued and outstanding.....    6,037,500
Stockholders' equity:
  Nationwide Electric, Inc.:
    Common stock; par value $.01:
    Voting, 15,000,000 shares authorized; 233,331 shares issued
     and outstanding..............................................        2,333
    Class A nonvoting, 150,000 shares authorized; 99,999 shares
     issued and outstanding.......................................        1,000
  Galt Financial, Inc.:
    Common stock; par value $1.00:
    Voting, 1,000 shares authorized; 700 shares issued and
     outstanding..................................................          700
    Class A nonvoting, 1,000 shares authorized; 300 shares issued
     and outstanding..............................................          300
  Additional paid-in capital......................................    1,095,667
  Retained deficit................................................     (263,499)
                                                                    -----------
    Total stockholders' equity....................................      836,501
                                                                    -----------
    Total.........................................................  $23,368,106
                                                                    ===========


                  See notes to combined financial statements.

                    NATIONWIDE ELECTRIC, INC. AND AFFILIATES

                        COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

Contract revenues earned........................................... $4,304,818
Costs of services..................................................  3,601,651
                                                                    ----------
Gross profit.......................................................    703,167
Selling, general and administrative expenses.......................    938,718
                                                                    ----------
Loss from operations...............................................   (235,551)
Interest and other income (expense):
 Interest expense..................................................   (124,448)
 Other income, net.................................................     42,990
                                                                    ----------
                                                                       (81,458)
                                                                    ----------
Loss before benefit for income taxes...............................   (317,009)
Income tax benefit.................................................    120,500
                                                                    ----------
Net loss........................................................... $ (196,509)
                                                                    ==========


                  See notes to combined financial statements.

                    NATIONWIDE ELECTRIC, INC. AND AFFILIATES

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                       THREE MONTHS ENDED MARCH 31, 1998

                                  COMMON STOCK
                          -----------------------------
                                            CLASS A
                              VOTING       NONVOTING    ADDITIONAL
                          -------------- --------------  PAID-IN   RETAINED
                          SHARES  AMOUNT SHARES  AMOUNT  CAPITAL    DEFICIT    TOTAL
                          ------- ------ ------- ------ ---------- ---------  --------
BALANCE, JANUARY 1,
 1998...................      --  $  --      --  $  --  $   35,000 $ (29,490) $  5,510
Issuance of Nationwide
 common stock...........  233,331  2,333  99,999  1,000    961,667       --    965,000
Issuance of Galt, Inc.
 common stock...........      700    700     300    300     99,000       --    100,000
Dividends on preferred
 stock..................      --     --      --     --         --    (37,500)  (37,500)
Net loss................      --     --      --     --         --   (196,509) (196,509)
                          ------- ------ ------- ------ ---------- ---------  --------
BALANCE, MARCH 31, 1998.  234,031 $3,033 100,299 $1,300 $1,095,667 $(263,499) $836,501
                          ======= ====== ======= ====== ========== =========  ========





                  See notes to combined financial statements.

                    NATIONWIDE ELECTRIC, INC. AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS
                       THREE MONTHS ENDED MARCH 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................................ $   (196,509)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation...................................................       32,532
  Amortization of intangible assets..............................       21,729
  Provision for deferred income taxes............................     (120,500)
  Changes in operating assets and liabilities, excluding assets acquired and liabilities assumed in acquisitions:
   Contract receivables..........................................    1,453,415
   Costs and estimated earnings in excess of billings............     (462,079)
   Inventory.....................................................      (26,943)
   Prepaid expenses..............................................      154,667
   Accounts payable..............................................      132,283
   Accrued expenses..............................................   (1,687,033)
   Other current liabilities.....................................      690,365
   Billings in excess of costs and estimated earnings............     (276,531)
                                                                  ------------
    Net cash used in operating activities........................     (284,604)
                                                                  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.............................      (29,663)
 Purchase of Parsons Electric Co.................................  (11,000,000)
 Purchase of employee non-compete agreements.....................     (200,000)
                                                                  ------------
    Net cash used in investing activities........................  (11,229,663)
                                                                  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of preferred stock...................    6,000,000
 Proceeds from the issuance of common stock......................    1,000,000
 Net borrowings under line-of-credit.............................    5,800,000
 Capital contributions...........................................       65,000
 Payments on long term-debt......................................     (308,318)
                                                                  ------------
    Net cash provided by financing activities....................   12,556,682
                                                                  ------------
Net increase in cash and cash equivalents........................    1,042,415
Cash and cash equivalents, at January 1, 1998....................        3,838
                                                                  ------------
Cash and cash equivalents, at March 31, 1998..................... $  1,046,253
                                                                  ============
Cash payments for interest....................................... $     65,552
                                                                  ============

                  See notes to combined financial statements.

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The combined financial statements presented herein represent the balance sheets of Nationwide Electric, Inc. ("Nationwide") and Galt Financial, Inc. ("Galt, Inc."). Operating results have been presented for the period January 1, 1998 (or date of incorporation, whichever is later) through March 31, 1998 for Nationwide and Galt, Inc. Operating results for Galt Financial, LLC ("Galt LLC") have been presented for the period from January 1, 1998 through March 4, 1998 when it was merged into Galt, Inc. Such companies are under common control and management. Nationwide acquired Galt, Inc. on May 31, 1998 and as of that date is the sole surviving entity. Parsons Electric Co. ("Parsons") was acquired on February 27, 1998 by Galt, Inc. for cash in the amount of $11,000,000 in a transaction which has been accounted for under the purchase method of accounting. Galt, Inc.'s operating results include the operations of Parsons from the date of acquisition through March 31, 1998. (Operating results for Nationwide, Galt, Inc. and Galt LLC prior to January 1, 1998 were not significant.)

  Nationwide is majority owned by KLT Energy Services, Inc. (KLT), a deregulated subsidiary of Kansas City Power & Light Company (KCPL) and Reardon Capital, LLC (Reardon). Galt, Inc. and Galt LLC were also owned by KLT and Reardon.

  Nature of Operations--The Company's primary operations at March 31, 1998 are commercial and industrial electrical contracting with corporate offices in Kansas City, Missouri and operating offices in Minneapolis, Minnesota. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year. The Company's operations are primarily conducted within the state of Minnesota.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amount of reserves and expenses during the period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

  Collective Bargaining Agreements--The Company is a party to various collective bargaining agreements with certain of its employees. These agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through April 2000.

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using straight-line methods over the estimated useful lives of the related assets. Depreciation is provided over the following estimated useful lives:

      Service equipment............................................      5 years
      Leasehold improvements.......................................     10 years
      Machinery and equipment...................................... 5 to 7 years
      Office furniture and equipment............................... 5 to 7 years

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs for each contract.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income from time and materials and maintenance-type contracts is recognized when billed.

  Income Taxes--The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES use of the assets is less than the carrying value. No impairment has been recognized through March 31, 1998.

  Loss Per Common Share--Loss to common stockholders reflecting dividends on Redeemable Preferred Stock and loss per common share are not presented due to the recent reorganization described herein which makes such information not relevant.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. Adoption of SFAS Nos. 130 and 131 did not have any significant effect on the Company's combined financial statements.

2. PARSONS ACQUISITION

  On February 27, 1998 the Company acquired for cash all of the issued and outstanding stock of Parsons Electric Co. The total purchase price was $11,000,000, of which $4,600,000 was financed by additional borrowings under Parson's line of credit (Note 7). Total assets acquired and liabilities assumed were approximately $18,400,000 and $11,900,000, respectively.

  The acquisition has been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values resulting in goodwill of approximately $4.3 million, which is being amortized to expense over 40 years using the straight-line method as discussed at Note 6.

  In addition, the Company entered into non-compete agreements with two key employees of Parsons Electric Co. Payments of $425,000 are being made under those agreements and are being amortized on a straight-line basis over 21 to 36 months.

  The accompanying statement of operations reflect the results of operations of Parsons from the date of acquisition through March 31, 1998. The unaudited pro forma results of operations as if Parsons was acquired on January 1, 1998 are as follows:

      Revenues..................................................... $14,004,368
                                                                    ===========
      Net loss..................................................... $   (39,800)
                                                                    ===========

3. CONTRACT RECEIVABLES

  Contract receivables consist of the following:

      Current accounts............................................. $10,623,725
      Retention....................................................   1,505,166
                                                                    -----------
      Subtotal.....................................................  12,128,891
      Less allowance for doubtful accounts.........................      40,000
                                                                    -----------
      Contract receivables, net.................................... $12,088,891
                                                                    ===========

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

4. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

      Costs incurred on uncompleted contracts...................... $45,317,999
      Estimated earnings...........................................   5,405,927
                                                                    -----------
      Total........................................................  50,723,926
      Less billings to date........................................  49,328,899
                                                                    -----------
      Net under billings........................................... $ 1,395,027
                                                                    ===========

The net balances in process are classified on the balance sheet as follows:

      Costs and estimated earnings in excess of billings on
       uncompleted contracts..................................... $ 3,320,678
      Billings in excess of costs and estimated earnings on
       uncompleted contracts.....................................  (1,925,651)
                                                                  -----------
      Total...................................................... $ 1,395,027
                                                                  ===========

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

      Service equipment............................................. $   39,455
      Leasehold improvements........................................    785,560
      Machinery and equipment.......................................    470,534
      Office furniture and equipment................................    334,670
                                                                     ----------
      Subtotal......................................................  1,630,219
      Less accumulated depreciation.................................     32,532
                                                                     ----------
      Property and equipment, net................................... $1,597,687
                                                                     ==========

6. INTANGIBLES AND OTHER ASSETS

  Intangible assets consist of the following:

      Goodwill...................................................... $4,262,971
      Non-compete agreements........................................    425,000
      Other.........................................................      1,126
                                                                     ----------
                                                                      4,689,097
      Less accumulated amortization.................................     21,729
                                                                     ----------
                                                                     $4,667,368
                                                                     ==========

  The non-compete agreements at March 31, 1998 consist of agreements with two key employees that are being amortized over 21 to 36 months. Goodwill is being amortized over 40 years and is deductible for tax purposes.

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

7. LINE OF CREDIT

  The Company has a $10,000,000 revolving line of credit with a bank, bearing interest at the prime rate (8.5% at March 31, 1998) and is secured by substantially all assets of the Company. The balance outstanding on the revolving line of credit at March 31, 1998 was $8,600,000. The revolving line of credit expires March 1, 1999, if not renewed. Under the terms of the line of credit, the Company must maintain certain minimum net worth and financial ratio requirements.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

      Accrued expenses consist of the following:
        Accrued payroll and related expenses........................ $1,215,404
        Accrued union dues and benefits.............................    525,959
        Other accrued expenses......................................     73,595
                                                                     ----------
                                                                     $1,814,958
                                                                     ==========
      Other current liabilities consist of the following:
        Payable to former shareholder............................... $  479,523
        Non-compete agreements payable..............................    225,000
        Severance and bonus payable.................................    210,842
                                                                     ----------
                                                                     $  915,365
                                                                     ==========

  In connection with the acquisition of Parsons, the Company entered into non-compete agreements with two employees for $425,000, of which $225,000 remains payable at March 31, 1998. In March 1998, an employee submitted his resignation and is eligible for $210,842 of severance and bonus pay, all of which remains payable at March 31, 1998.

9. OPERATING LEASES

  The Company leases an office building and warehouse facilities. The lease is classified as an operating lease and expires on November 30, 2006.

  Annual minimum lease payments under these noncancellable operating leases as of March 31, 1998, are as follows:

      1999 through 2003................................................ $148,368
      Thereafter.......................................................  544,016

  In addition, the Company leases automobiles under agreements classified as operating leases. Lease expense was approximately $47,000 for the three months ended March 31, 1998.

10. INCOME TAXES

  The Company's income tax benefit consists of the following:

      Deferred:
        Federal...................................................... $(102,500)
        State........................................................   (18,000)
                                                                      ---------
                                                                      $(120,500)
                                                                      =========

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

      Statutory federal rate--loss............................. $(107,783) (34)%
      State tax, net of federal benefit........................   (19,020)  (6)
      Permanent differences....................................    14,760    5
      Other....................................................    (8,457)  (3)
                                                                ---------  ---
                                                                $(120,500) (38)%
                                                                =========  ===

  The components of deferred income tax assets and liabilities are as follows:

                                                               LONG-
                                                     CURRENT   TERM     TOTAL
                                                     -------- -------  --------
Deferred income tax assets:
  Net operating loss carryforwards.................. $122,000 $   --   $122,000
                                                     -------- -------  --------
    Total deferred income tax assets................  122,000     --    122,000
                                                     -------- -------  --------
Deferred income tax liabilities:
  Goodwill..........................................      --   (1,500)   (1,500)
                                                     -------- -------  --------
    Total deferred income tax liabilities...........      --   (1,500)   (1,500)
                                                     -------- -------  --------
Net deferred income tax assets...................... $122,000 $(1,500) $120,500
                                                     ======== =======  ========

  For income tax purposes, the Company has a net operating loss carryforward of $305,000 which, if not utilized, expires in 2014.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, accounts and notes receivable, accounts payable and current debt. The carrying value of cash and cash equivalents, accounts and notes receivable and accounts payable approximates fair value because of their short duration. The carrying value of current debt approximates fair value based on current rates for borrowings of similar quality and terms.

  Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Minnesota market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

12. SHAREHOLDERS' EQUITY

  Common Stock--The Company's common stock is comprised of the combined Voting Common Stock and Class A Nonvoting Common Stock of Nationwide and Galt, Inc. At March 31, 1998, KLT and Reardon each owned 116,665.5 shares of Nationwide Voting Common and 350 shares of Galt, Inc. Voting Common Stock. In addition, KLT owned 300 shares of Class A Nonvoting Common Stock of Galt, Inc. and 99,999 shares of Nationwide Class A Nonvoting Common Stock.

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES

  Class A Nonvoting Common Stock has all of the powers, preferences and rights of the Common Stock, except for voting rights. Each share of nonvoting converts into voting upon the sale of shares of Common Stock or debt securities in a public offering or in the case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company. The Class A Nonvoting Common Stock contains anti-dilution provisions.

  Certain events require the approval of two-thirds of the outstanding Class A Nonvoting Common Stock. Common share data has been restated to reflect a
333.33 for 1 common stock split on March 23, 1998.

  Redeemable Preferred Stock--The Company has outstanding 6,000 shares of Series A Redeemable Preferred Stock which is nonvoting and mandatorily redeemable over thirty six months commencing March 1999 together with any accrued but unpaid dividends. The Redeemable Preferred Stock is also mandatorily redeemable upon the sale of Common Stock or debt securities in a public offering or upon the sale or disposition of a majority of the Company's assets.

  Annual dividends at $75 per share are cumulative and payable in arrears when and as declared by the Board of Directors (dividends accrued through October 1998 are not payable until such shares are redeemed as discussed above).

  Commencing August 1, 1998, the preferred stock may be converted into common stock. The number of shares of common stock is determined by dividing the redemption price by $1,000 and multiplying such amount by 3,000.

  The preferred stock has a liquidation preference as to its subscription price plus accrued but unpaid dividends and contains restrictive provisions on the payment of dividends or merging or consolidating or selling all or substantially all of the Company's assets.

13. MAJOR CUSTOMERS AND CONCENTRATION OF RISK

  At March 31, 1998, $545,720 was due from one customer of the Company.

  In addition, the Company grants credit, generally without collateral, to its customers, which are usually general contractors. Consequently, the Company is subject to potential credit related to changes in business and economic factors. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

14. EMPLOYEE BENEFIT PLAN

  Parsons has a defined contribution pension plan and a contributory profit sharing plan covering substantially all of its nonunion employees. An employee becomes eligible for these plans after one year of service and must be 21 years of age. Employer contributions required for the defined contribution pension plan are 3% of eligible wages. Annual contributions to the contributory profit sharing plan are at the discretion of the Board of Directors.

  Parsons also contributes to union-sponsored, multi-employer pension plans in accordance with negotiated labor contracts. The passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the Act) may, under certain circumstances, cause Parsons to become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, liabilities are contingent upon the termination, withdrawal, or partial withdrawal from the plans. As of March 31, 1998, Parsons has not

                   NATIONWIDE ELECTRIC, INC. AND AFFILIATES undertaken to terminate, withdraw, or partially withdraw from any of these plans. Under the Act, liabilities would be based upon Parsons proportionate share of each plan's unfunded vested benefits. Parsons has not received information from the plans' administrators to determine its share of unfunded vested benefits, if any.

15. COMMITMENTS AND CONTINGENCIES

  The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, based in part upon advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

16. SUBSEQUENT EVENTS

  On April 14, 1998, Nationwide sold 300,000 shares of common stock to management of Nationwide which was paid for with a combination of $40,000 cash and $50,000 of shareholder notes. On May 31, 1998, Galt, Inc. was merged into Nationwide in exchange for 3,300,000 shares of Common Stock (adjusted for the stock split as described in Note 12) and 6,000 shares of Redeemable Preferred Stock.

  On May 29, 1998, the Company's Board of Directors approved an amendment to Nationwide's Certificate of Incorporation, whereby the number of authorized shares of Voting Common Stock was increased to 30,000,000, and the number of authorized shares of Class A Nonvoting Common Stock was increased to 1,200,000. In addition, the number of authorized shares of Preferred Stock was increased to 10,000,000.

  In June 1998, the Company entered into agreements and plans of merger to acquire, subject to completion of an initial public offering, three companies engaged in commercial and industrial electrical contracting. The aggregate purchase price (subject to certain adjustments) consists of $16.9 million cash and 1,015,768 shares of common stock.

  Upon the closing of the initial public offering, the Company intends to grant options, at the initial public offering price, to purchase approximately 220,000 shares of Common Stock, pursuant to the Company's 1998 Stock Option Plans (the "Option Plans"). The aggregate number of shares issuable pursuant to the Option Plans shall be 1,000,000.

  In June 1998, the Company adopted an Executive Stock Purchase Plan (the "Executive Stock Plan") and an Employee Stock Purchase Plan (the "Employee Stock Plan"). A total of up to 250,000 shares are issuable under the Executive Stock Plan to selected officers and other key employees at a price equal to the fair market value of the shares sold to such officers and employees. Financing will be provided by the Company on a nonrecourse basis for up to 85 percent of the stock purchase price. Under the Employee Stock Plan, all employees will be given the opportunity to purchase unrestricted common stock in the market at a price equal to the fair market value without having to pay any brokerage commissions.

                               *  *  *  *  *  *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Parsons Electric Co.
Minneapolis, Minnesota

  We have audited the accompanying balance sheets of Parsons Electric Co. as of February 27, 1998, and December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the period from January 1, 1998, to February 27, 1998, and for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit incudes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also incudes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parsons Electric Co. as of February 27, 1998, and December 31, 1997 and 1996, and the results of its operations and its cash flows for the period from January 1, 1998, to February 27, 1998, and for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
June 10, 1998

                              PARSONS ELECTRIC CO.

                                 BALANCE SHEETS

                FEBRUARY 27, 1998 AND DECEMBER 31, 1997 AND 1996

                     ASSETS                         1998        1997        1996
                     ------                      ----------- ----------- -----------
Current Assets (Note 4)
  Cash.......................................... $   191,818 $    45,947 $   455,138
  Contract receivables, including retainages of
   $1,435,204, $1,552,875, and $1,729,820 in
   1998, 1997, and 1996, respectively, less
   allowance for doubtful accounts of $40,000
   (Note 2).....................................  13,240,229  16,596,180  10,924,870
  Related-party receivable (Note 7).............     302,578     236,565         --
  Inventories (Note 7)..........................     452,412     423,078   1,027,404
  Costs and earnings in excess of billings on
   uncompleted contracts (Note 3)...............   2,858,599   2,293,122   1,902,418
                                                 ----------- ----------- -----------
      Total current assets......................  17,045,636  19,594,892  14,309,830
Cash Value of Life Insurance, net of policy
 loans..........................................         --          --      212,226
                                                 ----------- ----------- -----------
Property and Equipment, at cost
  Leasehold improvements........................   1,356,638   1,356,638   1,354,758
  Construction and motor shop equipment.........   1,154,266   1,156,859   1,120,543
  Office furniture and equipment................     934,596     920,242     986,812
  Trucks and autos..............................     248,402     268,892     295,996
                                                 ----------- ----------- -----------
                                                   3,693,902   3,702,631   3,758,109
  Less accumulated depreciation.................   2,330,921   2,338,988   2,183,997
                                                 ----------- ----------- -----------
                                                   1,362,981   1,363,643   1,574,112
                                                 ----------- ----------- -----------
      Total..................................... $18,408,617 $20,958,535 $16,096,168
                                                 =========== =========== ===========
      LIABILITIES AND STOCKHOLDER'S EQUITY
      ------------------------------------
Current Liabilities
  Note payable to bank (Note 4)................. $ 2,800,000 $ 4,100,000 $ 1,300,000
  Current maturities of long-term debt..........      50,004      50,004      50,004
  Accounts payable..............................   2,969,982   4,675,114   2,812,452
  Distributions payable.........................     479,523     450,000         --
  Accrued expenses:
    Compensation................................   1,592,733   1,217,298     802,960
    Pension and profit sharing..................     541,670     467,344     445,110
    Union benefits and dues.....................     560,506     541,581     396,860
    Other.......................................     453,721     270,036     468,339
  Billings in excess of costs and earnings on
   uncompleted contracts (Note 3)...............   2,202,164   2,424,677   2,548,849
                                                 ----------- ----------- -----------
      Total current liabilities.................  11,650,303  14,196,054   8,824,574
                                                 ----------- ----------- -----------
Long-Term Debt, less current maturities (Note
 4).............................................     258,314     262,481     312,485
                                                 ----------- ----------- -----------
Commitments and Contingencies (Notes 5 and 6)
Stockholder's Equity (Note 8)
  Common stock, $100 par value per share;
   150,000 shares authorized; 40 shares issued..       4,000       4,000       4,000
  Retained earnings.............................   6,496,000   6,496,000   6,955,109
                                                 ----------- ----------- -----------
      Total stockholders' equity................   6,500,000   6,500,000   6,959,109
                                                 ----------- ----------- -----------
      Total..................................... $18,408,617 $20,958,535 $16,096,168
                                                 =========== =========== ===========

                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                              STATEMENTS OF INCOME

        PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998 AND YEARS ENDED
                       DECEMBER 31, 1997, 1996, AND 1995

                               1998        1997         1996         1995
                            ----------  -----------  -----------  -----------
Revenue (Notes 2 and 7).... $9,699,550  $58,004,548  $58,563,050  $52,016,734
Cost of revenue............  7,829,501   47,347,252   49,161,606   43,661,999
                            ----------  -----------  -----------  -----------
    Gross profit...........  1,870,049   10,657,296    9,401,444    8,354,735
Operating expenses.........  1,373,417    7,432,251    6,668,838    6,170,596
                            ----------  -----------  -----------  -----------
    Operating income.......    496,632    3,225,045    2,732,606    2,184,139
Nonoperating income
 (expense):
  Interest expense.........    (38,159)    (249,398)    (167,896)    (238,007)
  Other income, net........     21,050       58,043       46,395       32,592
                            ----------  -----------  -----------  -----------
    Net income............. $  479,523  $ 3,033,690  $ 2,611,105  $ 1,978,724
                            ==========  ===========  ===========  ===========




                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                        STATEMENTS OF RETAINED EARNINGS

        PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998 AND YEARS ENDED
                       DECEMBER 31, 1997, 1996, AND 1995

                                 1998        1997         1996         1995
                              ----------  -----------  -----------  ----------
Balance, beginning........... $6,496,000  $ 6,955,109  $ 6,104,004  $4,672,280
  Distributions to
   shareholder...............   (479,523)  (3,492,799)  (1,760,000)   (547,000)
  Net income.................    479,523    3,033,690    2,611,105   1,978,724
                              ----------  -----------  -----------  ----------
Balance, ending.............. $6,496,000  $ 6,496,000  $ 6,955,109  $6,104,004
                              ==========  ===========  ===========  ==========




                       See Notes to Financial Statements.

                              PARSONS ELECTRIC CO.

                            STATEMENTS OF CASH FLOWS

        PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998 AND YEARS ENDED
                       DECEMBER 31, 1997, 1996, AND 1995

                                1998         1997         1996         1995
                             -----------  -----------  -----------  -----------
Cash Flows From Operating
 Activities
  Net income...............  $   479,523  $ 3,033,690  $ 2,611,105  $ 1,978,724
  Adjustments to reconcile
   net income to net cash
   provided by (used in)
   operating activities:
    Depreciation...........       63,400      446,929      434,601      395,009
    (Gain) loss on
     disposition of
     property and
     equipment.............      (15,555)       7,931       (4,235)          21
    Changes in assets and
     liabilities:
      (Increase) decrease
       in contract
       receivables.........    3,355,951   (5,671,310)   2,569,691   (5,187,640)
      (Increase) decrease
       in inventories......      (29,334)     (89,138)      52,008        9,122
      Increase in costs and
       earnings in excess
       of billings on
       uncompleted
       contracts...........     (565,477)    (390,704)    (318,324)    (505,960)
      Increase (decrease)
       in accounts payable
       and accrued
       expenses............   (1,052,761)   2,245,652     (954,145)   1,899,949
      Decrease in billings
       in excess of costs
       and earnings on
       uncompleted
       contracts...........     (222,513)    (124,172)    (213,351)   1,358,306
                             -----------  -----------  -----------  -----------
        Net cash provided
         by (used in)
         operating
         activities........    2,013,234     (541,122)   4,177,350      (52,469)
                             -----------  -----------  -----------  -----------
Cash Flows From Investing
   Activities
   Proceeds from sales of
   equipment...............       20,000        2,000        4,947        1,500
  Purchases of property and
   equipment...............      (67,183)    (246,391)    (334,638)    (369,534)
  Increase in cash value of
   life insurance..........          --       (37,914)     (34,172)     (31,293)
  Increase in related-party
   receivable..............      (66,013)    (145,760)         --           --
                             -----------  -----------  -----------  -----------
        Net cash used in
         investing
         activities........     (113,196)    (428,065)    (363,863)    (399,327)
                             -----------  -----------  -----------  -----------
Cash Flows From Financing
   Activities
  Net borrowings (payments)
   under line-of-credit
   agreement...............   (1,300,000)   2,800,000   (1,550,000)   1,000,000
  Principal payments on
   long-term borrowings....       (4,167)     (50,004)     (54,171)     (45,837)
  Cash distributions to
   shareholder.............     (450,000)  (2,190,000)  (1,760,000)    (547,000)
                             -----------  -----------  -----------  -----------
        Net cash provided
         by (used in)
         financing
         activities........   (1,754,167)     559,996   (3,364,171)     407,163
                             -----------  -----------  -----------  -----------
        Increase (decrease)
         in cash...........      145,871     (409,191)     449,316      (44,633)
Cash
  Beginning................       45,947      455,138        5,822       50,455
                             -----------  -----------  -----------  -----------
  Ending...................  $   191,818  $    45,947  $   455,138  $     5,822
                             ===========  ===========  ===========  ===========
Supplemental Disclosures of
   Cash Flow Information
   Cash payments for
   interest................  $    21,263  $   249,398  $   185,260  $   220,643
                             ===========  ===========  ===========  ===========
Supplemental Schedule of
 Noncash Investing and
 Financing Activities
  Accrued distributions
   payable.................  $   479,523  $   450,000  $       --   $       --
  Inventory distributed to
   stockholder (Note 7)....          --       693,464          --           --
  Related-party receivable
   distributed to
   stockholder.............          --       159,335          --           --
  Related-party receivable
   accepted for cash value
   of life insurance.......          --       250,140          --           --
                             ===========  ===========  ===========  ===========

                       See Notes to Financial Statements.

                             PARSONS ELECTRIC CO.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business: Parsons Electric Co. (the "Company") is a commercial and industrial electrical contractor doing business primarily in Minnesota. The Company establishes credit terms on an individual customer basis. The Company conducts significant business with several key contractors. Due to the nature of the business, these major customers may vary from year to year.

  Cash balances: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  Fair value of financial instruments: The Company's financial instruments consist of cash and short-term trade receivables and payables for which current carrying amounts approximate fair market value because of their short-term nature. Other financial instruments consist of notes payable and long-term debt, both for which the carrying value is based on current rates for borrowings of similar quality and terms.

 Revenue and cost recognition:

  Construction contracts: The financial statements are prepared using the percentage-of-completion method of accounting which recognizes income during the periods when the related work is performed. Income is measured by the percentage of costs incurred to date to estimated total costs for each contract.

  Contract costs include all direct material and labor costs, and those indirect costs related to contract performance such as indirect labor, supplies, tools, insurance, subsistence, and payroll-related benefits and expenses. Operating expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "costs and earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "billings in excess of costs and earnings on uncompleted contracts," represents billings in excess of revenue recognized.

  Time and materials contracts: Income from time and materials and maintenance-type contracts is recognized when billed.

  Accounts receivable: In accordance with industry practice, accounts receivable include retentions, a portion of which may not be realized within one year.

  Inventories: The Company's materials inventories are valued at the lower of cost (first-in, first-out basis) or market.

  Property and equipment: Depreciation, including amortization of leasehold improvements, is provided using straight-line and accelerated methods over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Leasehold improvements..............................................   10
      Construction and motor shop equipment...............................  3-7
      Office furniture and equipment......................................  5-7
      Trucks and autos....................................................    5

                             PARSONS ELECTRIC CO.

  Income taxes: The Company has elected to be taxed as a Subchapter S Corporation under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the shareholder separately accounts for the Company's items of income, deductions, losses and credits. Therefore, the statements of income do not include any provision for corporate income taxes.

  Distributions: Periodic cash distributions are made to the Company's shareholder for income taxes or for other purposes.

  Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See revenue and cost recognition for estimates on contracts.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS Nos. 130 and 131 will not have any significant effect on its financial statements.

NOTE 2. MAJOR CUSTOMERS AND LARGE TRADE RECEIVABLES

  Revenue for the two months ended February 27, 1998, and the years ended December 31, 1997, 1996, and 1995, includes revenue to the following major customers, together with the receivables due from those customers:

                                                      REVENUE
                                    --------------------------------------------
      CUSTOMER                         1998       1997        1996       1995
      --------                      ---------- ----------- ---------- ----------
      A............................ $1,953,061 $11,967,264 $8,063,064 $8,859,593
      B............................          *   6,275,666  9,116,009          *
      C............................          *           *          *  5,577,293
                                    ========== =========== ========== ==========

                                                      ACCOUNTS RECEIVABLE
                                                --------------------------------
      CUSTOMER                                     1998       1997       1996
      --------                                  ---------- ---------- ----------
      A........................................ $2,880,881 $3,610,245 $1,466,813
      B........................................          *    601,044  1,371,410
                                                ========== ========== ==========

  Because of the nature of the Company's business, the major customers may vary between years.
--------
*Customer was not considered to be a major customer in this year.

  In addition to the receivables related to the major customers above, the Company has a receivable of $1,399,687 as of February 27, 1998, from a customer who is not listed as a major customer.

                             PARSONS ELECTRIC CO.

NOTE 3. UNCOMPLETED CONTRACTS

  Information regarding uncompleted contracts as of February 27, 1998, and December 31, 1997 and 1996, is as follows:

                                            1998         1997         1996
                                         -----------  -----------  -----------
      Total amount of contracts in
       process.........................  $82,152,554  $80,298,641  $59,491,467
                                         ===========  ===========  ===========
      Costs incurred on uncompleted
       contracts.......................  $49,369,222  $49,132,943  $33,887,394
      Estimated earnings...............    5,044,368    5,687,641    4,155,264
                                         -----------  -----------  -----------
                                          54,413,590   54,820,584   38,042,658
      Less billings to date............   53,757,155   54,952,139   38,689,089
                                         -----------  -----------  -----------
                                         $   656,435  $  (131,555) $  (646,431)
                                         ===========  ===========  ===========
      Included in the accompanying
       balance sheets under the
       following captions:
        Costs and earnings in excess of
         billings on uncompleted
         contracts.....................  $ 2,858,599  $ 2,293,122  $ 1,902,418
        Billings in excess of costs and
         earnings on uncompleted
         contracts.....................   (2,202,164)  (2,424,677)  (2,548,849)
                                         -----------  -----------  -----------
                                         $   656,435  $  (131,555) $  (646,431)
                                         ===========  ===========  ===========

NOTE 4. NOTES PAYABLE AND LONG-TERM DEBT

  Notes payable: The Company has a $5,000,000 line of credit with a bank which bears interest at the prime rate plus 0.5 percent (9.0 percent at February 27, 1998) and is secured by receivables and inventories. All borrowings on this line of credit are personally guaranteed by the Company's shareholder. The balance outstanding on the line of credit at February 27, 1998, was $2,800,000
(a).

  Long-term debt: At February 27, 1998, and December 31, 1997 and 1996, long-term debt was as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
      8% bank note payable, due in monthly
       installments of $4,167, plus interest,
       through March 1999, when the remaining
       balance is due, secured by receivables and
       inventories (a).............................. $308,318 $312,485 $362,489
      Less current maturities.......................   50,004   50,004   50,004
                                                     -------- -------- --------
                                                     $258,314 $262,481 $312,485
                                                     ======== ======== ========

--------
(a) Subsequent to the close of business on February 27, 1998, the Company entered into a new revolving line-of-credit agreement and used the new line of credit to pay off the existing line of credit and bank term note. Under the new agreement, the Company may borrow up to $10,000,000, based upon a percent of eligible receivables plus $2,000,000. Amounts outstanding under the new revolving credit agreement will bear interest at the bank's base rate, payable monthly. Borrowings under the agreement are secured by all assets of the Company. The line of credit expires March 1, 1999, if not renewed. Under the new revolving line, the Company must maintain certain minimum net worth and financial ratio requirements.

                             PARSONS ELECTRIC CO.

NOTE 5. OPERATING LEASES

  The Company leases its office and warehouse facilities from its shareholder. The Company is paying $12,364 monthly, plus all maintenance, insurance, and taxes on the building. The total rent and related taxes for 1998, 1997, 1996, and 1995 approximated $34,000, $217,000, $190,000, and $185,000, respectively.
Minimum annual rental commitments at February 27, 1998, are:

      Years ending February 27:
        1999........................................................ $  148,368
        2000........................................................    148,368
        2001........................................................    148,368
        2002........................................................    148,368
        2003........................................................    148,368
      Later Years...................................................    556,380
                                                                     ----------
                                                                     $1,298,220
                                                                     ==========

  In addition, the Company leases automobiles under agreements classified as operating leases the majority of which are cancelable upon 30 day notice. The total lease expense for 1998, 1997, 1996, and 1995 was approximately $77,000, $338,000, $315,000, and $284,000, respectively.

NOTE 6. EMPLOYEE BENEFIT PLANS

  The Company has a defined contribution pension plan covering substantially all of its nonunion employees. The total pension expense for 1998, 1997, 1996, and 1995 was $10,000, $58,163, $59,512, and $52,308, respectively. The Company also has a contributory profit sharing plan covering substantially all of its nonunion employees. Contributions to this plan are at the discretion of the Board of Directors. The total profit sharing expense for 1998, 1997, 1996, and 1995 was $64,326, $409,181, $385,598, and $344,557, respectively.

  The Company also contributes to union-sponsored, multi-employer pension plans. Contributions are made in accordance with negotiated labor contracts. The passage of the Multi-Employer Pension Plan Amendments Act of 1980 (the
Act) may, under certain circumstances, cause the Company to become subject to liabilities in excess of contributions made under collective bargaining agreements. Generally, liabilities are contingent upon the termination, withdrawal, or partial withdrawal from the plans. As of February 27, 1998, the Company has not undertaken to terminate, withdraw, or partially withdraw from any of these plans. Under the Act, liabilities would be based upon the Company's proportionate share of each plan's unfunded vested benefits. The Company has not received information from the plans' administrators to determine its share of unfunded vested benefits, if any. The Company, during 1998, 1997, 1996, and 1995 contributed $331,713, $2,174,235, $2,320,866, and
$1,878,553, respectively, to these multi-employer union pension plans.

NOTE 7. RELATED PARTY TRANSACTIONS

  During 1997, the Company distributed $693,464 of welding equipment and supply inventory to the Company's sole stockholder. The Company, subsequent to December 31, 1997, no longer sells welding equipment and supplies. Revenue related to the sales of welding equipment and supplies for 1997, 1996, and 1995 was approximately $2,862,000, $2,803,000, and $3,168,000 respectively.

  The related-party receivable is with a company related through common ownership and was collected subsequent to February 27, 1998.

                             PARSONS ELECTRIC CO.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


NOTE 8. SALE OF COMMON STOCK

  Subsequent to the close of business on February 27, 1998, the Company's sole stockholder entered into a stock purchase agreement whereby an unrelated third party purchased all of the Company's outstanding common stock for cash of $11,000,000. In connection with the sale and new revolving line-of-credit agreement (Note 3), the Company made a loan to the purchaser of $4,600,000 from proceeds advanced on the new line of credit.

  Related to the sale of common stock, the Company terminated its S Corporation election and will be taxed as a C Corporation effective February 28, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Allison Company:

  We have audited the accompanying consolidated balance sheets of The Allison Company and subsidiary (the "Company") as of March 31, 1998 and June 30, 1997, and the related consolidated statements of operations and retained earnings and of cash flows for the nine-month period ended March 31, 1998 and for each of the two years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of The Allison Company and subsidiary as of March 31, 1998 and June 30, 1997, and the results of their operations and their cash flows for the nine-month period ended March 31, 1998 and for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 12, 1998

                              THE ALLISON COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        MARCH 31, 1998 AND JUNE 30, 1997

                        ASSETS                             1998        1997
                        ------                          ----------- -----------
CURRENT ASSETS:
  Cash and cash equivalents............................ $ 2,013,702 $   206,153
  Contract receivables, net............................   7,662,948   8,780,172
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................   1,099,819     727,129
  Advances to stockholder..............................     212,499      30,714
  Inventories..........................................      28,122      28,122
  Prepaid expenses and other current assets............      78,353      76,125
                                                        ----------- -----------
    Total current assets...............................  11,095,443   9,848,415
PROPERTY AND EQUIPMENT, net............................     631,128     667,080
                                                        ----------- -----------
    Total.............................................. $11,726,571 $10,515,495
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt.................... $   112,377 $   104,290
  Accounts payable.....................................   1,163,092   1,525,857
  Accrued expenses and other current liabilities.......     502,488     853,068
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................   1,818,208     322,015
  Notes payable........................................         --    1,000,000
  Income taxes payable.................................     169,276      52,984
                                                        ----------- -----------
    Total current liabilities..........................   3,765,441   3,858,214
Long-term debt, net of current portion.................   1,042,025   1,127,348
                                                        ----------- -----------
    Total liabilities..................................   4,807,466   4,985,562
                                                        ----------- -----------
Commitments and contingencies (Notes 7 and 12)
Stockholders' equity:
  Common stock; $10 par value; 100,000 shares
   authorized; 40,624 shares issued and outstanding....     406,240     406,240
  Retained earnings....................................   6,512,865   5,123,693
                                                        ----------- -----------
    Total stockholders' equity.........................   6,919,105   5,529,933
                                                        ----------- -----------
    Total.............................................. $11,726,571 $10,515,495
                                                        =========== ===========


                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
  FOR THE NINE-MONTH PERIOD ENDED MARCH 31, 1998 AND YEARS ENDED JUNE 30, 1997
                                    AND 1996

                                        NINE MONTHS     YEAR ENDED JUNE 30,
                                      ENDED MARCH 31, ------------------------
                                           1998          1997         1996
                                      --------------- -----------  -----------
Contract revenues earned.............   $22,064,154   $27,999,871  $32,391,898
Costs of services....................    18,096,208    22,800,750   27,323,521
                                        -----------   -----------  -----------
Gross profit.........................     3,967,946     5,199,121    5,068,377
Selling, general and administrative
 expenses............................     1,626,096     2,660,126    2,501,818
                                        -----------   -----------  -----------
Operating income.....................     2,341,850     2,538,995    2,566,559
                                        -----------   -----------  -----------
Other income (expense):
Interest expense.....................      (102,587)     (168,127)    (157,400)
Other income (expense), net..........          (161)        1,507      (32,858)
                                        -----------   -----------  -----------
                                           (102,748)     (166,620)    (190,258)
                                        -----------   -----------  -----------
Income before income taxes...........     2,239,102     2,373,375    2,376,301
Income taxes.........................       849,930       903,573      907,844
                                        -----------   -----------  -----------
Net income...........................     1,389,172     1,468,802    1,468,457
Retained earnings, beginning of
 period..............................     5,123,693     3,654,891    2,186,434
                                        -----------   -----------  -----------
Retained earnings, end of period.....   $ 6,512,865   $ 5,123,693  $ 3,654,891
                                        ===========   ===========  ===========


                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE NINE-MONTH PERIOD ENDED MARCH 31, 1998 AND YEARS ENDED JUNE 30, 1997
                                    AND 1996

                                         NINE MONTHS    YEAR ENDED JUNE 30,
                                       ENDED MARCH 31, -----------------------
                                            1998          1997        1996
                                       --------------- ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................   $ 1,389,172   $1,468,802  $ 1,468,457
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.......        79,920      113,171       82,126
  Loss (gain) on disposal of assets...          (137)        (617)      37,297
  Changes in operating assets and
   liabilities:
   Contract receivables, net..........     1,117,224     (754,885)  (3,681,313)
   Costs and estimated earnings in
    excess billings...................      (372,690)     296,408     (789,618)
   Due from related parties...........      (181,785)     (29,447)      (1,267)
   Inventories........................           --         7,092        6,046
   Prepaid expenses and other current
    assets............................        (2,228)       1,289      (19,264)
   Accounts payable and accrued
    expenses..........................      (713,345)    (561,767)   1,625,268
   Billings in excess of costs and
    estimated earnings................     1,496,193       75,597      (42,569)
   Income taxes payable...............       116,292     (473,768)     438,295
                                         -----------   ----------  -----------
    Net cash provided by (used in)
     operating activities.............     2,928,616      141,875     (876,542)
                                         -----------   ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..       (46,668)    (153,561)    (569,312)
 Proceeds from sale of property and
  equipment...........................         2,837          750        3,250
 Other................................           --           632       15,367
                                         -----------   ----------  -----------
    Net cash used in investing
     activities.......................       (43,831)    (152,179)    (550,695)
                                         -----------   ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of long-
  term debt...........................           --           --     1,000,000
 Payments of long-term debt and notes
  payable.............................    (1,077,236)     (94,404)     (91,332)
                                         -----------   ----------  -----------
    Net cash (used in) provided by
     financing activities.............    (1,077,236)     (94,404)     908,668
                                         -----------   ----------  -----------
Net increase (decrease) in cash and
 cash equivalents.....................     1,807,549     (104,708)    (518,569)
Cash and cash equivalents, beginning
 of year..............................       206,153      310,861      829,430
                                         -----------   ----------  -----------
Cash and cash equivalents, end of
 year.................................   $ 2,013,702   $  206,153  $   310,861
                                         ===========   ==========  ===========
CASH PAYMENTS FOR:
 Interest.............................   $   107,142   $  167,237  $   169,739
 Income taxes.........................   $   733,638   $1,377,852  $   537,107

                See notes to consolidated financial statements.

                              THE ALLISON COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The Allison Company and its subsidiary, the Allison-Smith Company, (collectively, the "Company") is a commercial and industrial electrical contractor with offices in Atlanta, Georgia. Additionally the Company is a general contractor for certain customers, primarily in the telecommunications industry. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally is less than one year. Projects to date are primarily within the state of Georgia, however, occasional work will be performed on out of state contracts.

  Principles of Consolidation--The consolidated financial statements include all of the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers and well known local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks may be performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if it is not paid on a timely basis.

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded using accelerated and straight-line methods over the estimated useful lives of the related assets. Depreciation and amortization is provided over the following estimated useful lives:

      Construction equipment...........................................  7 years
      Vehicles.........................................................  5 years
      Leasehold improvements........................................... 39 years
      Office furniture and fixtures....................................  7 years

  Depreciation and amortization expense was $79,920, $131,171 and $82,126 for the nine-month period ended March 31, 1998 and the years ended June 30, 1997 and 1996, respectively.

                              THE ALLISON COMPANY

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of contract costs incurred to date to estimated total contract costs.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, and tools. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income Taxes--The Company reports income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred tax assets are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company does not have significant deferred tax assets or liabilities. The Company files a consolidated Federal tax return with its subsidiary.

  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. At March 31, 1998, no impairment has been recognized.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS Nos. 130 and 131 will not have any significant effect on its financial statements.

                              THE ALLISON COMPANY

2. CONTRACT RECEIVABLES

  Contract receivables consist of the following:

                                                         MARCH 31,    JUNE 30,
                                                            1998        1997
                                                         ----------  ----------
      Contracts:
        Current accounts................................ $7,676,441  $8,774,537
        Retention.......................................    186,507     205,635
                                                         ----------  ----------
      Subtotal..........................................  7,862,948   8,980,172
      Less: allowance for doubtful accounts.............   (200,000)   (200,000)
                                                         ----------  ----------
      Contract receivables, net......................... $7,662,948  $8,780,172
                                                         ==========  ==========

3. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                         MARCH 31,    JUNE 30,
                                                           1998         1997
                                                        -----------  ----------
      Costs incurred on uncompleted contracts.......... $ 9,104,832  $7,002,896
      Estimated earnings...............................   1,392,972     614,932
                                                        -----------  ----------
      Total............................................  10,497,804   7,617,828
      Less billings to date............................  11,216,193   7,212,714
                                                        -----------  ----------
      Net (over) under billings........................ $  (718,389) $  405,114
                                                        ===========  ==========

  The net balances in process are classified on the balance sheet as follows:

                                                        MARCH 31,   JUNE 30,
                                                          1998        1997
                                                       -----------  ---------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts.............. $ 1,099,819  $ 727,129
      Billings in excess of costs and estimated
       earnings on uncompleted contracts..............  (1,818,208)  (322,015)
                                                       -----------  ---------
          Total....................................... $  (718,389) $ 405,114
                                                       ===========  =========

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                        MARCH 31,    JUNE 30,
                                                           1998        1997
                                                        ----------  ----------
      Vehicles......................................... $  179,265  $  159,606
      Leasehold improvements...........................    439,024     439,024
      Construction equipment...........................     96,400      82,941
      Computer equipment, office furniture and
       fixtures........................................    336,459     327,261
                                                        ----------  ----------
      Subtotal.........................................  1,051,148   1,008,832
      Less accumulated depreciation....................   (420,020)   (341,752)
                                                        ----------  ----------
      Property and equipment, net...................... $  631,128  $  667,080
                                                        ==========  ==========

                              THE ALLISON COMPANY

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  A summary of accrued expenses and other liabilities is as follows:

                                                               MARCH   JUNE 30,
                                                              31, 1998   1997
                                                              -------- --------
      Accrued payroll and related expenses................... $286,829 $615,467
      Accrued profit sharing.................................  104,881  164,677
      Other..................................................  110,778   72,924
                                                              -------- --------
                                                              $502,488 $853,068
                                                              ======== ========

6. LONG-TERM DEBT AND NOTES PAYABLE

  A summary of long-term debt is as follows:

                                                          MARCH 31,   JUNE 30,
                                                             1998       1997
                                                          ---------- ----------
      Note payable to Luise S. Allison, due on June 30,
       2005, bearing interest at 10%. Note is payable in
       monthly installments of $12,907 of principal and
       interest. Collateralized by common stock of
       Allison-Smith Company............................  $  802,627 $  856,327
      Note payable to Residual Trust of Robert W.
       Allison, due on June 30, 2005, bearing interest
       at 10%. Note is payable in monthly installments
       of $5,657 of principal and interest.
       Collateralized by common stock of Allison-Smith
       Company..........................................     351,775    375,311
                                                          ---------- ----------
      Total.............................................   1,154,402  1,231,638
      Less current portion..............................     112,377    104,290
                                                          ---------- ----------
          Total.........................................  $1,042,025 $1,127,348
                                                          ========== ==========

  Aggregate maturities of long-term debt for years ending March 31 are as follows:

      1999........................................................... $  112,377
      2000...........................................................    124,144
      2001...........................................................    137,144
      2002...........................................................    151,504
      2003...........................................................    167,369
      Thereafter.....................................................    461,864
                                                                      ----------
          Total...................................................... $1,154,402
                                                                      ==========

  Notes payable at June 30, 1997 consists of a $1,000,000 bank note bearing interest at 8.75% which was paid in fiscal 1998. The note was collateralized by property of the Company.

7. OPERATING LEASES

  The Company leases a building on a month-to-month basis, owned by Harmony Hill, a related party. The lease is classified as an operating lease. The rent paid under this lease for the nine months ended March 31, 1998 was $75,000, and for the years ended June 30, 1997 and 1996, was $105,000, and $64,000, respectively. Approximately $30,000 was due Harmony Hill at March 31, 1998. The Company also rents certain office equipment, autos and trucks under operating leases which vary in length and terms. Rent

                              THE ALLISON COMPANY
expense under these leases for the nine months ended March 31, 1998 was $115,059 and for the years ended June 30, 1997 and 1996, was $89,139, and $150,942, respectively.

  Future minimum lease payments under these noncancelable operating leases as of March 31, 1998 are as follows:

      1999............................................................. $ 93,456
      2000.............................................................   52,425
      2001.............................................................   32,436
                                                                        --------
                                                                        $178,317
                                                                        ========

8. INCOME TAXES

  The Company's provisions for income taxes consists of the following:

                                                                YEAR ENDED JUNE
                                                 NINE MONTHS          30,
                                               ENDED MARCH 31, -----------------
                                                    1998         1997     1996
                                               --------------- -------- --------
      Current:
        Federal...............................    $715,589     $768,037 $771,717
        State.................................     134,341      135,536  136,127
                                                  --------     -------- --------
                                                  $849,930     $903,573 $907,844
                                                  ========     ======== ========

  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                             NINE MONTHS   YEAR ENDED JUNE 30,
                                           ENDED MARCH 31, --------------------
                                                1998         1997       1996
                                           --------------- ---------  ---------
      Statutory federal tax rate..........      34.0%           34.0%      34.0%
      State tax, net of federal benefit...       3.5             3.8        3.8
      Other...............................       0.5             0.3        0.4
                                                ----       ---------  ---------
      Effective rate......................      38.0%           38.1%      38.2%
                                                ====       =========  =========

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and long-term debt. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The carrying value of long-term debt approximates the fair value based on current rates for borrowings of similar quality and terms.

10. MAJOR CUSTOMERS AND CONCENTRATION OF RISK

  At March 31, 1998, 20% of total contract receivables was due from one customer of the Company and at June 30, 1997, 7% and 11% of total contract receivables were due from two customers. For the nine months ended March 31, 1998, 20% of total sales were made to one customer of the Company. For the year ended June 30, 1996, 15% and 13% of total sales were made to two customers of the Company.

  Other financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of contract receivables. The Company's customers are concentrated in the Georgia market. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

                              THE ALLISON COMPANY

11. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) profit sharing plan covering substantially all employees. Each year, participants may contribute up to 15% of pretax annual compensation up to a maximum of $10,000. Discretionary matching amounts may be contributed at the Company's option, but to date no contributions have been made.

  The Company sponsors a profit sharing plan for all employees providing for benefits upon retirement. Contributions to the plan were $105,000 for the nine months ended March 31, 1998 and $165,000 and $150,000, respectively, for the years ended June 30, 1997 and 1996. The Company's contributions to the plan are made at the discretion of the Board of Directors.

  Union employees are covered by a retirement plan and a health and welfare plan (collectively, the "Plans") determined through collective bargaining and administered by the union. Contributions made by the Company to the Plans were approximately $1,256,000 for the nine months ended March 31, 1998 and $1,742,000 and $2,048,000 for the years ended June 30, 1997 and 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

  The Company is party to various litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

  The Company is insured with respect to workers' compensation claims for all employees; however, a deductible of $2,500 per employee, per year applies to the coverage. The Company is partially self-insured with respect to health insurance claims for administrative and office personnel, supplemented by insurance coverage which limits the liability to $10,000 per employee, per year.

13. STOCKHOLDERS' AGREEMENT

  The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price is determined based on the book value of common stock. Such redemption price is payable in not more than 60 equal installments. As of March 31, 1998, the redemption price is approximately $170 per share.

  Upon the death of any shareholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased. The redemption price is the same as that described above. Such redemption price may be paid in full at the closing or in installments.

14. SUBSEQUENT EVENTS

  On June 12, 1998, the Company and its shareholders entered into an agreement and plan of merger with Nationwide Electric, Inc. ("Nationwide"), subject to certain conditions, pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Nationwide common stock, concurrent with the consummation of an initial public offering of additional common stock by Nationwide. In addition, the key executives of the Company will enter into employment agreements with the Company and Nationwide which have an initial term of 3 years and generally restricts the disclosure of confidential information as well as restricts competition with the Company and Nationwide for a period of 5 years from the date of the employment agreement.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

Henderson Electric Co., Inc.:

  We have audited the accompanying consolidated balance sheets of Henderson Electric Co., Inc. and subsidiaries (formerly HB Holding Company and subsidiaries) (the "Company"), as of March 31, 1998 and 1997 and the related consolidated statements of operations and retained earnings, and of cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Henderson Electric Co., Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 12, 1998

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1998 AND 1997

                       ASSETS                            1998         1997
                       ------                         -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................... $   427,724  $   661,684
  Contract receivables, net..........................   9,634,517    8,177,591
  Costs and estimated earnings in excess of billings
   on uncompleted contracts..........................   1,366,891    1,662,353
  Advances to stockholder............................   1,956,200        9,014
  Inventories........................................     147,200      112,707
  Deferred income taxes..............................     322,400      125,133
  Other current assets...............................       1,050        1,050
                                                      -----------  -----------
    Total current assets.............................  13,855,982   10,749,532
Property and equipment, net..........................   1,955,916    1,806,651
Equity in contractor joint ventures..................       5,000       47,428
Due from related parties.............................         --     1,813,219
Cash surrender value of life insurance...............     146,440      134,347
Other assets.........................................      94,025       95,153
                                                      -----------  -----------
Total................................................ $16,057,363  $14,646,330
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Line-of-credit..................................... $   400,000  $   800,000
  Accounts payable...................................   4,009,326    3,655,303
  Accrued expenses and other current liabilities.....   1,657,933    1,433,982
  Billings in excess of costs and estimated earnings
   on uncompleted contracts..........................   1,292,997    1,281,912
  Current portion of long-term debt..................     278,490      253,748
                                                      -----------  -----------
    Total current liabilities........................   7,638,746    7,424,945
Long-term debt, net of current portion...............     368,632      513,623
Deferred income taxes................................      53,000       27,881
Other long-term liabilities..........................     150,000          --
                                                      -----------  -----------
    Total liabilities................................   8,210,378    7,966,449
                                                      -----------  -----------
Commitments and contingencies (Notes 11 and 13)......
STOCKHOLDERS' EQUITY:
  Common stock; $10 par value; 5,000 shares
   authorized; 2,734 shares issued...................      27,340       27,340
  Retained earnings..................................   8,047,645    6,880,541
  Less treasury stock at cost, 456 shares............    (228,000)    (228,000)
                                                      -----------  -----------
    Total stockholders' equity.......................   7,846,985    6,679,881
                                                      -----------  -----------
    Total............................................ $16,057,363  $14,646,330
                                                      ===========  ===========

                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

                                            1998         1997         1996
                                         -----------  -----------  -----------
Contract revenues earned................ $44,000,125  $36,408,787  $27,336,986
Costs of services.......................  37,951,930   31,024,498   23,187,577
                                         -----------  -----------  -----------
Gross profit............................   6,048,195    5,384,289    4,149,409
Selling, general and administrative
 expenses...............................   4,375,844    3,439,467    3,230,624
                                         -----------  -----------  -----------
Operating income........................   1,672,351    1,944,822      918,785
                                         -----------  -----------  -----------
Interest and other income (expense):
  Interest income.......................     165,883      109,114       85,824
  Interest expense......................    (114,907)    (146,126)    (145,141)
  Income from joint ventures............     202,233      139,909          --
  Gain on disposal of partnership
   interest.............................         --       120,417          --
  Other income, net.....................      17,575       57,148       22,935
                                         -----------  -----------  -----------
                                             270,784      280,462      (36,855)
                                         -----------  -----------  -----------
Income before income taxes..............   1,943,135    2,225,284      881,930
Income taxes............................     776,031      901,550      408,521
                                         -----------  -----------  -----------
Net income..............................   1,167,104    1,323,734      473,409
Retained earnings, beginning of year....   6,880,541    5,556,807    5,083,398
                                         -----------  -----------  -----------
Retained earnings, end of year.......... $ 8,047,645  $ 6,880,541  $ 5,556,807
                                         ===========  ===========  ===========


                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996

                                              1998         1997        1996
                                           -----------  -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................... $ 1,167,104  $ 1,323,734  $ 473,409
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation............................     272,493      250,116    238,440
  Loss (gain) on disposal of assets.......       3,216       10,585     (2,264)
  Earnings from partnerships..............         --       (17,340)   (28,986)
  Gain on sale of partnership interests...         --      (120,417)       --
  Provision for deferred income taxes.....    (172,148)      (2,565)   (23,823)
  Changes in operating assets and
   liabilities:
   Contract receivables, net..............  (1,456,926)  (3,294,492)     6,099
   Costs and estimated earnings in excess
    of billings on uncompleted contracts..     295,462     (665,172)   (52,008)
   Inventories............................     (34,493)      89,118      6,773
   Equity in contractor joint venture.....      42,428      (47,428)       --
   Accounts payable.......................     354,023    1,373,798    (49,386)
   Accrued expenses and other current
    liabilities...........................     223,951      655,922     23,896
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts.............................      11,085      882,897    (89,961)
   Other assets...........................       1,128        4,560      4,651
   Other long-term liabilities............     150,000          --         --
                                           -----------  -----------  ---------
    Net cash provided by operating
     activities...........................     857,323      442,918    506,840
                                           -----------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Due from related parties, net............    (133,967)     (99,203)  (262,432)
 Purchases of property and equipment......    (424,974)    (419,943)  (262,192)
 Proceeds from sale of property and
  equipment...............................         --         1,000     14,900
 Distributions from partnerships..........         --        22,060     96,051
 Proceeds from sale of partnerships.......         --       273,505        --
 Increase in cash surrender value of life
  insurance...............................     (12,093)     (11,104)    (8,231)
                                           -----------  -----------  ---------
    Net cash used in investing activities.    (571,034)    (233,685)  (421,904)
                                           -----------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of long-term
  debt....................................     170,289      225,044    122,842
 Payments of long-term debt...............    (290,538)    (298,931)  (236,205)
 Net (payments) borrowings on line-of-
  credit..................................    (400,000)     100,000   (100,000)
                                           -----------  -----------  ---------
    Net cash (used in) provided by
     financing activities.................    (520,249)      26,113   (213,363)
                                           -----------  -----------  ---------
Net (decrease) increase in cash and cash
 equivalents..............................    (233,960)     235,346   (128,427)
Cash and cash equivalents, beginning of
 year.....................................     661,684      426,338    554,765
                                           -----------  -----------  ---------
Cash and cash equivalents, end of year.... $   427,724  $   661,684  $ 426,338
                                           ===========  ===========  =========
CASH PAYMENTS FOR:
 Interest................................. $   114,907  $   146,126  $ 145,041
 Income taxes............................. $ 1,402,000  $   448,000  $ 490,000

                See notes to consolidated financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation--The accompanying consolidated financial statements include the accounts of Henderson Electric Co., Inc. ("Henderson"), its wholly-owned subsidiary, Eagle Electrical Systems, Inc. ("Eagle") and its wholly-owned subsidiary, Henderson Property, Inc. ("Property"--see Note 15) (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated.

  Effective December 31, 1997, HB Holding Company ("HB") was merged with Henderson. Prior to the merger, Henderson, Eagle and Property were wholly-owned subsidiaries of HB. This merger between parent and subsidiary has been accounted for similar to a pooling-of-interests and accordingly, the consolidated financial statements for all years presented have been restated to reflect the merger.

  The Company is a commercial and industrial electrical contractor with offices in Louisville and Lexington, Kentucky and Cincinnati, Ohio. The Company grants credit to most of their customers. The work is generally performed under fixed-price contracts. The length of the Company's contracts varies, but generally are less than one year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contract Receivables--The Company carries contract receivables at the amounts it deems to be collectible. Accordingly, the Company provides allowances for contract receivables it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of contract receivables that become uncollectible could differ from those estimated.

  Credit Policy--In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company principally deals with recurring customers, state and local governments and local companies whose reputation is known to the Company. Advance payments and progress payments are generally required for significant projects. Credit checks are performed for significant new customers that are not known to the Company. The Company generally has the ability to file liens against the property if amounts owed are not paid on a timely basis.

  Inventories--Inventories consist primarily of materials and supplies and are valued at the lower of cost or market using the first-in, first-out method.

  Property and Equipment--Property and equipment is stated at cost less accumulated depreciation. Routine repairs and maintenance are expensed as incurred; improvements are capitalized at cost and are amortized over the remaining useful life of the related asset. Depreciation is recorded under the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

      Land improvements.......................................... 10 to 12 years
      Buildings and improvements................................. 10 to 40 years
      Furniture, fixtures and office equipment...................  3 to 10 years
      Machinery and equipment....................................  5 to 10 years
      Service vehicles and trailers..............................  3 to 10 years

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Depreciation expense was $272,493, $250,116 and $238,440 for the years ended March 31, 1998, 1997 and 1996, respectively.

  Revenue and Cost Recognition--Revenue from contracts is recognized under the percentage of completion method measured by the ratio of direct costs and overhead incurred to management's estimated total contract costs.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, engineering, supplies, tools, repairs and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Costs for materials incurred at the inception of a project which are not reflective of effort are excluded from costs incurred for purposes of determining revenue recognition and profits.

  Estimates made with respect to uncompleted projects are subject to change as the project progresses and better estimates of project costs become available. Revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts requiring revision become known. Where a loss is forecast for a contract, the full amount of the anticipated loss is recognized in the period in which it is determined that a loss will occur, regardless of the stage of completion.

  In 1998, a final contract settlement on a large contract resulted in revisions to costs and revenue estimates. The revisions resulted in a loss of $428,000 recognized in 1998 on this contract.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income Taxes--The Company reports income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences. Deferred tax assets are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  The Company files consolidated Federal and Kentucky income tax returns with its subsidiary Companies.

  Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through March 31, 1998.

  New Accounting Pronouncements--In June 1997, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS Nos. 130 and 131 will not have any significant effect on its financial statements.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Reclassification--Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

2. CONTRACT RECEIVABLES

  Contract receivables consist of the following as of March 31:

                                                              1998       1997
                                                           ---------- ----------
      Current accounts.................................... $8,243,177 $7,187,962
      Retention...........................................  1,594,840  1,099,129
                                                           ---------- ----------
      Subtotal............................................  9,838,017  8,287,091
      Less allowance for doubtful accounts................    203,500    109,500
                                                           ---------- ----------
      Contract receivables net............................ $9,634,517 $8,177,591
                                                           ========== ==========

3. CONTRACTS IN PROGRESS

  Costs and estimated earnings on uncompleted contracts are summarized as net balances in process as follows:

                                                         1998          1997
                                                     ------------  ------------
      Costs incurred on uncompleted contracts....... $ 23,677,317  $ 19,676,682
      Estimated earnings............................    1,795,679     3,280,286
                                                     ------------  ------------
      Total.........................................   25,472,996    22,956,968
      Less billings to date.........................  (25,399,102)  (22,576,527)
                                                     ------------  ------------
      Net under billings............................ $     73,894  $    380,441
                                                     ============  ============

  The net balances in process are classified on the balance sheet as follows:

                                                        1998         1997
                                                     -----------  -----------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts............ $ 1,366,891  $ 1,662,353
      Billings in excess of costs and estimated
       earnings on uncompleted contracts............  (1,292,997)  (1,281,912)
                                                     -----------  -----------
          Total..................................... $    73,894  $   380,441
                                                     ===========  ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          1998         1997
                                                       -----------  -----------
      Land and improvements........................... $   244,601  $   244,601
      Buildings and improvements......................   1,531,676    1,531,676
      Furniture, fixtures and office equipment........     656,801      821,583
      Machinery and equipment.........................   1,121,835    1,060,745
      Service vehicles and trailers...................   1,695,458    1,456,434
                                                       -----------  -----------
      Subtotal........................................   5,250,371    5,115,039
      Less accumulated depreciation...................  (3,294,455)  (3,308,388)
                                                       -----------  -----------
      Property and equipment, net..................... $ 1,955,916  $ 1,806,651
                                                       ===========  ===========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. JOINT VENTURES AND PARTNERSHIPS

  At March 31, 1998 and 1997, the Company has a minority interest (33%) in a limited liability company joint venture formed to provide certain construction contracting services to a large industrial customer. All of the members participate in construction. Net assets and net earnings of the joint venture are not material in 1998 or 1997. Contract revenues earned and gross profit recognized by the Company related to services on contracts of the joint venture were $1,640,000 and $111,700, respectively, in 1998 and $1,856,000 and $168,550, respectively, in 1997. Receivables due from the joint venture at March 31, 1998 and 1997 are $120,000 and $84,000, respectively.

  At March 31, 1997, the Company had a 50% interest in a joint venture formed to provide electrical contracting to a large industrial customer on a contract. Contract revenue earned by the Company to the joint venture for its contracts was $1,299,615 in 1997. Such services were provided at cost. During 1998, the contract was completed and the joint venture liquidated. The Company recognized earnings in the joint venture of $202,233 and $139,909 in 1998 and 1997, respectively. Receivables due from the joint venture at March 31, 1997 are $15,000.

  During 1997 and 1996 Property held certain partnership interests in companies which developed and leased commercial and residential property in Louisville, Kentucky. During 1997 Property sold its interest in these partnerships. Property recognized a gain on sale of partnership's interests of $120,417 in 1997 and recognized earnings from partnership interests of $17,340 and $28,986 in 1997 and 1996, respectively.

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  A summary of accrued expenses and other current liabilities is as follows:

                                                             1998       1997
                                                          ---------- ----------
      Accrued payroll and related expenses............... $1,181,571 $  742,822
      Accrued income tax payable.........................    148,331    602,539
      Other current liabilities..........................    328,031     88,621
                                                          ---------- ----------
          Total.......................................... $1,657,933 $1,433,982
                                                          ========== ==========

7. NOTES PAYABLE AND LONG-TERM DEBT

  A summary of notes payable and long-term debt is as follows:

                                                                 1998     1997
                                                               -------- --------
Notes payable--line-of-credit
Revolving line-of-credit; variable interest rate based on
 prime rate (8.5% as of March 31, 1998 and 1997) plus .75%;
 interest payable monthly; collateralized by contract
 receivables, inventories and equipment......................  $400,000 $800,000
                                                               ======== ========
Long-term debt
Installment notes payable; principal and interest from $216
 to $1,041; payable over 36 to 48 months; interest rate 9.25%
 to 10.0% as of March 31, 1998 and 1997; secured by vehicles.  $286,207 $281,355
Mortgage note payable; interest and principal of $3,405
 payable monthly; interest rate adjusts annually based on
 average yield of 1-year U.S. Treasury Securities (5.25% and
 5.5% as of March 31, 1998 and 1997, respectively) plus 3%;
 collateralized by real estate in Cincinnati, Ohio; due April
 2005........................................................   216,915  238,416
Mortgage note payable; repaid in fiscal 1998.................       --     7,600
Mortgage note payable; principal of $8,000 payable monthly,
 plus accrued interest interest rate variable based on prime rate (8.5% as of March 31, 1998 and 1997) plus 1.0%;
 collateralized by real estate in Louisville, Kentucky; due
 September 1999..............................................   144,000  240,000
                                                               -------- --------
Total........................................................   647,122  767,371
Less current portion.........................................   278,490  253,748
                                                               -------- --------
    Total....................................................  $368,632 $513,623
                                                               ======== ========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                  (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The borrowing limit under the revolving line-of-credit agreement is $1,500,000 as of March 31, 1998. The agreement expires on August 31, 1998. The installment notes payable require the Company to maintain depository accounts with the bank of at least 15% of the outstanding balance.

  Aggregate annual maturities of long-term debt at March 31, 1998 are:

      1999............................................................. $278,490
      2000.............................................................  175,972
      2001.............................................................   51,754
      2002.............................................................   32,162
      2003.............................................................   33,141
      Thereafter.......................................................   75,603
                                                                        --------
          Total........................................................ $647,122
                                                                        ========

8. INCOME TAXES

  The Company's provisions for income taxes consist of the following:

                                                    1998       1997      1996
                                                  ---------  --------  --------
      Current:
        Federal.................................. $ 805,950  $768,500  $367,500
        State....................................   142,229   135,615    64,844
                                                  ---------  --------  --------
                                                    948,179   904,115   432,344
                                                  ---------  --------  --------
      Deferred...................................  (172,148)   (2,565)  (23,823)
                                                  ---------  --------  --------
          Total.................................. $ 776,031  $901,550  $408,521
                                                  =========  ========  ========

  The difference between the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
      Statutory federal tax rate.............................. 34.0% 34.0% 34.0%
      State tax, net of federal benefit.......................  5.3   4.0   5.7
      Prior year's taxes......................................  --    --    5.4
      Other...................................................  0.8   2.5   1.2
                                                               ----  ----  ----
      Effective rate.......................................... 40.0% 40.5% 46.3%
                                                               ====  ====  ====

  Components of the Company's deferred income tax assets and liabilities are as follows:

                                                              1998      1997
                                                            --------  --------
      Current deferred income tax assets:
        Allowance for doubtful accounts.................... $ 79,400  $ 42,705
        Vacation accrual...................................   67,800    60,708
        Workers compensation...............................   97,200    21,720
        Contributions......................................   78,000       --
                                                            --------  --------
          Total............................................  322,400   125,133
                                                            --------  --------
      Long-term deferred income tax liabilities--
       Depreciation........................................  (53,000)  (27,881)
                                                            --------  --------
      Net deferred income tax asset........................ $269,400  $ 97,252
                                                            ========  ========

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, notes receivable from related parties, notes payable, and current and long-term debt. The carrying value of cash and cash equivalents approximates fair value because of their short duration. The carrying value of debt approximates their fair value based on current rates for borrowings of similar quality and terms.

  Other financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of contract receivables. The Company's customers are concentrated in the Kentucky and Ohio markets. The Company believes this concentration of credit risk is mitigated by the diversity of industries represented by the Company's customer base.

10. CONCENTRATION OF RISK

  The Company grants credit, generally without collateral, to its customers, which are usually general contractors located in the Louisville and Lexington, Kentucky and Cincinnati, Ohio areas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within these areas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

11. EMPLOYEE RETIREMENT PLAN

  Qualified executives, office employees, and qualifying non-union electricians of the Company are included in a modified defined contribution plan. Company contributions under the plan are determined annually by the Board of Directors with the minimum allowable contribution being the greater of 3% of gross eligible wages or 25 cents per active hour of service. Contributions of $259,000, $144,682 and $132,376 were made for the years ended March 31, 1998, 1997 and 1996, respectively. Union employees are covered by a retirement plan determined through collective bargaining and administered by the union. Contributions made by the Company were $1,640,500, $1,258,066 and $750,652 in 1998, 1997 and 1996, respectively.

12. RELATED PARTY TRANSACTIONS

  Amounts due from related parties consist of the following:

                                                          1998         1997
                                                       -----------  ----------
      Notes receivable and advances to shareholders... $ 1,926,465  $1,786,671
      Notes receivable and advances to employees......      29,735      35,562
                                                       -----------  ----------
      Total due from related parties..................   1,956,200   1,822,233
      Less current portion............................  (1,956,200)     (9,014)
                                                       -----------  ----------
          Total....................................... $       --   $1,813,219
                                                       ===========  ==========

  The notes and advances to shareholders consist of amounts due from the two shareholders of the Company and amounts due from entities which they own. The advances are unsecured and bear interest, generally at 5.85% and 5.77% in 1998 and 1997, respectively. These advances are payable on demand.

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


13. COMMITMENTS AND CONTINGENCIES

  The Company is involved in a claim related to a fire loss incurred to a building for which the Company performed electrical contract services. The plaintiffs are seeking damages of approximately $2.4 million. The Company maintains general liability and umbrella policy coverage in excess of the claim. The Company believes the policies are sufficient to cover all damages alleged. The Company and their insurance carrier are vigorously defending this claim. Management does not believe the ultimate resolution of this claim will have a material adverse effect to the Company's financial position or results of operations.

  The Company is party to various other litigation matters involving routine claims incidental to the business of the Company. Although the ultimate outcome cannot presently be determined with certainty, the Company believes, with advice from its legal counsel, that the ultimate liability associated with such claims, if any, will not have a material adverse effect on the Company's financial position or results of operations or cash flows.

  The Company is self-insured with respect to workers' compensation claims for all Kentucky employees, supplemented by insurance coverage which limits the Company's liability per occurrence. The excess insurance provides coverage in excess of the limit of the Company's liability per occurrence, which is $275,000. The financial statements include an accrual for the estimated amount of unsettled worker's compensation claims. This estimate is based, in part, on an evaluation of information provided by the Company's third-party administrator, and represents management's best estimate of the Company's future liability. As of March 31, 1998, the Company has an outstanding letter of credit in the amount of $732,000 provided to the State of Kentucky Workers' Compensation Board related to the self-insured workers' compensation plan.

  During fiscal year 1998, the Company has pledged $250,000 to the University of Louisville to establish a scholarship endowment. This amount is included in the statement of operations, and is payable in annual installments of $50,000. The first installment was made during fiscal year 1998. As of March 31, 1998, $150,000 is included as other long-term liabilities and the remaining $50,000 is included in accrued expenses and other current liabilities.

14. STOCKHOLDER'S AGREEMENT

  The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price shall be as determined either through agreement of the parties, or by a formula defined in the stockholder's agreement. Upon the death of any stockholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased. The redemption price pursuant to the agreement is the same as described above.

15. SUBSEQUENT EVENTS

  In June 1998, the Company and its stockholders entered into an agreement and plan of merger with Nationwide Electric, Inc. ("Nationwide"), subject to certain conditions, pursuant to which all outstanding

                 HENDERSON ELECTRIC CO., INC. AND SUBSIDIARIES
                 (FORMERLY HB HOLDING COMPANY AND SUBSIDIARY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

shares of the Company's common stock will be exchanged for cash and shares of Nationwide common stock, concurrent with the consummation of an initial public offering (the "Offering") of additional common stock by Nationwide. In addition, the key executives of the Company will enter into employment agreements with the Company and Nationwide which have an initial term of 3 years and generally restricts the disclosure of confidential information as well as restricts competition with the Company and Nationwide for a period of 5 years from the date of the employment agreement.

  Immediately prior to the consummation of the Offering, and as part of the plan of merger, the Company shall redeem 244 shares of the Company stock from the stockholders by distributing to them the life insurance policies owned by the Company on the lives of its officers and stockholders with an aggregate cash surrender value of $146,440 at March 31, 1998, and all of the real property and improvements thereon owned by the Company with a net book value of $1,149,134 at March 31, 1998, subject to any mortgages secured thereby. The Company shall bear any corporate taxes due in connection with such redemption up to a maximum amount of $180,000. Any corporate taxes due in excess of $180,000 shall be reimbursed by the stockholders of the Company.

  Concurrent with the initial public offering, and as a part of the plan of merger, the Company's stockholders intend to purchase Property from Nationwide for $338,082 in cash. Therefore, Property is considered as being held for sale and is reflected in the accompanying financial statements on the equity method of accounting. Property's results of operations are not significant.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


 No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither the delivery of this prospectus nor any sale made here-under shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which in-formation is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or so-licitation is not authorized or in which the person making such offer or so-licitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Company...............................................................   15
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   30
Management................................................................   40
Certain Transactions......................................................   45
Principal Stockholders....................................................   47
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   52
Underwriting..............................................................   53
Legal Matters.............................................................   54
Experts...................................................................   54
Additional Information....................................................   55
Index to Financial Statements.............................................  F-1

                                 ------------


 Until           , 1998 (25 days after the date of this Prospectus), all deal-
ers effecting transactions in the Notes offered hereby, whether or not partic-ipating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,000,000 Shares

                                    [logo]

                           NATIONWIDE ELECTRIC, INC.

                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------

                                BT ALEX. BROWN

                              PIPER JAFFRAY INC.

                                         , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered:

      ITEM                                                              AMOUNT
      ----                                                              -------
      Securities and Exchange Commission Registration Fee.............. $22,652
      NASD Filing fee..................................................       *
      NYSE Listing Fee.................................................       *
      Printing Costs...................................................       *
      Legal Fees and Expenses..........................................       *
      Accounting fees and Expenses.....................................       *
      Transfer Agent and Registrar Fees and Expenses...................       *
      Miscellaneous....................................................       *
                                                                        -------
          Total........................................................       *
                                                                        =======

--------
*  To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Delaware General Corporation Law

  Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

  Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

 Amended and Restated Certificate of Incorporation and Bylaws, and Indemnification Agreements

  The Amended and Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or for any transaction in which a director has derived an improper personal benefit.

  The Company's Bylaws require the Company to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is serving as a director, officer, employee or agent of another enterprise at the Company's request. Indemnification is not, however, permitted under the Bylaws unless the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. The Company's Bylaws further provide that the Company shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Company in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to indemnity for such expenses. The indemnification provided by the Bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

  The Company plans to enter into indemnification agreements (the "Agreements") with each of the Company's directors and officers prior to the Offering. The Agreements will provide that the Company will indemnify the directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of the Company) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer of the Company, or by reason of their serving or having served at the request or on behalf of the Company as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law. No indemnity will be provided under the Agreements for any amounts for which indemnity is provided by any other indemnification obligation or insurance maintained by the Company or another enterprise or otherwise. Nor will indemnity be provided to any director or officer on account of conduct which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or a knowing violation of law. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against any director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar law, or on account of any remuneration paid to any director or officer which is adjudicated to have been paid in violation of law.

 Underwriting Agreement

  The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

 Insurance

  The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following information relates to securities issued or sold by the Company since its inception:

  On March 17, 1998, Nationwide issued and sold 350 shares of Common Stock to KLT Energy Services, Inc. for consideration of $35,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On March 17, 1998, Nationwide issued and sold 300 shares of Class A Nonvoting Common Stock to KLT Energy Services, Inc. for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On March 17, 1998, Nationwide issued and sold 350 shares of Common Stock to Reardon Capital, LLC for consideration of $35,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  Effective March 24, 1998, Nationwide effected a 333.33-to-1 stock split of the shares of Common Stock outstanding as of March 24, 1998.

  Effective March 24, 1998, Nationwide effected 333.33-to-1 stock split of the shares of Class A Nonvoting Common Stock outstanding as of March 24, 1998.

  On April 6, Nationwide sold 950,000 shares of Common Stock to Galt Financial, Inc. for consideration of $285,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 100,000 shares of Common Stock to Frederick C. Green IV for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 60,000 shares of Common Stock to Frank R. Clark for consideration of $18,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, 1998, Nationwide sold 40,000 shares of Common Stock to David Smith for consideration of $12,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On April 14, Nationwide sold 100,000 shares of Common Stock to John Wood for consideration of $30,000. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Andrew V. Johnson for consideration of $1,500. This sale was exempt from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Robert H. Hoffman for consideration of $1,500. This sales was exempt from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  On May 31, Nationwide sold 5,000 shares of Common Stock to Wade C. Lau for consideration of $1,500. This sale was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

  Nationwide issued 2,310,000 shares of Common Stock to KLT Energy Services, Inc and Reardon Capital, LLC, and 990,000 shares of Class A Nonvoting Common Stock and 6,000 shares of Redeemable Preferred Stock to KLT Energy Services, Inc., pursuant to that certain Agreement and Plan of Merger among the Company, Galt Financial, Inc., KLT Energy Services, Inc. and Reardon Capital, LLC dated May 23, 1998. This issue was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved. Nationwide also cancelled 950,000 shares of Class A Nonvoting Common Stock previously sold to Galt Financial, Inc. in connection with the foregoing stock issuances.

  Simultaneously with the consummation of the Offering, the Company will issue 1,015,768 shares of its Common Stock in connection with the Acquisitions. The number of shares to be issued will depend upon the actual initial public offering price. Each of these transactions are exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, no public offering being involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

     EXHIBIT
     NUMBER                              DESCRIPTION
     ------- ------------------------------------------------------------------
     1.1*    Form of Underwriting Agreement
     2.1     Agreement and Plan of Merger dated as of June 12, 1998 between
             Nationwide Electric, Inc. and Henderson Electric Company, Inc. and
             its Shareholders
     2.2     Stock Purchase Agreement dated as of June 12, 1998 between
             Nationwide Electric, Inc. and The Allison Company and its
             Shareholders and Allison-Smith Electric Company, Inc.
     2.3*    Asset Purchase Agreement dated as of June 12, 1998 between
             Nationwide Electric, Inc. and Potter Electric Company, Inc. and
             Ralph Pangonis, Sr.
     3.1     Amended and Restated Certificate of Incorporation
     3.2     Amended and Restated Bylaws
     3.3     Certificate of Designation, Preferences and Rights of Series A
             Nonvoting Convertible Preferred Stock
     4.1*    Form of Common Stock Certificate
     4.2*    Shareholder Agreement, dated February 19, 1998 and amended as of
             April 3, 1998 by and among Nationwide Electric, Inc. and KLT
             Energy Services Inc. and Reardon Capital LLC
     4.3*    Shareholder Agreement dated as of April 14, 1998 by and among
             Nationwide Electric, Inc. and KLT Energy Services Inc., Frederick
             C. Green IV, Frank R. Clark, David Smith, John Wood and Reardon
             Capital LLC
     5.1*    Opinion of Stinson, Mag & Fizzell, P.C.
     9.1     Contained in Exhibits 4.2 and 4.3
     10.1*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and John Wood
     10.2*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and Frederick C. Green IV
     10.3*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and David Smith

     EXHIBIT
     NUMBER                              DESCRIPTION
     ------- ------------------------------------------------------------------
     10.4*   Employment Agreement dated as of April 1, 1998 between Nationwide
             Electric, Inc. and Frank R. Clark
     10.5    Employment Agreement dated as of June 12, 1998 between Eagle
             Electric Holdings, Inc. and Stephen Howell
     10.6    Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and Rodney Henderson
     10.7    Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and Bruce Henderson
     10.8    Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and Mickey Masterson
     10.9    Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and David Cartwright
     10.10*  Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and Robert Allison
     10.11   Employment Agreement dated as of June 12, 1998 between Parsons
             Electric Co. and Lanny Thomas
     10.12   Employment Agreement effective March 1, 1998, between Parsons
             Electric Co. and Joel Moryn
     10.13*  Employment Agreement dated as of June 12, 1998 between Eagle
             Electric Holdings, Inc. and Ralph Pangonis, Sr.
     10.14*  Non-Qualified Stock Option Plan
     10.15*  Incentive Stock Option Plan
     10.16*  Nationwide Electric, Inc. Executive Stock Purchase Plan
     10.17*  Form of Indemnification Agreement for each director and officer of the Company
     21.1*   Subsidiaries
     23.1    Consent of Deloitte & Touche LLP, independent auditors
     23.2    Consent of McGladrey & Pullen, LLP, independent auditors
     23.3*   Consent of Stinson, Mag & Fizzell, P.C. (contained in Exhibit 5.1)
     23.4*   Consent of Frederick C. Green
     23.5*   Consent of Wade C. Lau
     23.6*   Consent of Robert B. Allison
     24.1    Power of Attorney (included on page II-8)

--------
*  To be filed by amendment.

  (b) Financial Statement Schedules.

  All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows:

    (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) That, for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrations statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (iv) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (5) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, NATIONWIDE ELECTRIC, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON JUNE 16, 1998.

                                          Nationwide Electric, Inc.

                                                 /s/ Gregory J. Orman
                                          By: _________________________________
                                                     Gregory J. Orman
                                                   Chairman of the Board

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS GREGORY J. ORMAN AND FREDERICK C. GREEN THE TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO EXECUTE IN THE NAME OF EACH SUCH PERSON WHO IS THEN AN OFFICER OR DIRECTOR OF THE REGISTRANT, AND TO FILE, ANY AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT FOR THE SAME OFFERING FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING APPROPRIATE OR NECESSARY TO BE DONE, AS FULLY AND FOR ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1993, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 16, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Gregory J. Orman               Chairman of the Board and Director
___________________________________________
             Gregory J. Orman

      /s/ Frederick C. Green, IV            President, Chief Executive Officer and
___________________________________________   Director Nominee
          Frederick C. Green, IV

          /s/ Frank R. Clark                Vice President, Chief Financial Officer,
___________________________________________   Secretary and Treasurer
              Frank R. Clark
         /s/ Andrew V. Johnson              Director
___________________________________________
             Andrew V. Johnson
         /s/ Robert H. Hoffman              Director
___________________________________________
             Robert H. Hoffman

        /s/ Bernard J. Beaudoin             Director
___________________________________________
            Bernard J. Beaudoin
